[R]
                                                      Registration No. 333-17699
[/R]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                          _____________________________
[R]
                          Pre-Effective Amendment No. 1
                                       to
[/R]
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          _____________________________
                              CNB BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           INDIANA                           6022                  35-1568731
(State or other jurisdiction of   (Primary Standard Industrial   (IRS Employer
incorporation or organization)     Classification Code Number)   Identification
                                                                     Number)

                              20 N.W. Third Street
                           Evansville, Indiana  47739
                                 (812) 464-3400
   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)
                          _____________________________
                                 JOHN R. SPRUILL
                            Executive Vice President
                              CNB Bancshares, Inc.
                              20 N.W. Third Street
                           Evansville, Indiana  47739
                                 (812) 464-3400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          _____________________________
                                   Copies to:
                  Thomas C. Erb, Esq.             Robert H. Wexler, Esq.
                  Lewis, Rice & Fingersh, L.C.    Gallop, Johnson & Neuman, L.C.
                  500 N. Broadway                 Suite 1600
                  St. Louis, Missouri 63102       101 South Hanley Road
                  (314) 444-7600                  St. Louis, Missouri 63105
                                                  (314) 862-1200
                          _____________________________
   Approximate date of commencement of proposed sale of the securities to the public:
 As soon as practicable after the effective date of this Registration Statement. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. [ ]
                          _____________________________
[R] [/R]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                      Page


                                On letterhead of:

                              BMC Bancshares, Inc.

[R]
                                                               December 31, 1996
[/R]

Dear Shareholder:

[R]
     You are cordially invited to attend the Special Meeting of shareholders of BMC Bancshares, Inc. ("BMC") to be held at 10:00 a.m., local time, on February 5, 1997 at the main office of Bank of Mt. Carmel located at 601 Market Street, Mt. Carmel, Illinois.
[/R]

     You will be asked at the Special Meeting to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated October 11, 1996, which provides for the acquisition of BMC by CNB Bancshares, Inc. ("CNB"), by means of the merger (the "Merger") of BMC with and into a wholly-owned subsidiary of CNB.

[R]
     If the Merger is approved and consummated, each issued and outstanding share of common stock of BMC, other than shares held by shareholders properly exercising dissenter's rights, will be converted into the right to receive a certain number of shares of CNB common stock (the "Conversion Ratio") to be determined based (1) upon the average closing prices of CNB common stock on the New York Stock Exchange during a certain valuation period preceding the closing date (the "Closing Date") of the Merger and (2) the number of shares of BMC common stock outstanding on the Closing Date. Although it is not possible to determine the actual Conversion Ratio until the Closing Date, for purposes of illustration only, if the Closing Date would have occurred on December 31, 1996, each share of BMC common stock would have been converted into 11.87 shares of CNB common stock. The formula for determining the actual Conversion Ratio is set forth in the Merger Agreement and described in the accompanying Prospectus/Proxy Statement.
[/R]

     After careful review and consideration, your Board of Directors believes that the proposed Merger is in the best interests of BMC and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING.

     Pauli & Company, Incorporated, an investment banking firm, has issued its written opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be received by the BMC shareholders pursuant to the Merger Agreement. A copy of the opinion is attached as Appendix B to the accompanying Prospectus/Proxy Statement.

     You are urged to carefully read the accompanying Prospectus/Proxy Statement which describes the Merger and related matters in more detail. Your participation in the Special Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously mailed in your proxy card.

     If you need assistance in completing your proxy card or if you have questions, please contact me at (618) 263-3833.

                                   Sincerely,


                                   W. Gene Guisewite
                                   President and Chief Executive Officer


                                      Page


                              BMC BANCSHARES, INC.
                             an Illinois corporation

                   __________________________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
[R]
                           To be held on February 5, 1997
[/R]
                   __________________________________________

TO THE SHAREHOLDERS OF BMC BANCSHARES, INC.:

[R]
     NOTICE IS HEREBY GIVEN that a Special Meeting of shareholders (the "Special Meeting") of BMC Bancshares, Inc., an Illinois corporation ("BMC"), will be held on February 5, 1997, at 10:00 a.m., local time, at the main office of Bank of Mt. Carmel located at 601 Market Street, Mt. Carmel, Illinois, for the following purposes:
[/R]

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated October 11, 1996, among BMC, CNB Bancshares, Inc., an Indiana corporation ("CNB"), and HBI Acquisition Company, an Illinois corporation and wholly-owned subsidiary of CNB ("HBI"), and the transactions contemplated thereby, pursuant to which, among other things, BMC will be merged (the "Merger") with and into HBI, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Prospectus/Proxy Statement.

          2. To consider and vote upon a proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.

     A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus/Proxy Statement and is incorporated by reference in this Notice.

[R]
     The Board of Directors of BMC has fixed the close of business on December 24, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.
[/R]

     THE BOARD OF DIRECTORS OF BMC HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. THE BOARD, THEREFORE, RECOMMENDS THAT THE SHAREHOLDERS OF BMC VOTE "FOR" APPROVAL OF THE PROPOSALS DESCRIBED ABOVE.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid BMC in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event the shareholder attends the Special Meeting.

THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT DESCRIBES THE RIGHTS OF BMC SHAREHOLDERS TO DISSENT FROM THE MERGER AND THE PROCEDURES WHICH MUST BE FOLLOWED IN ORDER TO PERFECT SUCH RIGHTS.

                                        By Order of the Board of Directors,
[R]
Mt. Carmel, Illinois
December 31, 1996                       Secretary
[/R]

                                      Page


                              CNB BANCSHARES, INC.
                                   PROSPECTUS
                             ______________________
                              BMC BANCSHARES, INC.
                                PROXY STATEMENT

     This Prospectus/Proxy Statement relates to the proposed acquisition of BMC Bancshares, Inc., an Illinois corporation ("BMC"), by CNB Bancshares, Inc., an Indiana corporation ("CNB"), by means of the merger (the "Merger") of BMC with and into HBI Acquisition Company, an Illinois corporation and wholly-owned subsidiary of CNB ("HBI"), pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated October 11, 1996, among BMC, CNB and HBI. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

[R]
     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of BMC to be used at the Special Meeting of shareholders (the "Special Meeting") of BMC to be held on February 5, 1997. At the Special Meeting, holders of the common stock, no par value per share, of BMC (the "BMC Common") will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof at the Special Meeting. Shareholders of BMC will be entitled to dissenters' rights in connection with the Merger as described herein. See "SPECIAL MEETING" and "MERGER -- Dissenters' Rights."
[/R]

     Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of BMC Common, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive a certain number of shares of common stock, stated value $1.00 per share, of CNB (the "CNB Common"), and cash in lieu of fractional shares.
The actual number of shares of CNB Common to be received in the Merger in exchange for each share of BMC Common (the "Conversion Ratio") will be determined based upon (1) the average closing price of CNB Common on the New York Stock Exchange (the "NYSE") during a certain time period preceding the date of the closing of the Merger (the "Closing Date") and (2) the number of shares of BMC Common issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"). See "MERGER -- Conversion Ratio."

     This Prospectus/Proxy Statement also constitutes the prospectus of CNB with respect to up to 1,180,960 shares of CNB Common issuable in the Merger to the holders of BMC Common.

[R]
     The outstanding shares of CNB Common are traded on the NYSE. The last reported sale price of CNB Common as reported in The Wall Street Journal (Midwest Edition) on December 30, 1996 was $39.125.

     This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of BMC on or about January 7, 1997.
[/R]

     The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and generally is intended to achieve certain tax-deferral benefits for federal income tax purposes for BMC shareholders. See "MERGER -- Federal Income Tax Consequences."

     This Prospectus/Proxy Statement does not cover any resales of the CNB Common offered hereby to be received by the shareholders of BMC deemed to be "affiliates" of CNB or BMC immediately prior to consummation of the Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the se of this Prospectus/Proxy Statement by those shareholders of BMC not deemed to be "affiliates" of CNB or BMC. See "MERGER -- Resale of CNB Common."

         THE SHARES OF CNB COMMON HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/
                     PROXY STATEMENT.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                       ___________________________________
             THE SHARES OF CNB COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
             SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
                DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                     FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                       ___________________________________
[R]
       The date of this Prospectus/Proxy Statement is December 31, 1996
[/R]

                                      Page


                                TABLE OF CONTENTS
                                                              Page

AVAILABLE INFORMATION                                            1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                  1

SUMMARY INFORMATION                                              3
     Introduction                                                3
     Parties                                                     3
        CNB                                                      3
        BMC                                                      3
     Special Meeting                                             4
        Date, Time and Place of Special Meeting                  4
        Matters to be Considered                                 4
        Record Date                                              4
        Vote Required                                            4
        Revocation of Proxies                                    5
        Security Ownership of BMC Management                     5
     Merger                                                      5
        Effects of Merger                                        5
        Value of Merger                                          6
        Reasons for Merger and Recommendation of Board of
          Directors                                              7
        Opinion of Financial Advisor                             7
        Conditions to Merger                                     7
        Regulatory Approvals                                     8
        Business of BMC in Ordinary Course; Dividends            8
        Termination of Merger Agreement                          9
        Termination Fee                                          9
        Accounting Treatment                                    11
        Effective Time                                          11
        Resale of BMC Common Prior to Effective Time            11
        Interests of Certain Persons in Merger                  12
        Federal Income Tax Consequences                         12
        Dissenters' Rights                                      13
        Management and Operations After Merger                  13
        Comparison of Shareholder Rights                        13

COMPARATIVE STOCK PRICES                                        14

SELECTED COMPARATIVE PER SHARE DATA                             16

SELECTED FINANCIAL DATA                                         17

SPECIAL MEETING                                                 20
     Date, Time and Place                                       20
     Matters to be Considered                                   20
     Record Date                                                20
     Vote Required                                              20
     Security Ownership of Management                           21


                                      Page


     Voting and Revocation of Proxies                           21
     Solicitation of Proxies                                    22
     CNB                                                        22
     BMC                                                        23
     General                                                    23
     Background of Merger                                       23
     Reasons for Merger; Recommendation of BMC's Board
       of Directors                                             24
     Opinion of Financial Advisor                               25
     Form of Merger                                             27
     Conversion Ratio                                           27
     Fractional Shares                                          28
     Share Adjustments                                          28
     Effective Time                                             28
     Resale of BMC Common Prior to Effective Time               29
     Regulatory Approvals                                       29
     Conditions to Consummation of Merger                       30
     Termination of Merger Agreement                            31
     Termination Fee                                            32
     Exchange of Stock Certificates                             33
     Representations and Warranties                             34
     Certain Other Agreements                                   36
        Business of BMC in Ordinary Course                      36
        Dividends                                               37
        Environmental Inspections                               37
        Other BMC Agreements                                    38
        CNB Agreements                                          38
     Effect on Employee Benefit Plans                           39
     Expenses and Fees                                          39
     No Solicitation                                            40
     Interests of Certain Persons in Merger                     40
        Indemnification and Insurance                           40
        Employee Benefits                                       41
        Board Composition                                       41
        Employment Agreements                                   41
        Interests of CNB's Management and Board                 42
     Waiver and Amendment                                       42
     Dissenters' Rights                                         42
     Federal Income Tax Consequences                            44
     Accounting Treatment                                       44
     Management and Operations After Merger                     45
     Resale of CNB Common                                       45

PRO FORMA FINANCIAL DATA                                        47

DESCRIPTION OF CNB'S CAPITAL STOCK                              55
     General                                                    55
     CNB Common                                                 55
       Dividend Rights                                          55
       Voting Rights                                            55


                                      Page


       Classification of Board of Directors                     55
       Liquidation Rights                                       56
       Preemptive Rights                                        56
       Assessment and Redemption                                56
       Transfer Agent                                           56
       Dividend Restrictions under Loan Agreement               56

COMPARISON OF SHAREHOLDER RIGHTS                                57
     Shareholder Vote Required for Certain Transactions         57
       Business Combinations                                    57
       Removal of Directors                                     58
       Amendments to Articles of Incorporation                  58
       Voting Rights                                            59
     Special Meeting of Shareholders; Shareholder Action by
         Written Consent                                        59
     Dissenters' Rights                                         60
     Takeover Statutes                                          61
     Indemnification                                            61
     Limitation of Liability of Directors                       63
     Consideration of Non-Shareholder Interests                 63

INFORMATION ABOUT BMC                                           65
     Business of BMC                                            65
     Management's Discussion and Analysis of Financial Condition
         and Results of Operations                              65
     Security Ownership of Certain Beneficial Owners
         and Management                                         75
       Security Ownership of Certain Beneficial Owners          75
       Security Ownership of Management                         77

LEGAL OPINION                                                   78

EXPERTS                                                         78
     Independent Auditors for CNB                               78
     Independent Auditors for BMC                               78
     Presence at Special Meeting                                78

SHAREHOLDER PROPOSALS                                           78

FINANCIAL STATEMENTS OF BMC                                    F-1

APPENDICES
  Agreement and Plan of Merger                                 A-1
  Fairness Opinion of Pauli & Co.                              B-1
  Excerpts of Illinois Business Corporation Act of 1983,
      as amended (Dissenters' Rights)                          C-1


                                      Page


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CNB OR BMC. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              AVAILABLE INFORMATION

     CNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning CNB may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

     CNB has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CNB Common to be issued pursuant to the Merger described herein. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by CNB (File No. 0-11510) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

     1.   CNB's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. CNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     3. The description of the CNB Common contained in CNB's Registration Statement on Form 8-A under the Exchange Act, dated April 1, 1996; and


                                      Page


     4.   CNB's Current Report on Form 8-K, dated September 11, 1996.

     All documents and reports filed by CNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

[R]
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO CNB BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO DAVID L. KNAPP, EXECUTIVE VICE PRESIDENT AND SECRETARY, CNB BANCSHARES, INC., 20 N.W. THIRD STREET, EVANSVILLE, INDIANA 47739 (TELEPHONE NUMBER (812) 464-3400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 29, 1997.
[/R]

     THIS PROSPECTUS/PROXY STATEMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND THE BUSINESS OF CNB FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "SUMMARY INFORMATION," "MERGER -- REASONS FOR MERGER; AND RECOMMENDATION OF BMC'S BOARD OF DIRECTORS;" "-- OPINION OF FINANCIAL ADVISER," AND "PRO FORMA FINANCIAL DATA." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING
POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CNB AND BMC ARE GREATER THAN EXPECTED;
(4) CHANGES IN THE INTEREST RATE ENVIRONMENT AND REDUCED MARGINS; (5) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN AS EXPECTED; AND (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED RESULTING IN A DETERIORATION OF CREDIT QUALITY.


                                      Page


                               SUMMARY INFORMATION

     The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. Although the following summary addresses all material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Appendices hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to CNB and its subsidiaries has been supplied by CNB and all information relating to BMC and its subsidiary has been supplied by BMC. Shareholders are urged to read this Prospectus/Proxy Statement and the Appendices hereto in their entirety.


Introduction

     This Prospectus/Proxy Statement relates to the Merger Agreement among BMC, CNB and HBI. The Merger Agreement provides for, among other things, CNB's acquisition of BMC by means of the Merger of BMC with and into HBI, a wholly-owned subsidiary of CNB. Upon consummation of the Merger, HBI will continue to be a wholly-owned subsidiary of CNB and BMC will cease to exist as a separate entity. The full text of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.


Parties

     CNB

     CNB is a multi-bank holding company headquartered in Evansville, Indiana. At September 30, 1996, CNB had consolidated assets of $4.0 billion, deposits of $2.9 billion, loans of $2.1 billion and shareholders' equity of $304 million. Through the 93 full-service banking offices and 34 consumer finance offices and the offices of its non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services, property and casualty insurance and third party administrative services for employee benefit plans to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. The address of the principal offices of CNB and HBI is 20 N.W. Third Street, Evansville, Indiana 47739 (telephone number (812) 464-3400).

     For additional information regarding CNB, see "PARTIES -- CNB" and the documents under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     BMC

     BMC is a one-bank holding company headquartered in Mt. Carmel, Illinois. At September 30, 1996, BMC, together with its banking subsidiary, Bank of Mt. Carmel, an Illinois banking corporation, had consolidated assets of $99.8 million, deposits of $85.5 million, loans of $53.7 million and shareholders' equity of $13.5 million. The address of the principal office of BMC is 601 Market Street, Mt. Carmel, Illinois 62863 (telephone number (618) 263-3833).

     For additional information regarding BMC, see "PARTIES -- BMC" and "INFORMATION ABOUT BMC."


Special Meeting

     Date, Time and Place of Special Meeting

[R]
     The Special Meeting will be held at the main office of Bank of Mt. Carmel located at 601 Market Street, Mt. Carmel, Illinois on February 5, 1997, at 10:00 a.m., local time. See "SPECIAL MEETING -- Date, Time and Place."
[/R]

     Matters to be Considered

     At the Special Meeting, holders of BMC Common will be asked to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. (Shareholders of BMC also may be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be for the purpose of, among other things, allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.) See "SPECIAL MEETING -- Matters to be Considered."

     Record Date

[R]
     The record date (the "Record Date") for the Special Meeting is December 24, 1996. Only holders of record of the outstanding shares of BMC Common at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. See "SPECIAL MEETING -- Record Date."
[/R]

     Vote Required

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of BMC Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Business Corporation Act of 1983, as amended (the "Illinois Law"), the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of BMC Common is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement by the requisite vote of the holders of BMC Common is a condition to, and required for, consummation of the Merger. The failure to submit a proxy card (or to vote in person at the Special Meeting), the abstention from voting at the Special Meeting and, in the case of shares (if any) held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (i.e., broker nonvotes), will have the same effect as a vote against the approval of the Merger Agreement and the transactions contemplated thereby. See "SPECIAL MEETING -- Vote Required" and "MERGER -- Conditions to Consummation of Merger." The proposal to authorize the proxies to adjourn the Special Meeting to permit further solicitation of proxies, if necessary, requires the affirmative vote of holders of a majority of the BMC Common present in person or represented by proxy and entitled to vote at the Special Meeting. If there are insufficient shares represented at the Special Meeting to constitute a quorum or to approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting, it is contemplated that such meeting would be adjourned in order to permit further solicitation of proxies.


     Revocation of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of BMC a written revocation or a duly executed proxy bearing a later date; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy. See "SPECIAL MEETING -- Voting and Revocation of Proxies."

     Security Ownership of BMC Management

     As of the close of business on the Record Date, 60,803 shares of BMC Common were issued and outstanding and 11,532 shares, or 18.97%, of BMC Common were beneficially owned by directors and executive officers of BMC and their affiliates. As of the Record Date, neither CNB nor any of its directors and executive officers or their affiliates owned any shares of BMC Common. See "SPECIAL MEETING -- Security Ownership of Management."


Merger

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

     Effects of Merger

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Illinois Law, at the time the Merger is consummated (the "Effective Time"), BMC will merge with and into HBI, and HBI will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of BMC will terminate.

     As a result of the Merger, each share of BMC Common issued and outstanding immediately prior to the Effective Time, other than shares any holders of which have properly exercised their dissenters' rights under the Illinois Law, by virtue of the Merger and without any action on the part of CNB, BMC, HBI or their respective shareholders, will be converted into the right to receive the number of shares of CNB Common equal to the Conversion Ratio and, as described below, cash in lieu of fractional shares.

     The Conversion Ratio is equal to the quotient of (a) the total number of shares of CNB Common issuable to holders of BMC Common in the Merger (the "Maximum CNB Common Amount"), divided by (b) the Fully-Diluted BMC Common Amount (as defined below in this paragraph). The Maximum CNB Common Amount is equal to 884,227; provided, however, that (a) if the CNB Average Price (as defined below in this paragraph) is less than $25.71, then the Maximum CNB Common Amount will be increased to equal the product of (i) 884,227, and (ii) the quotient of $25.71 divided by the CNB Average Price (but in no event will the Maximum CNB Common amount exceed 1,180,960), and (b) if the CNB Average Price is greater than $28.57, then the Maximum CNB Common Amount will be decreased to equal to the product of (i) 884,227, and (ii) the quotient of $28.57 divided by the CNB Average Price (but in no event will the Maximum CNB Common Amount be less than 721,782). The term "CNB Average Price," as used herein, means the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the twenty business days preceding the fifth calendar day prior to the Closing Date. The term "Fully-Diluted BMC Common Amount," as used herein, means the sum of (i) the number of issued and outstanding shares of BMC Common as of immediately prior to the Effective Time, and (ii) the number of shares of BMC Common issuable, whether at the Effective Time or upon the passage of time or the occurrence of future events, upon the exercise, conversion, or exchange of all then-outstanding options, warrants, rights to subscribe for or acquire, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of BMC Common. BMC has represented, in the Merger Agreement, that the Fully-Diluted BMC Common Amount equals 60,803.

     BMC will have no obligation to consummate the Merger if the CNB Average Price is less than $19.25; provided, however, that as described in the preceding paragraph, in no event will the number of shares issued in the Merger exceed 1,180,960. CNB will have no obligation to consummate the Merger if the CNB Average Price is more than $35.00; provided, however, that as described in the preceding paragraph, in no event will the number of shares issued in the Merger be less than 721,782. See "MERGER -- Conditions to Merger."

     No fractional shares of CNB Common will be issued in the Merger and, in lieu thereof, holders of shares of BMC Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of BMC Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the business day immediately preceding the date on which the Effective Time occurs.

     The shares of CNB Common to be issued to holders of BMC Common in the Merger, together with any cash payment in lieu of fractional shares, are referred to herein as the "Merger Consideration."

[R]
     As the CNB Average Price will be calculated based upon the closing price of CNB Common for the twenty business days preceding the fifth calendar day prior to the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual Conversion Ratio. Assuming, however, for purposes of illustration, that the Closing Date would have occurred on December 31, 1996, and the Fully-Diluted BMC Common Amount would have been, as represented by BMC in the Merger Agreement, 60,803, then the CNB Average Price would have been $36.26 and the Conversion Ratio would have been 11.87.
[/R]

     For information on how shareholders of BMC will be able to exchange certificates representing shares of BMC Common for certificates representing shares of CNB Common after the Effective Time, see "MERGER -- Exchange of Stock Certificates."

     Value of Merger

[R]
     As of December 30, 1996, based upon a Conversion Ratio of 11.87 (which, as described elsewhere herein, is subject to adjustment) and the closing sale price of CNB Common as reported in The Wall Street Journal (Midwest Edition) on such date, the Merger had a per share value of $464.41 to holders of BMC Common, and the approximate total value of the Merger Consideration to BMC shareholders was $28.2 million. The market value of the Merger Consideration as stated above may materially increase or decrease depending on the market price of CNB Common. No assurance can be given as to the future market price of CNB Common.
[/R]

     Reasons for Merger and Recommendation of Board of Directors

     The recommendation of BMC's Board of Directors is based upon a number of factors, including, but not limited to, (i) the financial terms of the Merger;
(ii) information concerning the business, financial condition, results of operations, and prospects of BMC and CNB; (iii) the strength of CNB's management; (iv) the historic market prices and book values of shares of BMC Common and CNB Common; (v) the terms of other reported acquisitions of comparably sized banks in the midwestern United States; (vi) the tax-free nature of the Merger; (vii) the trading market for the shares of CNB Common; (viii) the potential enhancement of customer service; (ix) the increased ability to deal with future technological challenges; and (x) the financial advice and opinion rendered by BMC's financial advisor, Pauli & Company, Incorporated ("Pauli").

     Members of the Board of Directors and management of BMC own shares of BMC Common and, therefore, have a financial interest in the Merger similar to the interests of other shareholders of BMC generally. Certain members of the Board of Directors and management of BMC may, however, also be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of BMC generally. See "MERGER -- Interests of Certain Persons in Merger."

     THE BOARD OF DIRECTORS OF BMC HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     For a discussion of the background of the Merger and the factors considered by the Board of Directors of BMC in reaching its decision to approve the Merger Agreement, see "MERGER -- Background of Merger" and "-- Reasons for Merger; Recommendation of BMC's Board of Directors."

     Opinion of Financial Advisor

     Pauli, BMC's financial advisor, has delivered its written opinion, dated October 4, 1996, to the Board of Directors of BMC stating that, as of October 4, 1996, and based on the matters set forth in such opinion, the consideration to be paid by CNB pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of BMC Common. The full text of the written opinion of Pauli, which sets forth the assumptions made, the procedures followed, the matters considered and the limits on the review undertaken by Pauli, is attached as Appendix B to this Proxy Statement/Prospectus and the holders of BMC Common are urged to read carefully the opinion in its entirety. See "MERGER -- Opinion of Financial Advisor."

     Conditions to Merger

     The parties' obligations to consummate the Merger are subject to various conditions including, among other things: (i) approval of the Merger Agreement and the transactions contemplated thereby by the holders of two-thirds of the issued and outstanding shares of BMC Common (see "SPECIAL MEETING -- Vote Required"); (ii) receipt of regulatory approvals (see "MERGER -- Regulatory Approvals"); (iii) receipt of a legal opinion on certain tax aspects of the Merger (see "MERGER -- Federal Income Tax Consequences"); (iv) the qualification of the Merger for "pooling of interests" accounting treatment (see "MERGER -- Accounting Treatment"); (v) BMC having delivered to CNB, on or prior to November 15, 1996, audited financial statements for BMC for the year ended December 31, 1995, which evidence no material differences in reported income and equity between the amounts set forth in such audited financial statements and the amounts set forth in the unaudited financial statements previously delivered to CNB; and (vi) the CNB Average Price being not more than $35.00 or less than $19.25. The conditions described in clauses (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by either party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor BMC intends to waive any such conditions, except in those circumstances where the Board of Directors of CNB or BMC, as the case may be, deems such waiver to be in the best interests of CNB or BMC, as the case may be, and its respective shareholders. The conditions set forth in clauses (iii) and (v) above have been satisfied as of the date of this Prospectus/Proxy Statement. There can be no assurances as to when and if the other conditions to the Merger will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "MERGER -- Conditions to Consummation of Merger."

     Regulatory Approvals

[R]
     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended ("BHCA"). The Federal Reserve Board approved the Merger on December 17, 1996. See "MERGER -- Regulatory Approvals." [/R]

     Business of BMC in Ordinary Course; Dividends

     Pursuant to the Merger Agreement, BMC has agreed to, and has agreed to cause each of its subsidiaries to, carry on its respective business and the discharge or incurrence of its obligations and liabilities only in the usual, regular and ordinary course of business, subject to obtaining CNB's prior approval of certain specified actions. See "MERGER -- Agreements of BMC -- Business in Ordinary Course."

     The Merger Agreement provides that BMC may, during 1996, declare and pay its regular quarterly dividends and special annual dividends on the BMC Common not to exceed $3.50 per share in the aggregate for 1996 (taking into account all dividends theretofore paid in 1996) at approximately the same times during the year which it has historically declared and paid such dividends and, during 1997, declare and pay quarterly dividends of $0.875 per share (which equates, on an annualized basis, to $3.50 which is expected to be the aggregate annual dividend amount of BMC for 1996) at approximately the same times during the year which it has historically declared and paid its quarterly dividends. BMC and CNB have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the BMC shareholders would receive a quarterly dividend from either BMC or CNB but not from both during or with respect to such quarter. See "MERGER -- Agreements of BMC -- Business in Ordinary Course."

     Termination of Merger Agreement

     The Merger Agreement may be terminated, at any time prior to the Effective
Time: (i) by mutual agreement of CNB and BMC; (ii) by CNB or BMC in the event of a material uncured breach by the other of any of its representations and warranties or agreements under the Merger Agreement; (iii) by CNB if certain reports of environmental inspection on the real properties of BMC to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceed $150,000 (see "MERGER -- Certain Other Agreements -- Environmental Inspections"); (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER -- Conditions to Consummation of Merger"); (v) by either party if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER -- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of BMC (see "SPECIAL MEETING -- Vote Required");
(vii) by CNB if BMC's Board of Directors fail to approve or recommend the Merger Agreement or the Merger, or withdraw or modify in a manner adverse to CNB its recommendation or approval of the Merger Agreement or resolve or publicly announce such an intention; (viii) by CNB in the event that BMC becomes a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; and (viii) by either party if the Merger is not consummated on or prior to the first anniversary of the Merger Agreement. See "MERGER -- Termination of Merger Agreement."

     Termination Fee

     The Merger Agreement provides that if the Merger Agreement is terminated (by CNB or BMC) and prior to or concurrently therewith a First Trigger Event (as defined below) has occurred, then, unless a Nullifying Event (as defined below) has occurred and is then continuing, BMC must, on or before the second business day following the termination of the Merger Agreement, pay $200,000 to CNB.

     The Merger Agreement also provides that, unless a Nullifying Event occurred and was continuing at the time the Merger Agreement was terminated, in the event that (i) the Merger Agreement is terminated (by CNB or BMC), and (ii) prior to or concurrently with such termination either (1) a First Trigger Event has occurred, or (2) an event described in either clause (iii) or (iv) of the definition of a First Trigger Event has occurred which, but for its failure to satisfy the applicable proviso in such clause, would have qualified as a First Trigger Event, and (iii) prior to, concurrently with or within 24 months after such termination an Acquisition Event (as defined below) has occurred, BMC must, on or before the second business day following the occurrence of such Acquisition Event, pay $1,000,000 to CNB, less any amount previously paid by BMC to CNB pursuant to the preceding paragraph hereof.

     The term "First Trigger Event," as used herein, means the occurrence of any of the following events: (i) the failure of BMC's Board of Directors to approve or recommend the Merger Agreement or the Merger, or the withdrawal or modification in any manner adverse to CNB of its approval or recommendation of the Merger Agreement or the Merger, or the resolution or public announcement of its intention to do either of the foregoing; (ii) the recommendation by BMC or any of its significant subsidiaries, or the Board of Directors of BMC or any or its significant subsidiaries, that the shareholders of BMC approve any Acquisition Proposal (as defined below), or the entering into by BMC or any of its significant subsidiaries of an agreement with respect to any Acquisition Proposal, or the authorization, approval, proposal or public announcement by BMC or any of its significant subsidiaries of its intention to enter into any Acquisition Proposal; (iii) the failure of the shareholders to approve the Merger Agreement or the Merger at the Special Meeting if, prior thereto, it was publicly announced that any person (other than CNB) has made, or publicly disclosed an intention to make, an Acquisition Proposal; provided, however, that, to constitute a First Trigger Event, all of the shares of BMC Common beneficially owned (as such term is used in the Exchange Act) by a Director of BMC (or any person who served as a Director of BMC at any time between the date of the Merger Agreement and the date of the Special Meeting) as of the later of the date of the Merger Agreement or the date such person was appointed or elected a Director of BMC must not have been voted in favor of the Merger Agreement and the Merger at the Special Meeting; (iv) any person (together with its affiliates and associates) or group (as such terms are used in the Exchange
Act) (other than CNB and its subsidiaries) acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of BMC or any of its significant subsidiaries; provided, however, that, to constitute a First Trigger Event, a Director of BMC (or any person who served as a Director of BMC at any time between the date of the Merger Agreement and the date of such acquisition) must have sold or otherwise tendered any shares of BMC Common beneficially owned by him to either such person or group of persons or to a third party who thereafter sold or otherwise tendered such shares to such person or group of persons; or (v) following the making of an Acquisition Proposal, BMC breaches any covenant or agreement set forth in the Merger Agreement such that CNB would be entitled to terminate the Merger Agreement (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

     The term "Acquisition Proposal," as used herein, means any: (i) publicly announced proposal; (ii) regulatory application or notice (whether in draft or final form); (iii) agreement or written understanding, (iv) public disclosure of an intention to make a proposal; or (v) amendment to any of the foregoing, made or filed on or after the date of the Merger Agreement, in each case with respect to any of the following transactions with a counterparty other than CNB or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving BMC or any of its significant subsidiaries; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BMC or any of its significant subsidiaries; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of BMC or any of its significant subsidiaries.

     The term "Acquisition Event," as used herein, means the consummation of any event described above in the definition of "Acquisition Proposal," except that the percentage references contained in clause (C) of such definition are 50% instead of 20%.

     The term "Nullifying Event," as used herein, means a breach by CNB of any of its covenants or agreements contained in the Merger Agreement such that BMC would be entitled to terminate the Merger Agreement (without regard to any grace period provided for therein) and such event occurs and continues at a time when BMC is not in material breach of any of its covenants or agreements contained in the Merger Agreement.

     Accounting Treatment

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The qualification of the Merger for pooling of interests accounting is a condition to CNB's obligation to consummate the Merger. See "MERGER -- Conditions to Consummation of Merger."
If such condition is not met, the Merger would not be consummated unless the condition were waived by CNB and the approval of BMC's shareholders entitled to vote on the Merger were resolicited if such failure to qualify for pooling of interests was deemed material to the financial condition and results of operations of CNB on a pro forma basis assuming completion of the Merger. As of the date of this Prospectus/Proxy Statement, CNB and BMC are not aware, after consultation with KPMG Peat Marwick LLP, the independent certified public accountants for CNB, of any existing facts or circumstances which would preclude the Merger from qualifying for pooling of interests accounting treatment. See "MERGER -- Accounting Treatment."

     Effective Time

     The Merger Agreement provides that the Merger will be effective at such time as Articles of Merger are filed with the Illinois Secretary of State. Assuming that the Merger is approved by the requisite vote of the shareholders of BMC and that the other conditions to the Merger are satisfied or waived (where permissible) (see "MERGER -- Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the first quarter of 1997, but no assurance can be given that such timetable will be met or that the conditions to the Merger will be satisfied or waived (where permissible). See "MERGER -- Closing Date."

     Resale of BMC Common Prior to Effective Time

     With the exception of those shareholders of BMC who may be deemed to be "affiliates" of BMC for purposes of Rule 145 under the Securities Act, the Merger Agreement does not prohibit shareholders of BMC from selling their shares prior to the Effective Time. The Merger Agreement provides, however, that each affiliate of BMC must enter into an agreement with CNB providing, among other things, that such affiliate will not make any sale or other disposition of any shares of BMC Common during the period commencing on the 30th day prior to the Effective Time and ending when financial results covering at least 30 days of post-Merger operations of CNB have been published. Persons who may be deemed to be affiliates of BMC generally include individuals who (or entities which) control, are controlled by or are under common control with BMC and will include directors and certain officers of BMC and may include principal shareholders of BMC. See "MERGER -- Resale of BMC Common Prior to Effective Time" and "-- Resale of CNB Common."


     Interests of Certain Persons in Merger

     Certain members of the management and Board of Directors of BMC have certain arrangements with CNB and interests in the Merger which are in addition to the interests of shareholders of BMC generally, including those related to:
(i) the election of the current members of the Board of Directors of BMC as regional directors of the to-be-created Mt. Carmel region of Citizens Bank of Illinois, N.A., a wholly-owned indirect subsidiary of CNB ("Citizens Bank-Illinois"); (ii) post-Merger employment arrangements with W. Gene Guisewite, President and Chief Executive Officer of BMC and Bank of Mt. Carmel, to serve, on a part-time basis, as an executive officer of the Mt. Carmel region of Citizens Bank-Illinois, with Daniel R. Schonert, Executive Vice President of Bank of Mt. Carmel and Secretary of BMC, to serve as President of the Mt. Carmel region of Citizens Bank-Illinois, and with Mina Nolan, Chief Financial Officer of Bank of Mt. Carmel, to serve as Executive Vice President of the Mt. Carmel region of Citizens Bank-Illinois; (iii) the agreement by CNB to provide officers and directors of BMC and its subsidiaries, after the Merger, with the same directors' and officers' liability insurance coverage that it provides to directors and officers of its other banking subsidiaries generally, to provide (subject to certain conditions) insurance coverage to such individuals covering acts and omissions which may have occurred prior to the Closing Date, and to indemnify such individuals, for three years after the Effective Time, against any liability arising out of actions occurring prior to the Effective Time (to the extent then permitted by the Illinois Law and by the Articles of Incorporation and Bylaws of BMC as in effect as of the date of the Merger Agreement); and (iv) the agreement by CNB to permit each employee of BMC (including officers) and its subsidiaries who continues as an employee of CNB or any of its subsidiaries following the Effective Time to participate in certain employee benefit and stock plans that may be in effect for employees of all of CNB's subsidiaries, from time to time, on the same basis as similarly situated employees of other CNB subsidiaries. See "MERGER -- Interests of Certain Persons" and "-- Management and Operations After Merger".

     For information about the percentage of BMC Common owned by the directors and executive officers of BMC, see "INFORMATION ABOUT BMC -- Security Ownership of Management." None of the directors or executive officers of BMC would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of CNB Common.

     Federal Income Tax Consequences

     The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by CNB or BMC, and no gain or loss will be recognized by shareholders of BMC, except in respect of cash received for fractional shares and except for any cash payments which might be received by shareholders of BMC properly exercising their dissenters' rights. The following is a summary of a tax opinion issued by Lewis, Rice & Fingersh, L.C., counsel for CNB, and included as an exhibit to the Registration Statement.

     If the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of BMC Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights); (iii) the basis of CNB Common (including any fractional share interest to which such shareholder would be entitled) received by the shareholders of BMC will be the same as the basis of BMC Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of BMC will include the holding period of the shares of BMC Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF BMC WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF BMC SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     Dissenters' Rights

     The rights of dissenting shareholders of BMC are governed by the Illinois Law. Under the Illinois Law, the applicable portions of which are attached hereto as Appendix C, a shareholder will be entitled to receive, in cash, the fair value of his or her shares of BMC Common held immediately before the Merger is consummated if such shareholder delivers to BMC, prior to the Special Meeting, a written demand for payment for his or her shares if the Merger is consummated and the shareholder does not vote in favor of the Merger Agreement and the transactions contemplated thereby. If holders of more than approximately 9% of the outstanding shares of BMC Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of CNB to proceed with the Merger. See "MERGER -- Dissenters' Rights" and "-- Conditions to Consummation of Merger."

     Management and Operations After Merger

     CNB intends, effective as of the Closing Date, to merge Bank of Mt. Carmel and Citizens Bank-Illinois (the "Subsidiary Bank Merger"). Following the Subsidiary Bank Merger, (i) the resulting bank will continue to serve the Mt. Carmel community, under the name "Citizens Bank of Illinois, National Association," in substantially the same manner as Bank of Mt. Carmel has done historically; (ii) the current directors of BMC will serve as regional directors of the Mt. Carmel region of the resulting bank; (iii) W. Gene Guisewite, President and Chief Executive Officer of BMC and Bank of Mt. Carmel, will serve, on a part-time basis, as an executive officer of the Mt. Carmel region of the resulting bank, (iv) Daniel R. Schonert, Executive Vice President of Bank of
Mt. Carmel and Secretary of BMC, will serve as President of the Mt. Carmel region of the resulting bank, and (v) Mina Nolan, Chief Financial Officer of Bank of Mt. Carmel, will serve as Executive Vice President of the Mt. Carmel region of the resulting bank. The management and Board of Directors of HBI and CNB will not be affected as a result of the Merger. See "MERGER -- Management and Operations After Merger" and "-- Interests of Certain Persons in Merger."

     Comparison of Shareholder Rights

     The rights of the shareholders of BMC Common and CNB Common differ in certain respects. The rights of the shareholders of BMC who receive shares of CNB Common in the Merger will be governed by the corporate law of Indiana (the "Indiana Law"), as CNB is incorporated in Indiana, and by the Articles of Incorporation, Bylaws and other corporate documents of CNB. The governing law and documents of CNB differ, in several respects, from those which apply to BMC, which is an Illinois corporation, of which the material differences, as hereafter described under "COMPARISON OF SHAREHOLDER RIGHTS," are the shareholder votes required for certain business combinations, removal of directors, amendments to the Articles of Incorporation, the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares, and the rights of CNB and its shareholders pursuant to certain corporate takeover statutes. See "COMPARISON OF SHAREHOLDER RIGHTS."

     Certain provisions of the Articles of Incorporation and the Bylaws of CNB reduce the vulnerability of CNB to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors of CNB believes that it is in the best interests of CNB and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors of CNB and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors of CNB that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of CNB and which is in the best interests of all shareholders. These provisions may, however, also have the effect of discouraging a future takeover attempt which would not be approved by the Board of Directors of CNB, but pursuant to which shareholders may receive a premium for their shares over the then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Board of Directors and management of CNB more difficult.


                             COMPARATIVE STOCK PRICES

     Shares of CNB Common are publicly traded on the NYSE under the symbol BNK. Prior to April, 1996, shares of CNB Common were included for quotation on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol CNBE. The following table sets forth, for the periods indicated, the high and low closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition).

     There is no established public trading market for the shares of BMC Common. Management of BMC does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction. Because of the lack of an established public market for shares of BMC Common, the prices indicated may not reflect the prices which would be paid for such shares on an active market.


                                      Page

                                CNB Common                  BMC Common
                            -----------------------     ------------------------
                                             Cash                         Cash
                                           Dividend                     Dividend
                            High     Low   Declared     High     Low    Declared
                                             (1)
[R]
1994   First Quarter...   $28.031  $25.672   $.17      $100.00  $100.00   $.30
       Second Quarter..    28.234   25.969    .18       127.50   112.50    .30
       Third Quarter...    29.063   27.625    .18       125.00   125.00    .30
       Fourth Quarter..    28.796   25.625    .18       125.00   125.00   2.10

1995   First Quarter...    29.031   26.531    .18           (2)      (2)   .30
       Second Quarter..    27.437   26.531    .19           (2)      (2)   .30
       Third Quarter...    27.203   25.625    .19       140.00   125.00    .30
       Fourth Quarter..    27.140   24.281     --           (2)      (2)  1.60

1996   First Quarter...    27.969   26.672    .20       180.00   180.00    .30
       Second Quarter..    27.625   26.672    .20       250.00   250.00    .50
       Third Quarter...    29.500   25.953    .20           (2)      (2)   .50
       Fourth Quarter
       (through 12/30/96)  39.125   29.375    .22           (2)      (2)  2.20
[/R]

___________________

(1)During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable. CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.

(2)Although there may have been private trades of BMC Common during these periods, BMC was not a party to such transactions and management of BMC does not, therefore, have knowledge of the prices paid in such transactions.

[R]
     On October 10, 1996, the last trading day before the announcement of the execution of the Merger Agreement, the closing sale price of CNB Common, as reported in The Wall Street Journal (Midwest Edition), was $29.50 per share. Based upon the per share price of CNB Common on such date, the equivalent per share price for BMC Common was $425.39. The equivalent per share price for BMC Common is calculated by multiplying the specified closing sale price of CNB Common by the Conversion Ratio. For purposes of the foregoing illustration, the Conversion Ratio was determined based upon the assumption that the Closing Date would have occurred on October 10, 1996. The Conversion Ratio, as described elsewhere herein, is subject to adjustment. See "MERGER -- Conversion Ratio."

     On December 30, 1996, the closing sale price of CNB Common, as reported in The Wall Street Journal (Midwest Edition), was $39.125 per share and the equivalent per share price for BMC Common (assuming a Conversion Ratio of 11.87, which was determined based upon the assumption that the Closing Date would have occurred on December 31, 1996), was $464.41 per share. As of December 31, 1996, there were 9,542 and 314 holders of record of CNB Common and BMC Common, respectively.
[/R]

     Shareholders of BMC are advised to obtain current market quotations for CNB Common.

     The shares of CNB Common issuable in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance.


                                      Page


                       SELECTED COMPARATIVE PER SHARE DATA
                                   (unaudited)

     The following summary presents, for the periods indicated, selected comparative historical, pro forma and pro forma equivalent unaudited per share data for CNB and BMC. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger, see "Merger -- Accounting Treatment."

[R]
     The amounts designated "Historical" represent the historical financial results of CNB and BMC. The amounts designated "Pro Forma Combined Per CNB Share" represent the pro forma results of the Merger. The amounts designated "Equivalent Pro Forma Per BMC Share" are computed by multiplying the Pro Forma Combined Per Share amounts by an assumed Conversion Ratio of 11.87 shares of CNB Common for each share of BMC Common. The Conversion Ratio, as described elsewhere herein, is subject to adjustment. See "MERGER -- Conversion Ratio". [/R]

     The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF BMC."

                                 Nine Months Ended
                                   September 30,       Year Ended December 31,
                                   -------------     -------------------------
                                      1996     1995     1995       1994       1993
[R]
Net Income Per Common Share:(1)
Historical:
  CNB .........................
    Primary ...................    $  1.40  $  1.37  $  1.86    $  1.60    $  1.66
    Fully Diluted .............       1.40     1.37     1.86       1.58       1.63
  BMC .........................       1.62    12.04    19.71      20.05      18.53
Pro forma combined per CNB share:
  Primary .....................       1.36     1.36     1.86       1.61       1.66
  Fully Diluted ...............       1.36     1.36     1.86       1.59       1.63
Equivalent pro forma per BMC share:
  Primary .....................      16.14    16.14    22.08      19.11      19.71
  Fully Diluted ...............      16.14    16.14    22.08      18.87      19.35

Dividends Per Common Share:
Historical:
  CNB(2) ......................    $  0.60  $  0.56  $  0.56    $  0.71    $  0.67
  BMC .........................       1.30     0.90     2.50       3.00       2.40
Pro forma combined per CNB share(3)   0.60     0.56     0.56       0.71       0.67
Equivalent pro forma per BMC share(4) 7.12     6.65     6.65       8.43       7.95

Book Value per Common Share
Historical:
  CNB .........................    $ 15.79  $ 15.38  $ 15.84    $ 14.44    $ 14.74
  BMC .........................     221.98   220.29   229.72     190.46     206.07
Pro forma combined per CNB share     15.90    15.50    15.97      14.50      14.85
Equivalent pro forma per BMC
  share .......................     188.75   184.00   189.58     172.13     176.28

(1) Net income in 1993 excludes the cumulative effect of change in accounting for income taxes.
(2) During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable.
     CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.
(3) CNB's pro forma combined dividends per share represent historical dividends per share declared by CNB.
(4) BMC's pro forma equivalent dividends per share represent historical dividends per share declared by CNB multiplied by an assumed Conversion Ratio of 11.87. The Conversion Ratio, as described elsewhere herein, is subject to adjustment. See "MERGER -- Conversion Ratio."
[/R]

                                      Page


                              SELECTED FINANCIAL DATA
                                   (unaudited)


     The following tables present selected unaudited consolidated historical financial data for CNB and BMC and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of CNB and BMC and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF BMC."

                                       CNB

                            Nine Months Ended
                              September 30,                               Year Ended December 31,
                            ------------------          --------------------------------------------------------
                            1996          1995          1995         1994        1993         1992          1991
                                                   ($ in thousands, except per share data)
Income Statement Data:
  Interest Income.......$  218,890   $  202,988     $  273,785    $  227,050  $  212,887   $  227,540    $  253,014
  Interest Expense......   111,002      103,801        140,350       105,777     101,493      122,307       155,570
  Net Interest Income...   107,888       99,187        133,435       121,273     111,394      105,233        97,444
  Provision for Loan
    Losses .............     5,921        4,030          6,939         7,234       3,890        9,191        15,431
  Noninterest Income....    41,712       34,556         46,669        46,805      43,113       37,809        30,059
  Noninterest Expense...   102,865       88,025        116,804       113,539     103,662       96,457        89,405
  Net Income(1).........    26,920       26,281         35,651        30,512      30,916       26,121        16,038

Per Common Share Data:
  Net Income (1)........
    Primary.............$     1.40   $     1.37     $     1.86    $     1.60  $     1.66   $     1.42    $     0.88
    Fully diluted.......      1.40         1.37           1.86          1.58        1.63         1.40          0.88
  Dividends Declared....      0.60         0.56           0.56          0.71        0.67         0.65          0.62
  Book Value............     15.79        15.38          15.84         14.44       14.74        13.17         11.32

Balance Sheet Data at Period End:
  Loans.................$2,139,247   $2,179,234     $1,971,454    $2,118,126  $1,841,457   $1,596,427    $1,725,186
  Total Earning Assets.. 3,700,644    3,377,152      3,372,717     3,226,142   2,914,302    2,683,226     2,652,591
  Total Deposits........ 2,877,416    2,788,898      2,789,989     2,595,456   2,590,790    2,454,234     2,431,887
  Total Shareholders'
     Equity.............   304,034      288,387        297,693       273,828     271,778      238,759       207,331
  Total Assets.......... 3,982,140    3,609,638      3,628,682     3,461,339   3,145,264    2,918,357     2,887,952
  Total Long-Term Debt..   206,282      153,954        158,046       210,061     108,111       91,477       107,731

Financial Ratios:
  Return on Average
     Assets.............      0.95%        1.00%          1.01%         0.93%       1.02%        0.90%         0.56%
  Return on Average
    Common Equity (3)...     11.91%       12.30%         12.47%        11.01%      12.30%       11.58%         7.77%
  Net Interest Margin (2)     4.18%        4.13%          4.13%         4.07%       4.08%        4.05%         3.87%
  Core Capital (Tier 1)
    Leverage Ratio(4)...      7.21%        7.42%          7.56%         7.79%       8.12%        7.56%         6.55%
  Core Capital (Tier 1)
    Risk-Based Capital
    Ratio(5)............     11.97%       11.85%         12.21%        12.22%      12.99%       12.45%        11.83%
  Net Charge-Offs to
    Average Loans.......      0.42%        0.29%          0.35%         0.20%       0.22%        0.45%         0.69%
  Allowance for Losses
    to Loans............      1.41%        1.31%          1.46%         1.35%       1.27%        1.40%         1.20%
  Nonperforming Loans to
    Loans(6.............      1.11%        1.10%          1.17%         0.75%       0.88%        0.89%         1.23%
  Allowance to Nonperforming
    Loans(6)............    126.74%      118.53%        124.77%       178.37%     144.77%      156.44%        97.24%
  Nonperforming Assets to
    Total Assets(7).....      0.66%        0.73%          0.68%         0.57%       0.74%        0.78%         0.99%

     ___________________________


(1) Net income in 1993 excludes the cumulative effect of change in accounting for income taxes.
(2) Computed by dividing net interest income by average interest earning assets and stated on a fully taxable equivalent basis.
(3)    Computed by dividing net income by average common equity.
(4) Computed by dividing period end core capital (tangible equity) by quarter-to-date average tangible assets.
(5)    Based on final 1992 standards.
(6) Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
(7) Nonperforming assets include nonperforming loans and other real estate owned.


                                      Page


                                       BMC


                            Nine Months Ended
                              September 30,                                Year Ended December 31,
                            -----------------            ---------------------------------------------------------
                            1996         1995            1995         1994         1993           1992        1991
                                                        ($ in thousands, except per share data)
Income Statement Data:
  Interest Income.......$    5,482   $    4,394     $    6,179     $    5,297  $      5,299   $    5,880   $     6,466
  Interest Expense......     3,069        2,010          3,029          2,194         2,287        2,920         3,892
  Net Interest Income...     2,413        2,384          3,150          3,103         3,012        2,960         2,574
  Provision for Loan Losses    957          135            (12)           (78)          229          251           271
  Noninterest Income....       190          185            315            250           411          258           141
  Noninterest Expense...     1,440        1,191          1,654          1,599         1,590        1,443         1,335
  Net Income(1).........        99          733          1,200          1,230         1,151        1,160           838

Per Common Share Data:
  Net Income (1)........$     1.62   $    12.04     $    19.71     $    20.05  $      18.53   $    18.40   $     12.97
  Dividends Declared....      1.30         0.90           2.50           3.00          2.40         1.50          1.20
  Book Value............    221.98       220.29         229.72         190.46        206.07       176.05        156.66

Balance Sheet Data at Period End:
  Loans.................$   53,698    $  43,270     $   45,506     $   42,789  $     36,486   $   36,325   $    37,665
  Total Earning Assets..    92,268       75,300        100,986         71,689        72,701       71,535        71,632
  Total Deposits........    85,488       64,608         92,770         63,505        62,523       63,284        64,817
  Total Shareholders'
    Equity..............    13,497       13,394         13,968         11,608        12,784       10,962        10,108
  Total Assets..........    99,778       79,019        107,482         75,653        76,090       74,718        75,566
  Total Long-Term Debt..         -            -              -              -             -            -             -

Financial Ratios:
  Return on Average
    Assets..............      0.13%        1.26%          1.44%          1.61%         1.53%        1.55%         1.12%
  Return on Average
    Common Equity (3)...      0.92%        7.35%          9.00%          9.97%         9.67%       11.14%         8.74%
  Net Interest Margin (2)     3.18%        4.24%          4.07%          4.38%         4.30%        4.37%         3.97%
  Core Capital (Tier 1)
    Leverage Ratio(4)...     10.43%       16.89%         14.15%         13.45%        16.80%       14.67%        13.38%
  Core Capital (Tier 1)
    Risk-Based Capital
    Ratio(5)............     19.83%      129.37%         25.69%         25.33%        31.74%       27.24%        24.00%
  Net Charge-Offs to
    Average Loans......       2.50%        0.41%         (0.03)%        (0.20)%        0.61%        0.67%         0.73%
  Allowance for Losses
    to Loans...........       1.12%        1.78%          1.32%          1.40%         1.64%        1.64%         1.58%
  Nonperforming Loans to
    Loans(6.............      0.75%        1.01%          0.61%          0.69%         1.12%        1.37%         2.38%
  Allowance to Nonperforming
    Loans(6).............   147.78%      175.63%        215.05%        204.08%       146.70%      120.48%        66.82%
  Nonperforming Assets to
    Total Assets(7).....      0.41%        0.59%          0.26%          0.39%         0.58%        0.78%         1.23%

     ___________________________

(1) Computed by dividing net interest income by average interest earning assets and stated on a fully taxable equivalent basis.
(2)    Computed by dividing net income by average common equity.
(3) Computed by dividing period end core capital (tangible equity) by quarter -to-date average tangible assets.
(4)    Based on final 1992 standards.
(5) Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
(6) Nonperforming assets include nonperforming loans and other real estate owned.


                                      Page

                                     CNB/BMC
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

                              Nine Months Ended
                                September 30,                 Year Ended December 31,
                              -----------------           ------------------------------
                              1996         1995           1995         1994         1993
                                         ($ in thousands, except per share data)
[R]
Income Statement Data:
  Interest Income.......$  224,372   $  207,382     $  279,964   $  232,347 $    218,186
  Interest Expense......   114,071      105,811        143,379      107,971      103,780
  Net Interest Income...   110,301      101,571        136,585      124,376      114.406
  Provision for Loan
    Losses..............     6,878        4,165          6,927        7,156        4,119
  Noninterest Income....    41,902       34,741         46,984       47,055       43,524
  Noninterest Expense...   104,305       89,216        118,458      115,138      105,252
  Net Income(1).........    27,019       27,014         36,851       31,742       32,067

Per Common Share Data:
  Net Income (1)........
    Primary.............$     1.36   $     1.36     $     1.86   $     1.61 $       1.66
    Fully diluted.......      1.36         1.36           1.86         1.59         1.63
  Dividends Declared....      0.60         0.56           0.56         0.71         0.67
  Book Value............     15.90        15.50          15.97        14.50        14.85

Balance Sheet Data at Period End:
  Loans.................$2,192,945   $2,222,504     $2,016,960   $2,160,915 $  1,877,943
  Total Earning Assets.. 3,792,912    3,452,452      3,473,703    3,297,831    2,987,003
  Total Deposits........ 2,962,904    2,853,506      2,882,759    2,658,961    2,653,313
  Total Shareholders'
     Equity.............   317,531      301,781        311,661      285,436      284,562
  Total Assets.......... 4,081,918    3,688,657      3,736,164    3,536,992    3,221,354
  Total Long-Term Debt..   206,282      153,954        158,046      210,061      108,111

Financial Ratios:
  Return on Average
     Assets.............      0.93%        1.01%          1.02%        0.95%        1.03%
  Return on Average
    Common Equity (3)...     11.41%       12.08%         12.32%       10.97%       12.18%
  Net Interest Margin (2)     4.15%        4.13%          4.13%        4.08%        4.08%
  Core Capital (Tier 1)
    Leverage Ratio(4)...      7.27%        7.54%          7.76%        7.56%        8.25%
  Core Capital (Tier 1)
    Risk-Based Capital
    Ratio(5)............     12.16%       12.20%         12.53%       12.50%       13.37%
  Net Charge-Offs to
    Average Loans.......      0.47%        0.30%          0.34%        0.19%        0.22%
  Allowance for Losses
    to Loans............      1.40%        1.31%          1.46%        1.35%        1.28%
  Nonperforming Loans to
    Loans(6.............      1.10%        1.10%          1.16%        0.75%        0.88%
  Allowance to Nonperforming
    Loans(6)............    127.09%      119.56%        125.84%      178.84%      144.82%
  Nonperforming Assets to
    Total Assets(7).....      0.65%        0.73%          0.63%        0.46%        0.52%
[/R]

     ___________________________

(1) Net income in 1993 excludes the cumulative effect of the change in accounting for income taxes.
(2) Computed by dividing net interest income by average interest-earning assets and stated on a fully taxable equivalent basis.
(3)    Computed by dividing net income by average common equity.
(4) Computed by dividing period end core capital (tangible equity) by quarter-to-date average tangible assets.
(5)    Based on final 1992 standards.
(6) Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
(7) Nonperforming assets include nonperforming loans and other real estate owned.


                                      Page


                                 SPECIAL MEETING


Date, Time and Place

[R]
     This Prospectus/Proxy Statement is being furnished to shareholders of BMC in connection with the solicitation of proxies by the Board of Directors of BMC for use at the Special Meeting to be held at the main office of Bank of Mt. Carmel located at 601 Market Street, Mt. Carmel, Illinois, on February 5, 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof. [/R]

Matters to be Considered

     At the Special Meeting, the shareholders of BMC will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including, among other things, the Merger of BMC with and into HBI. (Shareholders of BMC also may be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be for the purpose of, among other things, allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.)

[R]
     This Prospectus/Proxy Statement, the attached Notice of Special Meeting and the Proxy Card are first being sent to shareholders of BMC on or about
January 7, 1997.

Record Date

     The Board of Directors of BMC has fixed December 24, 1996, as the Record Date for the determination of shareholders of BMC to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 60,803 shares of BMC Common issued and outstanding. Only holders of shares of BMC Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of BMC Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.
[/R]

Vote Required

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of BMC Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Law, the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of BMC Common is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of BMC Common is entitled to one vote per share of BMC Common held at the close of business on the Record Date.

     In the event sufficient votes in favor of approving the Merger Agreement and the transactions contemplated thereby are not received by the time scheduled for the Special Meeting, the BMC Board of Directors intends to recommend that the Special Meeting be adjourned to permit the further solicitation of proxies. A resolution will be proposed at the Special Meeting authorizing the proxies, at their discretion, to adjourn the Special Meeting for the purpose of further soliciting proxies, if necessary, to obtain a sufficient number of votes in favor of approving the Merger Agreement. The proposal to authorize the proxies to adjourn the Special Meeting in order to permit the further solicitation of proxies, if necessary, must be approved by an affirmative vote of holders of a majority of the shares of BMC Common present in person or represented by proxy and entitled to vote at the Special Meeting. The Board of Directors of BMC believes that such proposal would be in the best interests of BMC and the BMC shareholders and recommends that the BMC Shareholders vote FOR approval of such proposal.

Security Ownership of Management

     As of the close of business on the Record Date, 60,803 shares of BMC Common were issued and outstanding, of which 11,532 shares, or 18.97%, of BMC Common were beneficially owned by directors and executive officers of BMC and their affiliates. As of the Record Date, neither CNB nor any of its directors and executive officers or their affiliates owned any shares of BMC Common.

     For additional information regarding the shares of BMC Common beneficially owned, directly or indirectly, by each director and executive officer of BMC and by all directors and executive officers of BMC as a group, see "INFORMATION ABOUT BMC -- Security Ownership of Management."

Voting and Revocation of Proxies

     Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of BMC Common represented by a proxy properly signed and returned to BMC at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of BMC Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR the proposal regarding any adjournment or postponement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of BMC a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of BMC proxies should be addressed to BMC Bancshares, Inc., 601 Market Street, P.O. Box 10, Mt. Carmel, Illinois 62863, Attention: Corporate Secretary. A holder of BMC Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of BMC at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     BMC intends to count holders of shares of BMC Common present in person at the Special Meeting but not voting, and holders of shares of BMC Common for which BMC has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers, if any, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of BMC Common entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of BMC Common will have the effect of a vote against the approval of the Merger Agreement.


Solicitation of Proxies

     In addition to solicitation of proxies from shareholders of BMC Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of BMC, who will not be specifically compensated for such services, and it is expected that, if applicable, banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing this Prospectus/Proxy Statement and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals, will be borne by BMC. BMC reserves the right to engage an outside party to solicit proxies and to pay special compensation for that purpose.

     CNB and BMC have agreed to share in the expense of preparation of this Prospectus/Proxy Statement and CNB will bear the entire cost of printing this Prospectus/Proxy Statement and all SEC and other regulatory filing fees incurred in connection therewith.


                                     PARTIES

CNB

     CNB was organized in May 1983, as a one-bank holding company for The Citizens National Bank of Evansville ("Citizens Bank"). CNB is a multi-bank holding company headquartered in Evansville, Indiana, where Citizens Bank, which remains the largest and lead bank of CNB's financial subsidiaries, conducts its principal operations. As of September 30, 1996, CNB had consolidated assets of $4.0 billion, deposits of $2.9 billion, loans of $2.1 billion and shareholders' equity of $304 million.

     The business of CNB consists primarily of the ownership, supervision and control of its subsidiaries. CNB provides its subsidiaries with advice, counsel and specialized services in various fields of financial and banking policy and operations. Through the 93 full-service banking offices, 34 consumer finance offices and the offices of its non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. CNB's other direct and indirect subsidiaries include: Citizens Trust Company of Indiana, National Association; Citizens Information Systems, Inc., which provides data processing and information services to banks and businesses in Indiana, Kentucky and Illinois; Citizens Life Assurance Company, which underwrites credit life and disability insurance for CNB's financial subsidiaries; Citizens Realty and Insurance Inc., d/b/a Citizens Insurance of Evansville, which sells property and casualty insurance as an independent agent; and Small, Parker & Blossom, Inc., which provides third party administrative services for employee benefit plans.

     While CNB continues to standardize its corporate policies and procedures and centralize administrative functions to provide more efficient and cost-effective operations support for its financial subsidiaries, its management philosophy is to afford its financial subsidiaries adequate flexibility to respond to varying local market conditions and local customers and community needs. This philosophy allows the management of CNB's financial subsidiaries to better meet the banking needs of their customers by taking advantage of the additional resources, services and efficiencies available to them as members of CNB's multi-bank organization, but in the manner best suited for their local conditions.

     CNB's growth since its formation has resulted principally from acquisitions. Management anticipates that CNB will continue to pursue expansion through future acquisitions. It is anticipated that potential candidates for acquisition in the near term would be located in southern and central Indiana, western Kentucky and southern Illinois. In addition, CNB may engage in new activities as law and regulations permit.

     HBI is a wholly-owned subsidiary of CNB which owns all of the outstanding shares of Citizens Bank-Illinois.

     Additional information concerning CNB is included in the documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

BMC

     BMC, an Illinois corporation organized in 1986, is a registered one-bank holding company under BHCA, as amended. BMC owns all the capital stock of Bank of Mt. Carmel, an Illinois banking corporation. At September 30, 1996, BMC had consolidated total assets of $99.8 million, total loans of $53.7 million, total deposits of $85.5 million, and stockholder's equity of $13.5 million.


                                     MERGER

General

     This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. All shareholders of BMC are urged to read the Merger Agreement in its entirety.

Background of Merger

     After reviewing the effect of legal, regulatory, and other factors upon competition among commercial banks, particularly smaller midwestern banks serving predominantly rural banking markets, and after evaluation of financial, economic, technological, and market considerations, the Board of Directors of BMC concluded that an affiliation with a larger, more diversified banking organization would be in the best interest of BMC, the shareholders of BMC, Bank of Mt. Carmel, the employees of BMC and Bank of Mt. Carmel, and the communities served by BMC.

     In March, 1996, after concluding that a sale or affiliation of BMC should be considered, the BMC Board of Directors explored the possibility for such a sale to or merger with a larger banking organization. Representatives of BMC had informal discussions with several such organizations regarding their interest in pursuing such a transaction. All of these discussions were merely exploratory in nature and the BMC Board of Directors did not then reach a decision with regard to the sale or merger of BMC.

     In July, 1996, in response to informal overtures received from representatives of BMC, CNB expressed its interest in meeting with representatives of BMC in order to submit a proposal calling for CNB's acquisition of BMC in a stock-for-stock merger transaction providing for a premium over the book value of BMC Common, subject to completion of each party's due diligence review. In response to this expression of interest, representatives of BMC met with representatives of CNB to discuss, among other things, the exchange ratio, other specific terms of the proposed transaction, and the scope of their respective due diligence review. It was determined at that time that CNB's proposal be submitted to the BMC Board of Directors.

     On August 12, 1996, the written proposal of CNB was presented to, reviewed and analyzed by the BMC Board of Directors. The BMC Board determined to continue discussion with CNB and recommended that CNB submit a revised proposal based upon the comments and concerns of the BMC Board of Directors.

     On October 4, 1996, CNB submitted to the BMC Board of Directors a revised proposal letter. After discussion and analysis of the revised proposal, the BMC Board of Directors approved the proposal in substance and determined to move forward toward a definitive agreement, to be approved after CNB completed its due diligence review.

     On October 4, 1996, the BMC Board of Directors met with legal counsel and its financial advisor to discuss and review the proposal of CNB to acquire BMC as set forth in the draft of the definitive agreement which had been submitted to the BMC Board of Directors and distributed to each of the BMC directors. The BMC directors reviewed and discussed CNB's proposal in detail and discussed other potential alternatives to the CNB proposal, including the prospects of remaining independent. During the course of the meeting of the BMC Board of Directors certain questions and issues were raised with regard to CNB's proposal, and, in order to permit the directors of BMC sufficient time to study CNB's proposal and to obtain answers to such questions, it was determined to adjourn the meeting to October 8, 1996.

     At a reconvened meeting of the BMC Board of Directors on October 8, 1996,
W. Gene Guisewite, the President and Chief Executive Officer of BMC and Bank of Mt. Carmel, reported upon the resolution of the questions and issues raised.
The Board of Directors determined that the value of the CNB Common to be received in exchange for the BMC Common in the Merger represents a fair price to the BMC shareholders. After further discussion and review of the proposal, the BMC Board of Directors, with 8 directors voting in favor and 1 director voting against, approved the proposed definitive agreement and authorized its execution on behalf of BMC. The Merger Agreement was executed and publicly announced on October 11, 1996.

Reasons for Merger; Recommendation of BMC's Board of Directors

     Among the factors considered by the Board of Directors of BMC in approving the Merger Agreement and recommending to BMC shareholders the approval of the Merger Agreement and Merger were: (1) the amount and form of consideration offered by CNB for the shares of BMC Common; (2) the financial condition, recent results of operations and prospects of BMC and CNB; (3) the strength of CNB's management; (4) the historic market prices and book values of shares of BMC Common and CNB Common; (5) the terms of other reported acquisitions of comparably sized banks in the Midwestern United States; (6) the tax-free nature of the Merger; (7) the more active and established trading market for the shares of CNB Common; (8) the future prospects of CNB as a larger and more diversified provider of financial products and services; and (9) the prospect of enhanced service to BMC's customers and increased ability to deal with the technological challenges of the future.

     For the foregoing reasons, the Board of Directors of BMC has concluded that, at this time, the affiliation through the Merger of BMC with CNB is in the best interest of BMC and its shareholders and in the best interest of Bank of Mt. Carmel and the customers and communities that the Bank of Mt. Carmel serves.

     FOR THESE REASONS, THE BOARD OF DIRECTORS OF BMC RECOMMENDS THAT HOLDERS OF BMC COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Certain members of the management and Board of Directors of BMC have interests in the Merger that are in addition to the interests of shareholders of BMC generally. See "-- Interests of Certain Persons in Merger."


Opinion of Financial Advisor

     On August 21, 1996, the Board of Directors of BMC entered into an agreement with Pauli, pursuant to which Pauli agreed to provide financial advisory and investment banking services to BMC and the BMC Board of Directors in connection with the possible acquisition of BMC. As part of Pauli's engagement, Pauli agreed, if requested by the BMC Board, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of BMC in connection with any such acquisition.

     Pauli delivered a written opinion (the "Opinion") to the BMC Board of Directors on October 4, 1996 that, based upon and subject to the considerations set forth in the opinion, the consideration to be paid to the shareholders of BMC in the Merger is fair, from a financial point of view. The full text of the Opinion, dated October 4, 1996, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. BMC shareholders are urged to read the Opinion in its entirety.

     During the course of its engagement, and as a basis for arriving at the Opinion, Pauli reviewed and analyzed material bearing upon the financial and operating condition of BMC and CNB and materials prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement;
(ii) historical unaudited consolidated financial statements and operating statistics of BMC; (iii) financial and operating forecasts with respect to BMC provided by management representatives of BMC; (iv) public information regarding selected companies comparable to BMC; (v) the terms, to the extent publicly available, of selected transactions comparable to the Merger; and (vi) market price and volume data and trading activities for BMC Common and CNB Common. In addition, Pauli held discussions with management representatives concerning the business and prospects of BMC and the strategic and operating benefits anticipated to be derived from the Merger. Pauli also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuation.

     Comparable Company Analysis. Comparable Company Analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Pauli compared the merger value of BMC with a group of six other publicly traded bank holding companies that it believed to be appropriate for comparisons: ANB Bancorp, Heritage Financial Services, Indiana United Bancorp, Merchants Bancorp, Old Second Bancorp, and Princeton National Bancorp. Such information included market capitalization, book equity and net income. The merger value was the current price of CNB multiplied by the Conversion Ratio as defined in the Merger Agreement. The merger value was computed, as of the date of the Opinion, to be $414. The merger value to book value was 1.8x compared to a peer group average of 1.5x. The merger value to earnings was 25.4x compared to a peer group average of 13.3x.

     Comparable Merger and Acquisition Analysis. Comparable Merger and Acquisition Analysis provides an analysis of multiples of market value to trailing twelve month earnings and multiples of market values to book value of recent mergers. The research by Pauli indicated nine comparable acquisitions over the last two and a half years based on asset size or location. The acquired companies were: Midlothian State Bank, First State Bank, Indiana State Bank of Terra Haute, BMC Bancorp, Union County National Bancorp, River Bend Bancshares, First Sterling Bancorp, NBM Bancorp, and Harrisburg Bancshares. The average transaction was for 1.8x book value and 17.5x trailing twelve month earnings as opposed to 1.8x market value to book value and 22.8x trailing twelve month earnings in the Merger. (Harrisburg Bancshares referred to above was acquired by CNB for a price equal to 2.3x book value and 35.0x trailing twelve month earnings.)

     In preparing the Opinion, Pauli assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the Opinion, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of BMC or CNB, nor was it furnished with any such evaluation or appraisal. Pauli assumed and relied upon the management representatives of BMC referred to above as to the reasonableness and achievability of the financial and operating forecasts and the assumptions furnished by BMC. The Opinion is necessarily based on economic market, and other conditions as in effect on, and the information made available to Pauli as of, October 4, 1996.

     THE OPINION IS DIRECTED ONLY TO THE FINANCIAL CONSIDERATION TO BE PAID TO THE BMC SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BMC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR AS TO THE ADVISABILITY OF RETAINING OR DISPOSING OF SHARES OF CNB COMMON RECEIVED PURSUANT TO THE MERGER.

     The BMC Board of Directors retained Pauli based upon its experience and expertise with regard to the banking industry and merger and acquisition transactions. Pauli is an investment banking and securities firm. As part of its investment banking services, Pauli is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Pursuant to its engagement of Pauli to provide financial advisory and investment banking service, BMC agreed to pay Pauli a fee of $10,000. Pauli will also receive reimbursement for certain out-of-pocket expenses, and BMC has agreed to indemnify Pauli against certain liabilities, including liabilities which may arise under the securities laws.


Form of Merger

     The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "-- Conditions to Consummation of Merger") and in accordance with the Illinois Law, at the Effective Time, BMC will merge with and into HBI and HBI will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of BMC will terminate.

[R]
     Immediately following the Merger, shareholders of CNB and the former shareholders of BMC will own approximately 96.4% and 3.6%, respectively, of the then outstanding shares of CNB Common.
[/R]

Conversion Ratio

     As a result of the Merger, each share of BMC Common issued and outstanding immediately prior to the Effective Time, other than shares any holders of which have properly exercised their dissenters' rights under the Illinois Law, by virtue of the Merger and without any action on the part of CNB, BMC, HBI or their respective shareholders, will be converted into the right to receive the number of shares of CNB Common equal to the Conversion Ratio and, as described below, cash in lieu of fractional shares.

     The Conversion Ratio is equal to the quotient of (a) the Maximum CNB Common Amount (which is the total number of shares of CNB Common issuable to holders of BMC Common in the Merger), divided by (b) the Fully-Diluted BMC Common Amount. The Maximum CNB Common Amount is equal to 884,227; provided, however, that
(a) if the CNB Average Price is less than $25.71, then the Maximum CNB Common Amount will be increased to equal the product of (i) 884,227, and (ii) the quotient of $25.71 divided by the CNB Average Price (but in no event will the Maximum CNB Common amount exceed 1,180,960), and (b) if the CNB Average Price is greater than $28.57, then the Maximum CNB Common Amount will be decreased to equal to the product of (i) 884,227, and (ii) the quotient of $28.57 divided by the CNB Average Price (but in no event will the Maximum CNB Common Amount be less than 721,782). The term "CNB Average Price", as used herein, means the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the twenty business days preceding the fifth calendar day prior to the Closing Date. The term "Fully-Diluted BMC Common Amount," as used herein, means the sum of (i) the number of issued and outstanding shares of BMC Common as of immediately prior to the Effective Time, and (ii) the number of shares of BMC Common issuable, whether at the Effective Time or upon the passage of time or the occurrence of future events, upon the exercise, conversion, or exchange of all then-outstanding options, warrants, rights to subscribe for or acquire, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of BMC Common. BMC has represented, in the Merger Agreement, that the Fully-Diluted BMC Common Amount equals 60,803.

     BMC will have no obligation to consummate the Merger if the CNB Average Price is less than $19.25; provided, however, that as described in the preceding paragraph, in no event will the number of shares issued in the Merger exceed 1,180,960. CNB will have no obligation to consummate the Merger if the CNB Average Price is more than $35.00; provided, however, that as described in the preceding paragraph, in no event will the number of shares issued in the Merger be less than 721,782. See "-- Conditions to Merger."

     The shares of CNB Common to be issued to holders of BMC Common in the Merger, together with any cash payment in lieu of fractional shares as described under "-- Fractional Shares," are referred to herein as the "Merger Consideration."

[R]
     As the CNB Average Price will be calculated based upon the closing price of CNB Common for the twenty business days preceding the fifth calendar day prior to the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual Conversion Ratio. Assuming, however, for purposes of illustration, that the Closing Date would have occurred on December 31, 1996, and the Fully-Diluted BMC Common Amount would have been, as represented by BMC in the Merger Agreement, 60,803, then the CNB Average Price would have been $36.26 and the Conversion Ratio would have been 11.87.
[/R]

     The amount of the Merger Consideration was determined through negotiations, taking into account the relative value of BMC Common and CNB Common.


Fractional Shares

     No fractional shares of CNB Common will be issued in the Merger and, in lieu thereof, holders of shares of BMC Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of BMC Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the business day immediately preceding the date on which the Effective Time occurs.


Share Adjustments

     If between the date of the Merger Agreement and the Effective Time a share of CNB Common is changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon is declared with a record date within such period, then the Conversion Ratio will be appropriately and proportionately adjusted so that each shareholder of BMC will be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger; provided, however, that the 5% stock dividend payable by CNB on October 11, 1996, to shareholders of record on September 20, 1996, is not deemed to be a Share Adjustment for the foregoing purposes and no adjustments to the Conversion Ratio will be made as a result thereof.

Effective Time

     The Merger Agreement provides that the Merger will become effective upon the filing of Articles of Merger with the Illinois Secretary of State, which is expected to occur on the Closing Date. The Closing Date will occur, at the option of CNB, on (i) the last business day of, (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which all necessary regulatory approvals, consents, authorizations and approvals, including approval of the shareholders of BMC, required by law for consummation of the Merger have been obtained and all waiting periods required by law have expired. See "-- Regulatory Approvals" and "SPECIAL MEETING -- Vote Required."

     Assuming that the Merger is approved by the requisite vote of the shareholders of BMC and the other conditions to the Merger are satisfied or waived (where permissible) (see "-- Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the first quarter of 1997, but no assurance can be given that such timetable will be met. If the Merger is not effected on or before October 11, 1997, the Merger Agreement may be terminated by either CNB or BMC. See "-- Termination of Merger Agreement."


Resale of BMC Common Prior to Effective Time

     With the exception of those shareholders of BMC who may be deemed to be "affiliates" of BMC for purposes of Rule 145 under the Securities Act, the Merger Agreement does not prohibit shareholders of BMC from selling their shares prior to the Effective Time. The Merger Agreement provides, however, that each affiliate of BMC must enter into an agreement with CNB providing, among other things, that such affiliate will not make any sale or other disposition of any shares of BMC Common during the period commencing on the 30th day prior to the Effective Time and ending when financial results covering at least 30 days of post-Merger operations of CNB have been published. Persons who may be deemed to be affiliates of BMC generally include individuals who (or entities which) control, are controlled by, or are under common control with, BMC and will include directors and certain officers of BMC and may include principal shareholders of BMC. See "MERGER -- Resale of CNB Common."


Regulatory Approvals

     CNB agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals from the Federal Reserve Board. The Merger cannot proceed in the absence of such regulatory approvals.

[R]
     The Merger is subject to approval by the Federal Reserve Board pursuant to
Section 3 of the BHCA. The Federal Reserve Board approved the Merger on December 17, 1996.

     The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The approval of the Federal Reserve Board provided that the Merger may not be consummated before January 1, 1997. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger. [/R]

Conditions to Consummation of Merger

     The obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of each party set forth in the Merger Agreement (see "-- Representations and Warranties") will be true in all material respects on the date thereof and as of the Closing Date; (ii) each party will have performed and complied in all material respects with all of its obligations and agreements required to be performed under the Merger Agreement on or prior to the Closing Date; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceedings by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending and there will not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (iv) all necessary regulatory approvals, consents, authorizations and other approvals required by law to consummate the Merger (including the approval of the Merger by the shareholders of BMC; see "SPECIAL MEETING -- Vote Required") will have been obtained and all waiting periods will have expired; (v) the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will be in effect or proceedings for that purpose will have been pending before or threatened by the SEC; (vi) each party will have received all required documents from the other party on or prior to the Closing Date, in form and substance reasonably satisfactory to such party; and
(vii) each party will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel for CNB, to the effect that, if the Merger is consummated in accordance with the terms set forth in the Merger Agreement, (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (2) no gain or loss will be recognized by the holders of BMC Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares),
(3) the basis of shares of CNB Common received by the shareholders of BMC will be the same as the basis of shares of BMC Common exchanged therefor, and (4) the holding period of the shares of CNB Common received by the shareholders of BMC will include the holding period of the shares of BMC Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time (see "-- Federal Income Tax Consequences"). The conditions described above in clauses (iv) (with respect to the receipt of regulatory approvals only) and
(vii) (receipt of tax opinion) have been satisfied.

     The obligation of CNB to effect the Merger is further subject to the fulfillment, or waiver by CNB, at or prior to the Closing Date, of the following conditions: (a) BMC shall have delivered to CNB, by November 15, 1996, audited financial statements for the year ended December 31, 1995, which evidence no material differences in reported income and equity between the amounts set forth in such audited financial statements and the amounts set forth in the unaudited financial statements previously delivered by BMC to CNB; (b) in the reasonable opinion of CNB, after consultation with its independent certified public accountants, the Merger will qualify for pooling of interests accounting treatment if closed and consummated in accordance with the Merger Agreement; and
(c) the CNB Average Price is not greater than $35.00 (as appropriately and proportionately adjusted to reflect any Share Adjustments). The condition described above in clause (a) has been satisfied.

     The obligation of BMC to effect the Merger is further subject to the fulfillment, or waiver by BMC, at or prior to the Closing Date, of the condition that the CNB Average Price is not less than $19.25 (as appropriately and proportionately adjusted to reflect any Share Adjustments).

     The conditions described in clause (iv) above (the receipt of shareholder and regulatory approvals) may not be waived by CNB or BMC. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor BMC intends to waive any such conditions except in those circumstances where the Board of Directors of CNB or BMC, as the case may be, deems such waiver to be in the best interests of CNB or BMC, as the case may be, and its respective shareholders. No assurance can be provided as to if or when all of the foregoing conditions precedent to the Merger will be satisfied or waived (where permissible) by the party permitted to do so. If the Merger is not effected on or before October 11, 1997, the Merger Agreement may be terminated by either CNB or BMC. See "-- Termination of Merger Agreement."

Termination of Merger Agreement

     The Merger Agreement may be terminated at any time prior to the Closing
Date: (i) by mutual written agreement of CNB and BMC (regardless of whether approval by the shareholders of BMC of the Merger Agreement previously has been obtained); (ii) by CNB or BMC in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party (regardless of whether approval by the shareholders of BMC of the Merger Agreement previously has been obtained); (iii) by CNB if certain reports of environmental inspection on the real properties of BMC to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $150,000 (as described under "-- Certain Other Agreements -- Environmental Inspections"); (iv) by either party in the event that all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "-- Conditions to Consummation of Merger") (regardless of whether approval by the shareholders of BMC of the Merger Agreement has been obtained); (v) by either party if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "-- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of BMC (see "SPECIAL MEETING -- Vote Required"); (vii) by CNB if the Board of Directors of BMC fails to approve or recommend the Merger Agreement or the Merger, or withdraws or modifies in any manner adverse to CNB its approval or recommendation of the Merger Agreement or the Merger, or resolves or publicly announces an intention to do either of the foregoing; (viii) by CNB in the event that BMC or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of the Merger Agreement; and (ix) by either party if the Merger is not consummated on or prior to October 11, 1997.


Termination Fee

     The Merger Agreement provides that if the Merger Agreement is terminated (by CNB or BMC) and prior to or concurrently therewith a First Trigger Event has occurred, then, unless a Nullifying Event has occurred and is then continuing, BMC must, on or before the second business day following the termination of the Merger Agreement, pay $200,000 to CNB.

     The Merger Agreement also provides that, unless a Nullifying Event occurred and was continuing at the time the Merger Agreement was terminated, in the event that: (i) the Merger Agreement is terminated (by CNB or BMC); and (ii) prior to or concurrently with such termination either (1) a First Trigger Event has occurred, or (2) an event described in either clause (iii) or (iv) of the definition of a First Trigger Event has occurred which, but for its failure to satisfy the applicable proviso in such clause, would have qualified as a First Trigger Event; and (iii) prior to, concurrently with or within 24 months after such termination an Acquisition Event has occurred, BMC must, on or before the second business day following the occurrence of such Acquisition Event, pay $1,000,000 to CNB, less any amount previously paid by BMC to CNB pursuant to the preceding paragraph hereof.

     The term "First Trigger Event," as used herein, means the occurrence of any of the following events: (i) the failure of BMC's Board of Directors to approve or recommend the Merger Agreement or the Merger, or the withdrawal or modification in any manner adverse to CNB of its approval or recommendation of the Merger Agreement or the Merger, or the resolution or public announcement of its intention to do either of the foregoing; (ii) the recommendation by BMC or any of its significant subsidiaries, or the Board of Directors of BMC or any or its significant subsidiaries, that the shareholders of BMC approve any Acquisition Proposal (as defined below), or the entering into by BMC or any of its significant subsidiaries of an agreement with respect to any Acquisition Proposal, or the authorization, approval, proposal or public announcement by BMC or any of its significant subsidiaries of its intention to enter into any Acquisition Proposal; (iii) the failure of the shareholders to approve the Merger Agreement or the Merger at the Special Meeting if, prior thereto, it was publicly announced that any person (other than CNB) has made, or publicly disclosed an intention to make, an Acquisition Proposal; provided, however, that, to constitute a First Trigger Event, all of the shares of BMC Common beneficially owned (as such term is used in the Exchange Act) by a Director of BMC (or any person who served as a Director of BMC at any time between the date of the Merger Agreement and the date of the Special Meeting) as of the later of the date of the Merger Agreement or the date such person was appointed or elected a Director of BMC must not have been voted in favor of the Merger Agreement and the Merger at the Special Meeting; (iv) any person (together with its affiliates and associates) or group (as such terms are used in the Exchange
Act) (other than CNB and its subsidiaries) acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of BMC or any of its significant subsidiaries; provided, however, that, to constitute a First Trigger Event, a Director of BMC (or any person who served as a Director of BMC at any time between the date of the Merger Agreement and the date of such acquisition) must have sold or otherwise tendered any shares of BMC Common beneficially owned by him to either such person or group of persons or to a third party who thereafter sold or otherwise tendered such shares to such person or group of persons; or (v) following the making of an Acquisition Proposal, BMC breaches any covenant or agreement set forth in the Merger Agreement such that CNB would be entitled to terminate the Merger Agreement (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

     The term "Acquisition Proposal," as used herein, means any: (i) publicly announced proposal; (ii) regulatory application or notice (whether in draft or final form); (iii) agreement or written understanding; (iv) public disclosure of an intention to make a proposal; or (v) amendment to any of the foregoing, made or filed on or after the date of the Merger Agreement, in each case with respect to any of the following transactions with a counterparty other than CNB or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving BMC or any of its significant subsidiaries; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BMC or any of its significant subsidiaries; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of BMC or any of its significant subsidiaries.

     The term "Acquisition Event," as used herein, means the consummation of any event described above in the definition of "Acquisition Proposal," except that the percentage references contained in clause (C) of such definition are 50% instead of 20%.

     The term "Nullifying Event," as used herein, means a breach by CNB of any of its covenants or agreements contained in the Merger Agreement such that BMC would be entitled to terminate the Merger Agreement (without regard to any grace period provided for therein) and such event occurs and continues at a time when BMC is not in material breach of any of its covenants or agreements contained in the Merger Agreement.

     The Merger Agreement requires that BMC notify CNB promptly in writing upon its becoming aware of the occurrence of any First Trigger Event, Acquisition Proposal or Acquisition Event, although the giving of such notice is not a condition to the rights of CNB described above.


Exchange of Stock Certificates

     The conversion of BMC Common into CNB Common (other than any shares as to which dissenters' rights are properly exercised; see "-- Dissenters' Rights") will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of BMC Common which may be exchanged for shares of CNB Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of CNB Common.

     As soon as reasonably practicable following the Effective Time, The Citizens National Bank of Evansville, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for BMC Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of CNB Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of CNB Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of CNB Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for BMC Common will pass, only upon proper delivery of the certificates for BMC Common to the Exchange Agent and will be in such form and have such other provisions as CNB may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for BMC Common, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF BMC ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of CNB Common into which BMC Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the certificates for BMC Common are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends on the shares of CNB Common issuable with respect to such BMC Common which would otherwise be payable will not be paid to the holders of such certificates and, in such case, upon surrender of the certificates for BMC Common, together with a letter of transmittal duly executed and any other required documents, there will be paid any dividends on such shares of CNB Common which became payable between the Effective Time and the time of such surrender. No interest on any such dividends will accrue or be paid.

     Notwithstanding the foregoing, the Merger Agreement provides that no Merger Consideration will be delivered to a person who is an "affiliate" of BMC (as such term is hereafter defined under "-- Resale of CNB Common") unless such affiliate has theretofore executed and delivered to CNB the agreement referred to in the Merger Agreement. See "-- Resale of CNB Common."

     If a certificate for BMC Common has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by CNB, the posting of a bond in an amount reasonably determined by CNB.

     For a description of the differences between the rights of the holders of CNB Common and BMC Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of the CNB Common, see "DESCRIPTION OF CNB'S CAPITAL STOCK."


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The representations and warranties by BMC include, among other things, except as otherwise disclosed to CNB, those as to: (i) due organization and good standing of BMC; (ii) capitalization of BMC; (iii) due authorization and execution of the Merger Agreement by BMC; (iv) due organization, good standing and ownership of subsidiaries of BMC; (v) presentation in accordance with generally accepted accounting principles applied on a consistent basis of the financial statements of BMC and Bank of Mt. Carmel; (vi) absence of any changes in the financial condition, results of operations or business or prospects of BMC and its subsidiaries taken as a whole since December 31, 1995, which would have a material adverse effect on BMC and its subsidiaries taken as a whole; (vii) absence of any agreement, memorandum of understanding, or other regulatory enforcement action, proceeding or order between BMC and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality (a "Regulatory Agency") having supervisory or regulatory authority with respect to BMC or any of its subsidiaries; (viii) filing of tax returns and reports and payment of taxes by BMC and its subsidiaries; (ix) absence of pending or threatened litigation or other such actions involving BMC or its subsidiaries; (x) existence of agreements with employees of BMC and its subsidiaries, including certain employment and severance agreements; (xi) filing and material compliance of certain reports required to be filed by BMC and its subsidiaries with various Regulatory Agencies; (xii) interest rate risk management instruments of BMC and its subsidiaries; (xiii) investment portfolio of BMC and its subsidiaries; (xiv) loan portfolio of BMC and its subsidiaries; (xv) certain employee matters and matters under the Employee Retirement Income Security Act of 1974, as amended;
(xvi) title to the properties of BMC and its subsidiaries, the absence of liens (except as specified) and insurance matters; (xvii) certain environmental matters with respect to real properties owned, leased or operated by BMC and its subsidiaries; (xviii) compliance by BMC and its subsidiaries with applicable laws and regulations; (xix) absence of undisclosed liabilities of BMC and its subsidiaries; (xx) absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by BMC or its subsidiaries; (xxi) payment of dividends by either BMC or any of its subsidiaries and other distributions and actions taken by BMC; (xxii) non-banking activities of BMC and its subsidiaries; (xxiii) qualification of the Merger for "pooling of interests" accounting treatment; (xxiv) certain properties, contracts and other agreements of BMC and its subsidiaries;
(xxv) trust administration of BMC and its subsidiaries; (xxvi) inapplicability of certain state takeover laws; (xxvii) accuracy of information supplied by BMC or its subsidiaries in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the SEC, Nasdaq or any banking or other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement; (xxviii) lack of knowledge of a violation of the Equal Credit Opportunity Act or the Fair Housing Act or similar state statute; (xxix) assets necessary to BMC's business.

     The representations and warranties of CNB and HBI include, among other things, those as to: (i) due organization and good standing of CNB and HBI;
(ii) capitalization of CNB and HBI; (iii) due authorization and execution of the Merger Agreement by each of CNB and HBI, and the absence of the need (except as specified) for governmental or third party consents to the Merger;
(iv) significant subsidiaries of CNB; (v) presentation in accordance with generally accepted accounting principles applied on a consistent basis of CNB's financial statements and filings with the SEC; (vi) absence of any material adverse changes since December 31, 1995, in the financial condition, results of operations or business or prospects of CNB and its subsidiaries taken as a whole; (vii) absence of any pending or threatened litigation, claim or other proceeding against CNB or any of its subsidiaries which would have a material adverse effect on the business of CNB and its subsidiaries taken as a whole;
(viii) filing and material compliance of certain reports required to be filed by CNB and its significant subsidiaries with various Regulatory Agencies;
(ix) compliance by CNB and its significant subsidiaries with applicable laws and regulations; (x) certain tax-free reorganization and qualification of the Merger for "pooling of interests" accounting treatment; and (xi) accuracy of information supplied by CNB and HBI in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the SEC, NYSE, or any banking or other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement.


CERTAIN OTHER AGREEMENTS

     BUSINESS OF BMC IN ORDINARY COURSE

     Pursuant to the Merger Agreement, BMC has agreed, among other things, that it will, and that it will cause each of its subsidiaries to, continue to carry on, after the date of the Merger Agreement, its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course as previously conducted, use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees and that neither it nor its subsidiaries will, without the prior written consent of CNB (which will not be unreasonably withheld):
(i) issue additional BMC Common or other capital stock, options, warrants or other rights to subscribe for or purchase BMC Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock;
(ii) directly or indirectly redeem, purchase or otherwise acquire BMC Common or any other capital stock of BMC or its subsidiaries; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $250,000, or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $250,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices;
(x) enter into any agreement, contract or commitment having a term in excess of six months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, lien, charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to BMC or its subsidiaries except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of personal property other than property acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possession or control of any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a breach of any agreement, contract or commitment, or violate any law, statute, rule, governmental regulation or order, which will have a material adverse effect on BMC and its subsidiaries taken as a whole;
(xvi) purchase any real or personal property or make any capital expenditure in excess of $25,000; (xvii) take any action which would disqualify the Merger as a "pooling of interests" or as a "reorganization" under Section 368 of the Code; (xviii) take any action which would adversely affect or delay the ability of either CNB or BMC to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement; and (xix) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by BMC in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

     Dividends

     The Merger Agreement provides that BMC may, during 1996, declare and pay its regular quarterly dividends and special annual dividends on the BMC Common not to exceed $3.50 per share in the aggregate for 1996 (taking into account all dividends theretofore paid in 1996) at approximately the same times during the year which it has historically declared and paid such dividends and, during 1997, declare and pay quarterly dividends of $0.875 per share (which equates, on an annualized basis, to $3.50 which is expected to be the aggregate annual dividend amount of BMC for 1996) at approximately the same times during the year which it has historically declared and paid its quarterly dividends. BMC and CNB have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the BMC shareholders will receive a quarterly dividend from either BMC or CNB but not from both during or with respect to such quarter.

     Environmental Inspections

     BMC has agreed to provide to CNB, within sixty days after the date of the Merger Agreement, (i) a report of a phase one environmental investigation on all real property owned, leased or operated by BMC or its subsidiaries as of the date of the Merger Agreement (excluding space in retail and similar establishments leased by BMC for automatic teller machines) and on all real property acquired or leased by BMC or its subsidiaries after the date of the Merger Agreement (excluding space in retail and similar establishments leased or operated by BMC for automatic teller machines) and (ii) if required by the phase one investigation in CNB's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. If the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or
(ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceeds the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to BMC, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB may, within fifteen business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, terminate the Merger Agreement, which would be CNB's sole remedy in such event. Except as described under "-- Expenses and Fees," all costs and expenses associated with such environmental reports will be paid by BMC. BMC has delivered the required phase one investigations to CNB and CNB has determined not to request phase two investigations with respect to the subject properties.

     Environmental investigations routinely are conducted by CNB in connection with transactions involving the acquisition of real property, whether in its ongoing business operations or pursuant to the acquisition of a bank or other business. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include: (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc., on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, CNB's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high risk to CNB and its shareholders.

     Other BMC Agreements

     BMC has also agreed to: (i) give CNB prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of BMC's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving BMC, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of BMC and its subsidiaries taken as a whole; (ii) cause the Special Meeting to be duly called and held; (iii) BMC shall deliver to CNB, on or before November 15, 1996, an unqualified audit opinion on the consolidated balance sheet of BMC as of December 31, 1995, and the related consolidated statement of income, changes in stockholders' equity and cash flows of BMC for the year ended December 31, 1995; (iv) use its reasonable best efforts to obtain all necessary consents in any leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (v) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under the Merger Agreement and to effect the Merger; (vi) deliver to CNB, at least 40 days prior to the Closing Date, a list of each person who may reasonably be deemed an "affiliate" of BMC and use its best efforts to obtain and deliver to CNB, at least 31 days prior to the Closing Date, the signed agreement of each affiliate regarding compliance by such person with the restrictions set forth under "-- Resale of CNB Common"; and (vii) permit CNB reasonable access to BMC's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement;
(viii) cooperate with CNB in causing the Subsidiary Bank Merger to be effected.

     CNB Agreements

     CNB has agreed, among other things, to: (i) file all regulatory applications required in order to consummate the Merger and keep BMC reasonably informed as to the status of such applications (see "-- Regulatory Approvals");
(ii) file the Registration Statement with the SEC and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary blue sky permits and approvals required to carry out the Agreement and shall pay all expenses incident thereto and use its best efforts to obtain such permits and approvals on a timely basis;
(iv) prepare and file any other (a) applications required to list on the NYSE the shares of CNB Common to be issued pursuant to the Merger, and (b) filings required under the Exchange Act relating to the Merger and the transactions contemplated in the Merger Agreement; (v) give BMC prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of CNB's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving CNB, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of CNB and its subsidiaries taken as a whole; (vi) not, without the prior written consent of BMC, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by CNB in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action; (vii) use its reasonable best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger;
(viii) indemnify and provide the directors and officers of BMC with certain directors' and officers' liability insurance coverage after the Effective Time (see "-- Interests of Certain Persons in Merger -- Indemnification and Insurance"); (ix) provide certain employee benefit plans and programs to the employees of BMC who continue their employment after the Effective Time (see "-- Effect on Employee Benefit Plans"); and (x) permit BMC reasonable access to CNB's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which BMC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement.


Effect on Employee Benefit Plans

     The Merger Agreement provides that each employee of BMC or its subsidiaries who continues as an employee following the Effective Time will be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries, on the same basis as similarly situated employees of other CNB subsidiaries if and as such employee is eligible and, if required, selected for participation therein under the terms thereof, subject to the right of CNB to amend, modify or terminate, in its sole discretion, any such plans or programs and provided that such employee shall not be participating in a similar plan which is maintained by BMC after the Closing Date. CNB will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any such plans or programs in which former employees of BMC may participate (but not for benefit accruals under and defined benefit plan), credit each such employee with his or her term of service with BMC and its subsidiaries.


Expenses and Fees

     Except as provided below and under "-- Termination Fee," in the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party will have any liability to the other party for costs, expenses, damages or otherwise, except that: (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of the Merger Agreement and related documentation (provided that it will not be deemed to constitute liquidated damages for the willful breach by a party of the terms of the Agreement or otherwise limit the rights of the non-breaching party); and (ii) in the event that the Merger is not consummated for any reason other than on account of: (a) a termination of the Merger Agreement by CNB on account of a breach by BMC; (b) the failure of BMC's shareholders to approve the Merger Agreement and the Merger; (c) the failure of the Merger to qualify as a pooling of interests due to the actions of BMC, its affiliates or shareholders; (d) the termination of the Merger Agreement by CNB in the event BMC or its subsidiaries become a party to certain regulatory enforcement actions or proceedings; or (e) a termination of the Merger Agreement by CNB under certain conditions as a result of certain environmental conditions with respect to certain of BMC's real properties, then CNB will reimburse BMC for (1) all of its out-of-pocket expenses incurred in obtaining the phase one environmental investigations pursuant to the Merger Agreement; and (2) 50% of its out-of-pocket expenses incurred in obtaining any phase two environmental investigation pursuant to the Merger Agreement which does not recommend or suggest as being appropriate the taking of any material remedial or corrective actions. See "MERGER -- Termination of Merger Agreement" and "-- Certain Other Agreements -- Environmental Inspections."


No Solicitation

     The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, BMC and its subsidiaries will not, and will not authorize or permit any of their respective officers, directors, employees or agents to, solicit or encourage or (subject to the fiduciary duties of the directors of BMC) hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of BMC or its subsidiaries. BMC is required to promptly advise CNB of its receipt of any such proposal or inquiry and the substance of such proposal or inquiry.


Interests of Certain Persons in Merger

     Certain directors and executive officers of BMC have interests in the Merger that are in addition to and separate from interests of shareholders of BMC generally. The Board of Directors of BMC was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. For information about the percentage of BMC Common owned by the directors and executive officers of BMC, see "INFORMATION ABOUT BMC -- Security Ownership of Management." None of the directors or executive officers of BMC would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of CNB Common. Adoption and approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of BMC will also constitute approval of the following benefits to be received by directors, executive officers and employees of BMC.

     Indemnification and Insurance

     Following the Effective Time, CNB will provide the directors and officers of BMC and its subsidiaries with the same directors' and officers' liability insurance coverage that CNB provides to directors and officers of its other banking subsidiaries generally. CNB will use its best efforts (which will not require, however, the payment of any special premium or other charge or expense) to obtain an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the directors and officers of BMC and its subsidiaries occurring or failing to occur prior to the Closing Date; provided, however, that if CNB is unable to obtain such endorsement, then BMC may purchase such coverage under its existing directors' and officers' liability insurance policy on such terms and provisions as BMC deems appropriate provided that the total cost thereof may not exceed $30,000.

     CNB has agreed, for a period of three years after the Effective Time, to cause HBI, the surviving corporation of the Merger, to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of BMC and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent then permitted under the Illinois Law and by BMC's Articles of Incorporation as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit. CNB has also agreed to cause any successor or assignee of HBI, after the Effective Time, to assume the obligations of HBI described in this paragraph or, if HBI should liquidate, dissolve or otherwise wind up its business after the Effective Time, CNB has agreed to assume such obligations.

     Employee Benefits

     The Merger Agreement contains certain provisions regarding employee benefits which are described under "-- Effect on Employee Benefit Plans."

     Board Composition

     CNB will cause Citizens Bank-Illinois to elect each of the directors of BMC as directors of the Regional Board of Directors of Citizens Bank-Illinois (for the Mt. Carmel region) after the Subsidiary Bank Merger. Directors whose principal occupations are with CNB or any of its subsidiaries receive no Director's fees and regional directors of the Mt. Carmel region of Citizens Bank-Illinois will receive $800 per month. See "MERGER -- Management and Operations After Merger."

     Employment Agreements

     On October 11, 1996, and in connection with the execution of the Merger Agreement, CNB and Bank of Mt. Carmel entered into an Employment and Non-Compete Agreement with W. Gene Guisewite, President and Chief Executive Officer of BMC and Bank of Mt. Carmel, and Employment Agreements with each of Daniel R. Schonert, Secretary of BMC and Executive Vice President and Bank of Mt. Carmel, and Mina Nolan, Chief Financial Officer of Bank of Mt. Carmel.

     The Employment and Non-Compete Agreement with Mr. Guisewite (the "Guisewite Agreement") provides that Mr. Guisewite will be employed, on a part-time basis, as an executive officer of the Mt. Carmel region of Citizens Bank-Illinois for five years following the Closing Date and that, during that period, he will not compete with Citizens Bank-Illinois or CNB or their respective subsidiaries and affiliates within a 50 mile radius of Mt. Carmel, Illinois. Mr. Guisewite will receive $50,000 per year as compensation for his services as an executive officer and $50,000 per year as consideration for his covenant not to compete. Mr. Guisewite and his spouse will also be entitled to participate in the CNB Bancshares, Inc. Early Retiree Health Care Plan and he will be paid an additional amount each month necessary to reimburse him for the premiums he pays to participate in such Plan. In addition, Mr. Guisewite will also receive title to the vehicle he presently uses which is owned by Bank of Mt. Carmel.
Mr. Guisewite may terminate the Guisewite Agreement at any time upon 30 days notice and the Guisewite Agreement will terminate automatically upon the death of Mr. Guisewite. CNB and Citizens Bank-Illinois may only terminate the Guisewite Agreement for "cause" (as such term in used in the Guisewite Agreement).

     The Employment Agreement with Mr. Schonert (the "Schonert Agreement") provides for a one year term commencing on the Closing Date. Mr. Schonert will be employed as President and Chief Executive Officer of the Mt. Carmel region of Citizens Bank-Illinois with an annual salary of $75,000 and he will be entitled to participate in all benefit plans maintained for employees of CNB generally as provided in the Merger Agreement. Mr. Schonert may not, during the period in which he is employed by CNB or Citizens Bank-Illinois (and their respective subsidiaries and affiliates), and for two years thereafter, compete with Citizens Bank-Illinois or CNB (and their respective subsidiaries and affiliates) within a 50 mile radius of Mt. Carmel, Illinois. If during the term of the Schonert Agreement, the employment of Mr. Schonert is terminated for any reason other than his death, then he will receive, as consideration for his covenant not to compete, $150,000, in two equal annual installments payable on the date of his termination and on the first anniversary of the date of his termination, subject to certain conditions set forth in the Schonert Agreement.

     The Employment Agreement with Ms. Nolan (the "Nolan Agreement") provides for a one year term commencing on the Closing Date. Ms. Nolan will be employed as Executive Vice President of the Mt. Carmel region of Citizens Bank-Illinois with an annual salary of $60,000 and she will be entitled to participate in all benefit plans maintained for employees of CNB generally as provided in the Merger Agreement. Ms. Nolan may not, during the period in which she is employed by CNB or Citizens Bank-Illinois (and their respective subsidiaries and affiliates), and for two years thereafter compete with Citizens Bank-Illinois or CNB (and their respective subsidiaries and affiliates) within a 50 mile radius of Mt. Carmel, Illinois. If during the term of the Nolan Agreement, the employment of Ms. Nolan is terminated for any reason other than her death, then she will receive, as consideration for her covenant not to compete, $120,000, in two equal annual installments payable on the date of her termination and on the first anniversary of the date of her termination, subject to certain conditions set forth in the Nolan Agreement.

     Interests of CNB's Management and Board

     No member of CNB's management or Board of Directors or any other affiliate of CNB has an interest in the Merger, other than as a shareholder of CNB generally.


Waiver and Amendment

     Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the receipt of the approval of shareholders of BMC; provided, however, that the provisions relating to the conversion of the shares of BMC Common into shares of CNB Common will not be amended after the receipt of the approval of shareholders of BMC unless the approval of such shareholders is resolicited. It is anticipated that a condition to the obligations of CNB and BMC to consummate the Merger would be waived only in those circumstances where the Board of Directors of CNB or BMC, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


Dissenters' Rights

     The rights of BMC shareholders who choose to dissent from the Merger are governed by the provisions of the Illinois Law. An excerpt of the Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Appendix C.

     Pursuant to Section 11.70 of the Illinois Law, a shareholder may assert dissenters' rights only if the shareholder delivers to BMC prior to the vote taken with respect to the Merger at the Special Meeting a written demand for payment for his or her shares of BMC Common if the Merger is consummated and the shareholder does not vote in favor of the Merger.

     Within ten days after the Closing Date, or 30 days after the shareholder delivers to BMC the written demand for payment, whichever is later, HBI will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of HBI as to the estimated value of the shares of BMC Common, BMC's balance sheet as of the most recently completed fiscal year ending not earlier than sixteen months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of BMC Common of the dissenting shareholder upon transmittal to HBI of the certificate(s), or other evidence of ownership, with respect to such shares of BMC Common.

     If the dissenting shareholder does not agree with the opinion of HBI as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the statement of value, must notify HBI in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by HBI.

     If, within 60 days from delivery to HBI of the shareholder notification of estimate of value of the shares, HBI and the dissenting shareholder have not agreed in writing upon the value of the shares of BMC Common, HBI must either pay the difference in value demanded or file a petition in the circuit court of Wabash County, Illinois requesting the court to determine the fair value of the shares. HBI must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of HBI to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

     Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by HBI. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the Closing Date to the date of payment.

     The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by HBI, or if no offer was made, then all or any part of such expenses may be assessed against HBI. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter.

     If the holders of more than approximately 9% of the outstanding shares of BMC Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of CNB to proceed with the Merger. See "-- Accounting Treatment" and "-- Conditions to Consummation of Merger."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF BMC, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS APPENDIX C.


Federal Income Tax Consequences

     The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders properly exercising their dissenters' rights, and cash received in lieu of a fractional share interest in CNB Common, holders of shares of BMC Common will recognize no gain or loss on the receipt of CNB Common in the Merger, their aggregate basis in the shares of CNB Common received in the Merger will be the same as their aggregate basis in their shares of BMC Common converted in the Merger and, provided the shares surrendered are held as a capital asset, the holding period of the shares of CNB Common received by them will include the holding period of their shares of BMC Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders properly exercising their dissenters' rights will be treated as (i) a distribution in full payment of such fractional share interests or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss, or (ii) ordinary income, as the case may be, depending upon each shareholder's particular situation.

     The following is a summary of a tax opinion issued by Lewis, Rice & Fingersh, L.C., counsel for CNB, and included as an exhibit to the Registration Statement. If the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of BMC Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights); (iii) the basis of CNB Common (including any fractional share interest to which such shareholder would be entitled) received by the shareholders of BMC will be the same as the basis of BMC Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of BMC will include the holding period of the shares of BMC Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF BMC WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF BMC SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


Accounting Treatment

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of CNB and BMC will be carried forward after the Effective Time into the consolidated financial statements of CNB at their recorded amounts, the consolidated income of CNB will include income of CNB and BMC for the entire fiscal year in which the Merger occurs, the separately reported income of CNB and BMC for prior periods will be combined and restated as consolidated income of CNB, and no goodwill will be recognized.

     The Merger Agreement provides that a condition to the obligation of CNB to consummate the Merger is that, in the reasonable opinion of CNB after consultation with its independent certified public accountants, the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by CNB (which CNB has indicated it does not intend to do) and the approval of the shareholders of BMC was resolicited if such change in accounting treatment were deemed material to the consolidated financial condition and results of operations of CNB on a pro forma basis assuming consummation of the Merger. As of the date of this Prospectus/Proxy Statement, CNB and BMC are not aware of any existing facts or circumstances which would preclude the Merger from qualifying for "pooling of interests" accounting treatment.

     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "SELECTED COMPARATIVE PER SHARE DATA," "SELECTED FINANCIAL DATA" and "PRO FORMA FINANCIAL DATA."


Management and Operations After Merger

     CNB intends, effective as of the Closing Date, to merge Bank of Mt. Carmel and Citizens Bank-Illinois. Following the Subsidiary Bank Merger, (i) the resulting bank will continue to serve the Mt. Carmel community, under the name "Citizens Bank of Illinois, National Association," in substantially the same manner as Bank of Mt. Carmel has done historically; (ii) the current directors of BMC and Bank of Mt. Carmel will serve as regional directors of the Mt. Carmel region of the resulting bank; (iii) W. Gene Guisewite, President and Chief Executive Officer of BMC and Bank of Mt. Carmel, will serve, on a part-time basis, as an executive officer of the Mt. Carmel region of the resulting bank;
(iv) Daniel R. Schonert, Secretary of BMC and Executive Vice President of Bank of Mt. Carmel, will serve as President of the Mt. Carmel region of the resulting bank; and (v) Mina Nolan, Chief Financial Officer Bank of Mt. Carmel, will serve as Executive Vice President of the Mt. Carmel region of the resulting bank. The management and Board of Directors of HBI and CNB will not be affected as a result of the Merger. See "-- Management and Operations After Merger" and
"-- Interests of Certain Persons in Merger."


Resale of CNB Common

     The shares of CNB Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any BMC shareholder who may be deemed to be an "affiliate" of CNB for purposes of Rule 144 under the Securities Act or an "affiliate" of BMC for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of BMC or CNB generally include individuals who, or entities which, control, are controlled by or are under common control with BMC or CNB and will include directors and certain officers of BMC and CNB and may include principal shareholders of BMC and CNB, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of CNB Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the two years following the Effective Time, those persons who are affiliates of BMC at the time of the Special Meeting, provided they are not affiliates of CNB at or following the Effective Time, may publicly resell any CNB Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of CNB Common sold by them in any three-month period and as to the manner of sale. After the two-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to CNB as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of CNB Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to CNB's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of CNB Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Guidelines of the SEC regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the SEC indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that BMC will use its best efforts to obtain and deliver to CNB an agreement from each such affiliate providing that such affiliate will not transfer any shares of CNB Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of BMC Common or CNB Common (or any interest therein) during the period commencing 30 days prior to the Closing Date through the date on which financial results covering at least 30 days of combined operations of CNB and BMC after the Merger have been published. No Merger Consideration will be delivered to an affiliate of BMC or CNB until such affiliate has executed and delivered the aforementioned agreement to CNB and satisfied the other requirements described above under "-- Exchange of Stock Certificates."

     This Prospectus/Proxy Statement does not cover resales of shares of CNB Common received by any person who may be deemed to be an affiliate of BMC or CNB.


                                      Page


                             PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined consolidated condensed balance sheet as of September 30, 1996, and the pro forma combined consolidated condensed statements of income for the nine months ended September 30, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1995, give effect to the Merger based on the historical consolidated financial statements of CNB and BMC and their respective subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

     The pro forma financial statements have been prepared by the managements of CNB and BMC based upon their respective financial statements. These pro forma statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of CNB incorporated by reference herein and the historical financial statements of BMC contained elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF BMC."


                                      Page

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 1996
                                   (unaudited)
                                     (a)        (b)                         (c)

                                                           Pro Forma      CNB/BMC
                                   CNB (1)     BMC(1)     Adjustments    Pro Forma
                                  --------     ------     -----------   ----------
                                                                         Increase
                                                                        (Decrease)
                                                   (in thousands)
[R]
Assets:
  Cash and due from banks      $   120,386    $ 2,470                   $  122,856
  Interest bearing deposits
    in banks                           262          0                          262
  Federal funds sold                   525     13,050                       13,575
  Investment securities
    available for sale           1,303,800     26,120                       29,920
  Investment securities            252,056          0                      252,056
  Loans held for sale                4,754          0                        4,754

  Loans                          2,139,247     53,698                    2,192,945
     Allowance for loan losses     (30,106)      (600)                     (30,706)
                                 ----------    -------     ------        ----------
       Net loans                 2,109,141     53,098         0          2,162,239

  Premises and equipment            69,680      1,093                       70,773
  Other real estate owned            2,456          0                        2,456
  Goodwill                          31,509      2,246                       33,755
  Interest receivable and other
    assets                          87,571      1,701                       89,222
                                ----------    -------      ------       ----------
         Total Assets           $3,982,140    $99,778        $0         $4,081,918
                                ==========    =======      ======       ==========
Liabilities:
  Deposits                       2,877,416     85,488                    2,962,904
  Repurchase agreements            503,738          0                      503,738
  Federal funds purchased           38,315          0                       38,315
  Other short-term borrowings        9,474          0                        9,474
  Long-term debt                   206,282          0                      206,282
  Other liabilities                 42,881        793                       43,674
                                ----------    -------      ------       ----------
         Total Liabilities       3,678,106     86,281         0          3,764,387

Shareholders' Equity:
  Common stock                      19,255        837      (115) (2)        19,977
  Capital surplus                  267,429      7,984       115  (2)       275,528
  Retained earnings                 23,528      5,081                       28,609
  Net unrealized gains (losses)
    on investment securities
    available for sale              (6,178)      (405)                      (6,583)
                                -----------   --------     ------        ---------
         Total Shareholders'
           Equity                  304,034     13,497         0            317,531
                                -----------   --------     ------        ---------
           Total Liabilities
             and Equity         $3,982,140    $99,778        $0         $4,081,918
[/R]

                                      Page


               NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                   (unaudited)


Notes to Pro Forma Combined Condensed Balance Sheet

(1) The Merger will be accounted for under the pooling of interests method of accounting whereby the historical basis of the assets and liabilities of both CNB and BMC will be retained.

[R]
(2) To reflect the exchange of shares of BMC Common for shares of CNB Common, retaining the historical cost basis of assets, liabilities, and equity through the treatment as a pooling of interests. A total of 721,782 shares of CNB Common (stated value $1.00) will be issued assuming a CNB Average Price of $36.26 (using the average of the 20-day period ending December 24, 1996), resulting in a transfer from common stock to capital surplus of $115,000 to reflect the decrease in aggregate par value of the issued and outstanding shares of CNB common stock under the aggregate par value of the currently outstanding shares of BMC common stock. The Conversion Ratio, as described elsewhere herein, is subject to adjustment. See "MERGER -- Conversion Ratio."

    Capital Surplus          115
         Common Stock             115
[/R]

                                      Page

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      Nine Months Ended September 30, 1996
                                   (unaudited)
                                   (a)            (b)                            (c)
                                                              Pro Forma        CNB/BMC
                                   CNB            BMC        Adjustments      Pro Forma
                                 ------         ------       -----------      ---------
                                                               Increase
                                                              (Decrease)
                                              (in thousands, except per share data)

Interest income               $218,890         $5,482                          $224,372
Interest expense               111,002          3,069                           114,071
                              --------         ------           -----          --------
  Net interest income          107,888          2,413             -             110,301

Provision for loan losses        5,921            957                             6,878
                              --------         ------           -----          --------
  Net interest income after
    provision for losses       101,967          1,456             -             103,423

Noninterest income              41,712            190                            41,902
Noninterest expense            102,865          1,440                           104,305
                              --------        -------                          --------
  Income before income taxes    40,814            206             -              41,020

Income taxes                    13,894            107             -              14,001
                              --------        -------          ------          --------
  Net income                  $ 26,920        $    99          $  -            $ 27,019
                              ========        =======          ======          ========
[R]
Net income per common share
     Primary                  $   1.40                                         $   1.36
     Fully diluted                1.40                                             1.36

Average Shares Outstanding      19,167                                           19,889
Average Fully Diluted
  Shares Outstanding            19,167                                           19,889
[/R]

                                      Page

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      Nine Months Ended September 30, 1995
                                   (unaudited)
                                 (a)         (b)                        (c)
                                                      Pro Forma       CNB/BMC
                                 CNB         BMC     Adjustments     Pro Forma
                                -----       -----    -----------     ---------
                                                       Increase
                                                      (Decrease)
                                      (in thousands, except per share data)

Interest income             $202,988      $4,394                      $207,382
Interest expense             103,801       2,010                       105,811
                            --------      ------        ------        --------
  Net interest income         99,187       2,384           -           101,571

Provision for loan losses      4,030         135                         4,165
                            --------      ------        ------        --------
  Net interest income after
    provision for losses      95,157       2,249           -            97,406

Noninterest income            34,556         185                        34,741
Noninterest expense           88,025       1,191                        89,216
                           ---------     -------        ------        --------
  Income before income taxes  41,688       1,243                        42,931

Income taxes                  15,407         510           -            15,917
                           ---------     -------        ------        --------
  Net income                $ 26,281     $   733        $  -           $27,014
                           =========     =======        ======        ========
[R]
Net income per common
  share
    Primary                 $   1.37                                   $  1.36
    Fully diluted               1.37                                      1.36

Average Shares Outstanding    19,181                                    19,904
Average Fully Diluted
  Shares Outstanding          19,181                                    19,904
[/R]

                                      Page

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          Year Ended December 31, 1995
                                   (unaudited)
                                  (a)       (b)                       (c)
                                                     Pro Forma      CNB/BMC
                                  CNB       BMC     Adjustments    Pro Forma
                                 -----     -----    -----------    ---------
                                                     Increase
                                                    (Decrease)
                                       (in thousands, except per share data)

Interest income              $273,785    $6,179                     $279,964
Interest expense              140,350     3,029                      143,379
                             --------    ------        -----        --------
  Net interest income         133,435     3,150          -           136,585

Provision for loan losses       6,939       (12)                       6,927
                             --------    ------        -----        --------
  Net interest income after
    provision for losses      126,496     3,162          -           129,658

Noninterest income             46,669       315                       46,984
Noninterest expense           116,804     1,654                      118,458
                             --------    ------        -----        --------
  Income before income taxes   56,361     1,823          -            58,184

Income taxes                   20,710       623          -            21,333
                             --------    ------        -----        --------
  Net income                 $ 35,651    $1,200        $ -           $36,851
                             ========    ======        =====        ========
[R]
Net income per common share
  Primary                    $   1.86                                $  1.86
  Fully diluted                  1.86                                   1.86

Average Shares Outstanding     19,123                                 19,846
Average Fully Diluted
  Shares Outstanding           19,123                                 19,846
[/R]

                                      Page

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          Year Ended December 31, 1994
                                   (unaudited)
                                  (a)       (b)                        (c)
                                                     Pro Forma       CNB/BMC
                                  CNB       BMC     Adjustments     Pro Forma
                                 -----     -----    -----------     ---------
                                                     Increase
                                                    (Decrease)
                                     (in thousands, except per share data)

Interest income              $227,050    $5,297                      $232,347
Interest expense              105,777     2,194                       107,971
                             --------    ------        -----         --------
  Net interest income         121,273     3,103          -            124,376

Provision for loan losses       7,234       (78)                        7,156
                             --------    ------        -----         --------
  Net interest income after
    provision for losses      114,039     3,181          -            117,220

Noninterest income             46,805       250                        47,055
Noninterest expense           113,539     1,599                       115,138
                             --------    ------        -----         --------
  Income before income taxes   47,305     1,832          -             49,137

Income taxes                   16,793       602          -             17,395
                             --------   -------        -----         --------
  Net income                 $ 30,512   $ 1,230        $ -            $31,742
                             ========   =======        =====         ========
[R]
Net income per common share
  Primary                    $   1.60                                 $  1.61
  Fully diluted                  1.58                                    1.59

Average Shares Outstanding     19,043                                  19,771
Average Fully Diluted
  Shares Outstanding           19,484                                  20,212
[/R]

                                      Page


                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          Year Ended December 31, 1993
                                   (unaudited)

                                  (a)       (b)                       (c)
                                                    Pro Forma       CNB/BMC
                                  CNB       BMC    Adjustments     Pro Forma
                                 -----     -----   -----------     ---------
                                                     Increase
                                                    (Decrease)
                                     (in thousands, except per share data)

Interest income              $212,887     $5,299                    $218,186
Interest expense              101,493      2,287                     103,780
                             --------     ------      ------        --------
  Net interest income         111,394      3,012         -           114,406

Provision for loan losses       3,890        229                       4,119

  Net interest income after
    provision for losses      107,504      2,783         -           110,287

Noninterest income             43,113        411                      43,524
Noninterest expense           103,662      1,590                     105,252
                             --------      -----      ------        --------
  Income before income taxes   46,955      1,604         -            48,559

Income taxes                   16,039        453         -            16,492
                             --------    -------      ------        --------
  Net income                 $ 30,916    $ 1,151      $  -           $32,067
                             ========    =======      ======        ========
[R]
Net income per common share
  Primary                    $   1.66                                $  1.66
  Fully diluted                  1.63                                   1.63

Average Shares Outstanding     18,600                                 19,337
Average Fully Diluted
  Shares Outstanding           19,351                                 20,089
[/R]

Notes to Pro Forma Combined Condensed Statements of Income

(1) Net income in 1993 excludes the cumulative effect of change in accounting for income taxes.


                                      Page


                          DESCRIPTION OF CNB'S CAPITAL STOCK

General


     CNB's Articles of Incorporation presently authorize the issuance of 50,000,000 shares of common stock, $1.00 stated value per share, and 2,000,000 shares of preferred stock, without par value. As of September 30, 1996, 19,255,000 shares of CNB Common were issued and outstanding and no shares of preferred stock were issued and outstanding. The Board of Directors of CNB is authorized to cause the preferred stock to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine in the resolution the designation, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights and all other matters with respect to such shares as are permitted to be fixed and determined by the Board of Directors under the Indiana Law.


CNB Common

     The following is a brief description of the terms of CNB Common.

          Dividend Rights

     Holders of CNB Common are entitled to receive dividends when, as and if declared by CNB's Board of Directors out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by CNB in the future. The ability of the subsidiary banks of CNB to pay cash dividends, which are expected to be CNB's principal source of income, is restricted by applicable banking laws. Such dividends have previously been CNB's principal source of income.

          Voting Rights

     Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Shareholders of CNB do not have cumulative voting rights in the election of directors. Therefore, holders of a majority of the shares of CNB Common outstanding can elect the entire Board of Directors.

          Classification of Board of Directors

     The Board of Directors of CNB is divided into three classes, and the directors are elected by classes to three year terms. Approximately one-third of the directors of CNB are elected at each annual meeting of the shareholders. The primary goal of CNB's staggered Board is to encourage well-financed bidders who are interested in acquiring CNB to negotiate directly with CNB's Board of Directors. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors (combined with the fact that holders of shares of CNB Common do not have cumulative voting rights in the election of directors) may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in CNB Common and thereby could impede a change in control of CNB or discourage certain offers (possibly including some offers which shareholders may feel would be in their best interest). Because of the additional time required to change control of the Board of Directors, a staggered Board of Directors also tends to perpetuate present management.

          Liquidation Rights

     In the event of liquidation, dissolution or winding up of CNB, whether voluntary or involuntary, the holders of CNB Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

          Preemptive Rights

     Holders of shares of CNB Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of CNB Common.

          Assessment and Redemption

     The shares of CNB Common presently outstanding are, and the shares of CNB Common to be issued by CNB pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of CNB Common.

          Transfer Agent

     The Citizens National Bank of Evansville, Evansville, Indiana is the transfer agent for shares of CNB Common.

          Dividend Restrictions under Loan Agreement

     Pursuant to the terms of a Term Loan Agreement (the "Loan Agreement"), CNB may not, until October 31, 1997, in any fiscal year, purchase or redeem any shares of CNB Common in an amount that exceeds 7.5% of its tangible net worth in the immediately preceding fiscal year. The Loan Agreement also provides that CNB may not, until October 31, 1997, pay or declare any dividend (other than stock dividends payable in shares of CNB Common) on CNB Common or make any other distribution in respect of CNB Common, except that, provided that no "Event of Default" or "Unmatured Event of Default" (as such terms are defined in the Loan Agreement) exists or would exist as a result thereof, CNB may declare or pay cash dividends to the holders of CNB Common not to exceed for all fiscal years of CNB on a cumulative basis beginning with the 1991 fiscal year (x) $5 million in the aggregate for all years beginning with the 1991 fiscal year, plus (y) the net proceeds received by CNB from the sale after December 31, 1990 of shares of CNB Common or convertible debt securities subsequently converted into CNB Common, plus (z) 50% of CNB's net income on a cumulative basis beginning with the 1991 fiscal year. As of September 30, 1996, $1.5 million was available for payment of dividends, purchases of CNB Common and payments or distributions in respect of CNB Common under the Loan Agreement.


                                      Page


                        COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of CNB Common are governed by the Indiana Law and by CNB's Articles of Incorporation, By-laws and other corporate documents. The rights of holders of shares of BMC Common are governed by the Illinois Law and by BMC's Articles of Incorporation, By-laws and other corporate documents. The rights of holders of shares of BMC differ in certain respects from the rights which they would have as shareholders of CNB. A summary of the material differences between the respective rights of the common shareholders of CNB and BMC is set forth below.


Shareholder Vote Required for Certain Transactions

     Business Combinations

          CNB

     CNB's Articles of Incorporation include a so-called "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of total assets involving CNB or any of its subsidiaries and any person or entity beneficially owning directly or indirectly more than 10% of the outstanding voting stock of CNB, or affiliates or associates of such an entity (a "CNB 10% shareholder"), may not be consummated without the approval of holders of at least 80% of the voting stock of CNB, unless either: (i) the transaction is approved by a majority of the members of the Board of Directors of CNB who are not affiliated with the CNB 10% shareholder; or (ii) the transaction meets certain minimum ("fair price") price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana Law would govern the transaction). The primary purpose of CNB's "fair price" provision is to provide additional safeguards for the remaining shareholders in the event that an individual or entity becomes a major shareholder of CNB. If CNB comes under the control of a single person or entity, substantial inequities could befall the minority shareholders. A bid for control of a target company is often followed, in time, by a complete business combination that eliminates minority interests in the target company on terms often unfavorable to the minority -- a so-called "two-tier" structured takeover. Minority shareholders in these circumstances may be forced out by the controlling shareholder in a business combination transaction at a time and for a price (cash or other types of consideration, often including debt instruments) not to their liking. The price per share in such transactions often is lower than the price per share previously paid by the controlling shareholder for its controlling block of stock in the first tier of the takeover. The minority shareholders, in such event, may have no alternative to accepting such price unless they choose to follow the statutory procedures for appraisal rights as a dissenting shareholder or to bringing legal action against the controlling shareholder for breach of fiduciary duty, either of which procedures may be costly and time-consuming. CNB's higher shareholder vote requirements make it more difficult for a single shareholder to obtain ultimate "control" over CNB in the sense of being able unilaterally to effect a completed business combination on the controlling shareholder's own terms. A disadvantage of these higher shareholder vote requirements, however, is that outside parties contemplating an attempt to acquire control over CNB by acquiring less than all of its outstanding stock may be discouraged from making such an attempt, because ultimate "control" will require obtaining a higher percentage of the outstanding shares of CNB Common than if normal shareholder vote requirements were in effect. As a result, premium offers for CNB Common from outside parties interested in acquiring control may be somewhat less likely from such parties than premium offers for other similar companies without such high voting requirements. In addition, because outside parties may be somewhat less likely to attempt to acquire control over CNB due to its higher shareholder vote requirements, the management of CNB may be somewhat less vulnerable to removal in the future than would be the case if such provisions were not in effect.

          BMC

     Under Illinois Law, the affirmative vote of at least two-thirds of the shares entitled to vote on a proposed plan of merger is required for approval unless any class or series of shares is entitled to vote as a class on the plan. If any class is entitled to vote on the plan, the proposed plan must be approved by an affirmative vote of (i) at least two-thirds of the shares of each class or series of shares entitled to vote as a class and (ii) at least two-thirds of the total number of shares entitled to vote on the proposed plan. The articles of incorporation of any corporation may supersede the two-thirds vote requirement by specifying any smaller or larger vote requirement; provided, however, that the vote requirement may not be less than a majority of the shares entitled to vote. BMC's Articles of Incorporation and By-laws do not contain such provisions.

     Removal of Directors

          CNB

     CNB's Articles of Incorporation provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. The Articles of Incorporation provide that, except as may be otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or (ii) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to CNB in a manner of substantial importance to CNB, and such adjudication is no longer subject to direct appeal. CNB's 80% shareholder vote requirement for removal of directors without cause precludes a majority shareholder from circumventing the classified Board by decreasing the size of the Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Board. The removal provisions would make it more difficult for shareholders of CNB to change the composition of the Board of Directors even if the shareholders believe such a change would be desirable.

          BMC

     BMC's By-Laws provide that a majority of shareholders may remove a director with or without cause if the notice of the meeting names the director or directors to be removed at such meeting. Neither BMC's Articles of Incorporation, By-Laws or Illinois Law defines what constitutes "cause."

     Amendments to Articles of Incorporation

          CNB

     The Indiana Law provides that, unless a greater vote is required under a specific provision of the Indiana Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Law.

     CNB's Articles of Incorporation provide that, notwithstanding any other provision of the Articles of Incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed under "-- Business Combinations"), may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of CNB Common then entitled to vote in an election of directors.

          BMC

     The Illinois Law provides that, unless a greater or lesser vote (provided that it is not less than holders of a majority of the shares entitled to vote) is required by the corporation's articles of incorporation, a corporation may amend its articles of incorporation upon receiving the affirmative vote of at least two-thirds of its voting shares. BMC's Articles of Incorporation do not contain a greater or lesser vote requirement.


     Voting Rights

          CNB

     Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of CNB are elected by the majority vote of the shareholders and shareholders of CNB are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of CNB Common can elect the entire Board of Directors.

          BMC

     Holders of shares of BMC Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of BMC are elected by the holders of a majority of the shares represented at a meeting and shareholders of BMC are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of BMC Common can elect the entire Board of Directors.


                                      Page


Special Meeting of Shareholders; Shareholder Action by Written Consent

          CNB

     CNB's Articles of Incorporation require that shareholders must hold at least 80% of the outstanding voting shares of CNB in order to call a special meeting of shareholders. This provision is intended to discourage attempts by the holders of less than 80% of the outstanding voting stock of CNB from disrupting the business of the corporation between annual shareholders meetings by calling special meetings. Possible disadvantages of this provision is that it makes it more difficult for a shareholder or shareholder group to take action where such action is opposed by a majority of the Board of Directors and management of CNB and it may delay the removal of directors, even if cause exists for such removal. The Indiana Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

          BMC

     BMC's By-Laws provide that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the President, the Board of Directors or by the holders of not less than a majority of all the outstanding shares entitled to vote on the matter for which the meeting is called. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by: (a) the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting; or (b) all of the shareholders entitled to vote with respect to the subject matter. If such consent is signed by less than all of the shareholders entitled to vote, then such consent will become effective only if at least five days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof. After the effective date of the consent, prompt notice of the taking of the action without a meeting by less than unanimous written consent must be delivered in writing to those shareholders who have not consented in writing.


Dissenters' Rights

          CNB

     Under the Indiana Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. Because CNB is not merging directly with BMC, CNB's shareholders are not entitled to assert such rights in connection with the Merger.

          BMC

     Under the Illinois Law, a shareholder of a corporation who dissents from, among other things, a plan of merger, consolidation, plan of share exchange, or sale, lease or exchange of all or substantially all of the property of the corporation has the right (subject to certain exceptions) to demand payment of the fair value of such shareholder's stock. Shareholders of BMC are entitled to assert such rights in connection with the Merger. See "MERGER -- Dissenters' Rights."


Takeover Statutes

          CNB

     The Indiana Law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana Law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana Law is effective even if all parties should subsequently decide that they wish to engage in the business combination. The Indiana Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting right is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that: (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents; (b) more than 10% of its shares are owned by Indiana residents; or (c) 10,000 or more shareholders resident in Indiana. CNB is an "issuing public corporation." A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption (CNB's By-laws do), the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

          BMC

     The Illinois Law contains a provision similar to the Indiana Law restricting business combinations with an "interested shareholder" except that, among other distinctions, the Illinois Law provides for a "three-year freeze" period and the Illinois Law defines an "interested shareholder" as a person who is the owner of 15% or more of the outstanding voting shares of the corporation. This provision of the Illinois Law does not apply to BMC because, among other things, BMC does not have any equity securities registered under Section 12 of the Exchange Act and is not subject to Section 15 of the Exchange Act.


Indemnification

          CNB

     Pursuant to the Indiana Law and the Articles of Incorporation and By-laws of CNB, CNB is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to CNB in certain circumstances. CNB may also voluntarily undertake to indemnify certain persons acting on CNB's behalf in certain circumstances.

     The Indiana Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The Indiana Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, CNB's By-laws generally provide for the indemnification of CNB's directors, officers, employees and agents to the extent permitted by the Indiana Law.

          BMC

     The Illinois Law permits a corporation to indemnify a person who, by reason of his or her relationship with the corporation, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in the case of actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent, that the court in which such action or suit was brought determines upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, the Illinois Law provides that, to the extent that such person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The Illinois Law also authorizes corporations to pay expenses in advance of final disposition of a proceeding if the person in question undertakes to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Illinois Law provides that the indemnification and advancement of expenses provided for therein is not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. The By-laws of BMC include indemnification provisions that are generally similar to those described above in the Illinois Law.


Limitation of Liability of Directors

          CNB

     The Indiana Law provides that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Indiana Law and the breach or failure to perform constitutes willful misconduct or recklessness. This provision eliminates the potential liability of a corporation's directors for failure, except through willful misconduct or recklessness, to satisfy their duty of care, which requires each director to carry out his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. This provision may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the corporation and its
shareholders.   Shareholders therefore will not have a cause of action based upon negligent business decisions, including those relating to attempts to acquire control of the corporation. This provision does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

          BMC

     The Illinois Law provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under certain provisions of the Illinois Law; or (iv) for any transaction in which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of any director for any act or omission occurring before the date when the provision is included in the articles of incorporation. The By-laws and the Articles of Incorporation of BMC do not contain provisions limiting the liability of directors.


Consideration of Non-Shareholder Interests

          CNB

     The Indiana Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

          BMC

     The Illinois Law provides that, in discharging the duties of their respective positions, the board of directors and individual directors may, in considering the best long-term and short-term interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.


                                      Page


                            INFORMATION ABOUT BMC

Business of BMC

     BMC was incorporated under the laws of the State of Illinois on December 31, 1986 to serve as a holding company for the Bank of Mt. Carmel. The Bank of Mt. Carmel is chartered under the laws of the State of Illinois and commenced business as an Illinois banking corporation in 1959. The business of BMC consists primarily of the ownership, supervision and control of its wholly owned subsidiary, the Bank of Mt. Carmel. On September 30, 1996, BMC had, on a consolidated basis, total assets of $99.8 million, total loans of $53.7 million, total deposits of $85.5 million, and total stockholders' equity of $13.5 million.


Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion provides information regarding the major components of financial condition and results of operations, liquidity and capital resources of BMC. This discussion and analysis should be read in conjunction with the "SELECTED FINANCIAL DATA" and "FINANCIAL STATEMENTS OF BMC" appearing elsewhere in this Prospectus/Proxy Statement.

Results of Operations

     Net income for 1995 was $1,200,204 as compared to $1,230,220 for 1994, a decrease of $30,016 or 2.44%. BMC's return on average assets was 1.44% for 1995 compared to 1.61% for 1994, primarily due to acquiring approximately $28,000,000 in deposits during 1995. The additional deposits were acquired in the fourth quarter and were therefore not reinvested in loans in 1995. Further discussion of the 1995 acquisition is noted in the section titled "Sources of Funds". Net income for 1994 was $1,230,220 as compared to $1,150,824 for 1993, an increase of $79,396 or 6.90%. Return on assets for 1993 was 1.53%. Interest rates were relatively stable during 1995 and 1994.

     Net income for the nine months ended September 30, 1996 was $98,761 compared to $732,956 for the nine months ended September 30, 1995, a decrease of $634,195 or 86.53%. The decrease in net income was due to the Bank of Mt. Carmel charging off a related group of loans, which totaled approximately $1,006,000 during the third quarter of 1996. See section titled "Provision for Loan Losses." As a result of this charge off, return on assets for the nine months of 1996 declined to .13% on an annualized basis from 1.26% on an annualized basis for the nine months ended September 30, 1995. BMC's return on assets is significantly influenced by loan demand and the actual and perceived condition of the local and regional economy, factors which BMC cannot predict and which are beyond its control.

     Shareholders' equity increased to $13,967,581 at December 31, 1995, or $229.72 per share, from $11,607,672 at December 31, 1994, or $190.46 per share.
The increase was a result of net income for 1995 reduced by dividends paid during 1995, as well as an increase in the estimated fair value of investment securities classified as available-for-sale. SFAS 115 (see Note 1 to Financial Statements of BMC) had the effect of increasing shareholders' equity by $84,100, or $1.38 per share, at December 31, 1995. Shareholders' equity declined to $11,607,672 at December 31, 1994, or $190.46 per share, from $12,783,549, or
$206.07 per share, at December 31, 1993, representing a 9.20% decrease in total shareholders' equity. The decrease in shareholders' equity at December 31, 1994 was due primarily to SFAS 115, which had the effect of decreasing shareholders' equity by $1,245,658, or $20.44 per share.

     BMC achieved a 9.00% return on average common equity for 1995 compared to 9.97% for 1994, as a result of the factors mentioned previously. BMC declared dividends of $152,093, or $2.50 per share, and $183,247, or $3.00 per share, in 1995 and 1994 respectively.

     Shareholders' equity decreased during the nine months of 1996 to $13,497,415, a decrease of 3.37%, or $7.73 per share. SFAS 115 reduced shareholders' equity by $405,100, or $6.66 per share, at September 30, 1996. In the first nine months of 1996, BMC had declared dividends of $79,044, or $1.30 per share.

     Net Interest Income

     Net interest income is the difference between interest income and interest expense. It has historically been the single most critical component of BMC's annual earnings. This calculation is affected by both the prevailing interest rate and outstanding volume of both earning assets and interest bearing liabilities. Net interest income for 1995 was $3,149,608, which is an increase of 1.50% from $3,103,068 earned in 1994. This increase was a result of a slight movement in interest rates in 1995. BMC was positioned such that its assets repriced slightly faster than its liabilities and therefore a resulting increase in the net interest income. The net interest margin for the twelve month period ended December 31, 1995 was 4.07% as compared to 4.38% for the same period ended December 31, 1994, a decrease of .31%. This decrease is attributable, in part, to the two branch acquisitions (see section titled "Sources of Funds"), which increased deposits by approximately $28,000,000. The additional deposits were acquired in the fourth quarter of 1995 and were invested in federal funds sold with a lower interest rate than what would have been earned if the funds had been invested in loans. 1994 net interest income was slightly higher than 1993, for the same reasoning as the previously discussed increase from 1994 to 1995. The net interest margin in 1994 was 4.38% as compared to 4.30% in 1993, an increase of .08%.

     Net interest income for the nine months ended September 30, 1996 increased by $29,021, or 1.22%, to $2,413,112 compared to the nine months ended
September 30, 1995. In contrast, the net interest margin for the nine months ended September 30, 1996 was 3.18% as compared to 4.24% for the same period ended September 30, 1995, a decrease of 1.06%. The decrease in the net interest margin was primarily due to the rate at which federal funds sold were reinvested in loans, which was substantially slower than anticipated at the beginning of 1996, and interest rate competition to maintain larger deposits.


                                      Page


     The following table presents each significant category of interest earning assets and interest bearing liabilities.

Average balance sheet and net interest analysis (dollars in thousands on fully taxable equivalent basis)

                               December 31, 1995                 December 31, 1994
                               -----------------                 -----------------
                           Average             Average       Average               Average
                          Balances   Interest   Rate        Balances    Interest    Rate

Earning assets
  Investment securities
    Taxable                $22,936     $1,513    6.60        $24,989      $1,594     6.38
    Tax exempt(1)            5,479        431    7.86          5,453         450     8.25
  Federal funds sold         7,752        427    5.51          3,939         139     3.53
  Loans (2)(3)              43,831      3,917    8.94         39,054       3,228     8.27
                           -------     ------    ----        -------      ------     ----
Total earning assets        79,998      6,288    7.86         73,435       5,411     7.37
Less allowance for loan
  losses                       707                               802
                           -------                           -------
                            79,291                            72,633

Non-earning assets
  Cash and due from banks    1,657                             1,987
  Bank premises and
    equipment                  771                               724
  Other assets               1,536                               927
                           -------                           -------
Total assets               $83,255                           $76,271
                           =======                           =======

Interest bearing liabilities
  Deposits
    Interest bearing demand
      deposits             $17,459     $  521    2.98        $16,522      $  493     2.98
    Savings                  3,335         92    2.76          3,949         107     2.71
    Other time              44,800      2,416    5.39         37,191       1,594     4.29
  Federal funds purchased       80          6    7.50              8
                           -------     ------    ----        -------      ------     -----
Total interest bearing
  liabilities               65,674      3,035    4.62         57,670       2,194     3.80
Non-interest bearing
  liabilities
    Demand deposits          3,465                             5,652
    Other liabilities          783                               611
                           -------                           -------
      Total liabilities     69,922                            63,933

Shareholders' equity        13,333                            12,338

Total liabilities and      -------                           -------
  shareholders' equity     $83,255                           $76,271
                           =======                           =======

Recap:(4)
  Interest income                      $6,288    7.86                     $5,411     7.37
  Interest expense                      3,035    3.79                      2,194     2.99
                                       ------    ----                     ------     ----
Net interest income/margin             $3,253    4.07                     $3,217     4.38


(1) Income on tax exempt securities has been adjusted to a fully taxable equivalent basis using a marginal tax rate of 34%.
(2) Nonaccrual loans have been included in the average loan balance.
(3) Loan income includes interest and loan fees.
(4) Average rates have been computed by dividing by total average earning assets.


    The amount of net interest income is affected by changes in volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities.

    Earning assets, which include loans, federal funds sold and investment securities increased by $29,296,892 during 1995 to $100,985,891, while interest bearing liabilities increased by $28,839,053 to $86,900,436. The increase in 1995 in both earning assets and interest bearing liabilities is attributed to the two branch acquisitions described previously. Earning assets were $71,688,999 and interest bearing liabilities were $58,061,383 at year end 1994, a decrease of $1,072,070 in earning assets and an increase in interest bearing liabilities of $485,683 from year end 1993.

    Earning assets decreased by $8,718,169 to $92,267,722 and interest bearing liabilities decreased by $6,543,737 to $80,356,699 during the nine months ended September 30, 1996. These decreases are mainly due to interest rate competition primarily on deposits acquired in the two branch acquisitions.

    Provision for Loan Losses

    The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The 1995 provision was a result of reducing the allowance by $11,951 which represented excess recoveries over loans charged off. For the year ended December 31, 1995, charge offs totaled $34,801, which were offset by recoveries of $46,752 for net charge offs of ($11,951).

    During the nine months ended September 30, 1996 and 1995, provisions of $956,992 and $135,000, respectively, were made. During September, 1996 the most significant charge off for approximately $1,006,000 on a group of loans to a single borrower in the equipment leasing industry was recorded. The customer and its related companies had filed for bankruptcy in March of 1996. Due to, among other things, the complexity of the bankruptcy, management of BMC believes it prudent to charge off the loans. The provision for the nine months ended September 30, 1995 was necessary for ordinary losses. Further analysis of loan losses is contained in the loan section of this discussion.

    Non Interest Income

    Non interest income increased from $249,737 to $315,267 from 1994 to 1995. The increase was due to an increase in gains from the disposition of investment securities during 1995. Non interest income decreased by $161,587 to $249,737 in 1994, from $411,324 in 1993. The decrease in 1994 was a result of a decrease of $182,080 in gains on the sale of investment securities.

    Non interest income during the nine months ended September 30, 1996 increased slightly to $190,166 from $185,343 for the nine months ended September 30, 1995.

    Non Interest Expense

    Operating expenses, other than interest and the provision for loan losses, were $1,653,860 in 1995, as compared to $1,598,886 and $1,590,075 in 1994 and
1993, respectively. The increase in 1995 of $54,974 is attributed primarily to acquiring the deposits of two additional branches and the payroll costs incurred to staff the Albion, Illinois facility.

    Operating expenses for the nine months ended September 30, 1996 were $1,439,893, as compared to $1,191,461 for the nine months ended September 30, 1995. The increase of $248,432, or 20.85%, primarily relates to the acquisition of the Albion facility during October of 1995, as previously discussed. The majority of the acquisition expenses are classified as "other expenses" in the following table.

  The following table analyzes the changes in operating expenses (in thousands):

                                                           Change from prior year
                                 Amount                   1995                 1994
                                                          ----                 ----
                          1995    1994    1993      Amount    Percent    Amount   Percent
                          ----    ----    ----      ------    -------    ------   -------

Salaries and benefits    $ 977   $ 899   $ 861         $78       8.6%       $38      4.4%
Net occupancy              101     101     111           0         0        (10)   ( 9.0)
Supplies                    45      30      38          15      50.0        ( 8)   (21.1)
Insurance                   22      22      20           0         0          2     10.0
Audit, tax, accounting      12       8      11           4      50.0        ( 3)   (27.3)
Legal                       19       8       4          11     137.5          4    100.0
Data processing              5       5       7           0         0        ( 2)   (28.6)
Advertising                 51      53      47         ( 2)    ( 3.8)         6     12.8
Directors fees              68      77      77         ( 9)    (11.7)         0        0
FDIC assessment             80     140     141         (60)    (42.9)       ( 1)     (.7)
Postage                     40      33      34           7      21.2        ( 1)    (2.9)
Other                      234     223     239          11       4.9        (16)    (6.7)
                        ------  ------  ------         ---       ----       ----    -----
Total operating expense $1,654  $1,599  $1,590         $55       3.4%       $ 9       .6%


                                 Amount                      Change
                              September 30,              from prior year
                          1996            1995       Amount          Percent
                          ----            ----       ------          -------
Salaries and benefits     $776            $686        $90              13.1
Net occupancy               81              69         12              17.4
Supplies                    37              27         10              37.0
Insurance                   15              16        ( 1)             (6.3)
Audit, tax, accounting       7               9        ( 2)            (22.2)
Data processing              2               4        ( 2)            (50.0)
Legal                       25              16          9              56.3
Advertising                 48              41          7              17.1
Directors fees              65              52         13              25.0
FDIC assessment              8             106        (98)            (92.5)
Postage                     34              30          4              13.3
Other                      342             135        207             153.3
                        ------          ------      -----             -----
Total operating expense $1,440          $1,191      $ 249              20.9%
                        ======          ======      =====             =====


    Income Taxes

    The effective tax rate for 1995 and 1994 was 34% and 33%, respectively. Income taxes for each year were positively affected by the amount of tax exempt interest income earned. Income tax expense for the nine months ended
September 30, 1996 was $107,632, as compared to $510,017 for the nine months ended September 30, 1995, for an effective tax rate of 24% and 32%, respectively. Income taxes are also discussed in Note 5 of the Financial Statements of BMC.


Financial Condition

    At December 31, 1995, BMC's total assets increased to $107,481,732, as compared to $75,653,350 at December 31, 1994, a 42.07% increase. As discussed previously, this increase is primarily attributed to the acquisition of the First of America branch in Albion, Illinois and the acquisition of the Citizens Bank of Illinois, NA branch in Mt. Carmel, Illinois during the fourth quarter of 1995. Total assets were $99,777,958 at September 30, 1996, an increase of $20,757,982 or 26.27% from September 30, 1995.

    The financial condition of BMC at September 30, 1996 and December 31, 1995, is presented in the comparative balance sheet of BMC's financial statements (see "FINANCIAL STATEMENTS OF BMC"). The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, liquidity and interest rate sensitivity.

    Loans

    Loan balances, net of the loan loss allowance, were $44,905,689 as of December 31, 1995, an increase of $2,716,103, or 6.44%, from December 31, 1994. Loans as of December 31, 1994 were $42,189,586, an increase of $6,303,081, or 17.56%, over December 31, 1993. The increase in loans during 1995 was due primarily to an increase in residential real estate lending which increased $2,555,000 over December 31, 1994. The 1994 increase was reflected in all loan types. Real estate mortgage loans, which consist of residential loans, commercial loans collateralized by real estate, construction loans and agricultural loans collateralized by real estate, totaled $28,280,000 at December 31, 1995, compared to $26,406,000 at December 31, 1994, an increase of $1,874,000. Residential real estate accounted for approximately $17,264,000, or 61.05%, of the real estate loans at December 31, 1995 and approximately $14,709,000, or 55.70%, of the real estate loans at December 31, 1994. Interest rates on real estate loans are generally adjusted in three year intervals.

    BMC's commercial loan portfolio as of December 31, 1995 was $11,095,000, an increase over December 31, 1994 of $219,000. Consumer loans at December 31, 1995 were $6,130,000, an increase of $623,000, from $5,507,000 at December 31,
1994. Growth in consumer loans experienced during 1995 was due primarily from consumer marketing promotions initiated by BMC.

    Loan balances as of September 30, 1996 increased $8,192,416 to $53,098,105, as compared to December 31, 1995, an increase of 18.24%. Real estate mortgage loans increased by $4,423,512, to $32,703,512, from December 31, 1995.
Residential real estate accounted for approximately $18,068,000, or 55.25%, of the real estate loans at September 30, 1996. Consumer loans increased $1,413,630 to $7,543,630 from December 31, 1995 to September 30, 1996, due primarily to consumer marketing promotions of BMC. Commercial loans increased by $2,357,369, to $13,452,369, due, in part, to a strong business economy in the BMC lending area.

    The BMC loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly leveraged transactions, nor any concentration to borrowers engaged in the same or similar industries that exceeded 10% of total loans.

    The following shows loans outstanding (in thousands):

                                   September 30,            December 31,
                                       1996              1995          1994
                                       ----              ----          ----
Commercial and agricultural          $ 13,452          $11,095       $10,876
Real Estate                            32,703           28,280        26,406
Consumer                                7,543            6,130         5,507
                                     --------          -------       -------
    Total Loans                      $ 53,698          $45,505       $42,789



    The following shows loan maturities at December 31, 1995 (in thousands):

                              Within       1-5         Over 5
                              1 Year      Years         Years    Total
                              ------      -----         -----    -----
Commercial and agricultural  $ 8,695     $ 2,193      $   207   $11,095
Real estate                    2,341      22,502        3,437    28,280
Consumer                         549       3,365        2,216     6,130
                             -------     -------       ------   -------
    Total                    $11,585     $28,060       $5,860   $45,505


    In the above table, loans with maturities of over one year totaled $33,920,000. Of this total, $7,006,000 have floating interest rates and the remainder have fixed interest rates.

    The allowance for loan losses is maintained at a level considered adequate by management of BMC to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management of BMC includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, as well as the financial condition of specific borrowers and current economic conditions.

    Loans with principal or interest contractually past due but not yet paid are reviewed at regular intervals by management and are placed on nonaccrual status when scheduled payments remain unpaid for 90 days, unless the loan is adequately secured and in the process of collection. Interest income on nonaccrual loans is recorded when actually received (cash basis) in contrast to the accrual basis, which records interest over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.

    BMC recorded a provision of ($11,951) during the calendar year of 1995. For the year ended December 31, 1995, charge offs totaled $34,801, which were offset by recoveries of $46,752, resulting in net recoveries of $11,951.

    A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the years indicated is as follows:

Summary of loan losses:

                           Nine months ended        Years ended December 31,
                           September 30, 1996     1995       1994        1993
                           ------------------     ----       ----        ----
Balance at beginning
  of period                  $  600,000       $600,000   $600,000    $600,000
                             ----------       --------   --------    --------
Charge offs
  Commercial and
    agricultural              1,005,997         11,143     32,008     329,583
  Real estate                         0              0     15,000           0
  Consumer                       25,055         23,658     49,324      34,153
                             ----------       --------    -------    --------
Total charge offs            $1,031,052       $ 34,801   $ 96,352    $363,736

Recoveries:
  Commercial and
    agricultural             $   64,487       $ 41,741   $164,044    $ 98,326
  Real estate                         0          1,207        913      19,015
  Consumer                        9,573          3,804      9,528      17,726
                             ----------       --------   --------    --------
Total recoveries                 74,060         46,752    174,485     135,067
                             ----------       --------   --------    --------

Net recoveries (charge offs)   (956,992)       (11,951)   (78,133)    228,669
                             ----------       --------   --------    --------

Provision for loan losses       956,992         11,951     78,133     228,669
                              ---------       --------   --------    --------
Balance at end of period       $600,000       $600,000   $600,000    $600,000
                              =========       ========   ========    ========

    Management's allocation of the allowance for loan losses at year end and September 30, 1995 as follows (in thousands):

                           Allowance amount               Percent of loans to
                                                              total loans
                     9/96    1995    1994     1993      1995     1994    1993
                     ----    ----    ----     ----      ----     ----    ----
Commercial and
  agricultural       $112    $102    $299    $  44       24%      25%     24%
Real estate           184     159      39       69       62%      62%     61%
Consumer               89      69      77       57       14%      13%     15%
Unallocated           215     270     185      430        -        -       -
                     ----    ----    ----     ----      ----      ----   ----

    Total            $600    $600    $600     $600      100%     100%    100%
                     ====    ====    ====     ====      ====     ====    ====

    The previous allocation is made for analytical purposes. Because the allocations are based on estimates and subjective judgment, it is not reasonably indicative of the specific amounts or loan categories in which losses may occur. The total allowance for loan losses is available to absorb losses from any portion of the portfolio.

    Non performing loans consist of loans on nonaccrual status. Although these loans have more than a normal risk of loss, they will not necessarily result in a higher level of charge offs in the future. Nonaccrual loans as of December 31, 1995 were $88,575, as compared to $90,241 at December 31, 1994.

    The following table presents nonaccrual loans and 90 days or more past due loans (in thousands):

                            September 30,          December 31,
                                1996            1995          1994
                                ----            ----          ----
Nonaccrual loans                 $ 57           $ 88          $ 90
90 days or more past due          349            191           204
Restructured loans                  0              0             0
                                -----           ----          ----
  Total                          $406           $279          $294
                                 ====           ====          ====

Percent of total loans            .75%           .61%          .69%
                                 ====           ====          ====

    In addition to the non performing loans, there was one loan totaling $500,000 at September 30, 1996, related to the $1,006,000 charge off in September of 1996, with respect to which management is closely monitoring the borrower's ability to comply with payment terms. Conditions at this time, however, do not, in the view of management, warrant its classification as a non performing loan.

    Investment Securities

    BMC adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective January 1, 1994. All investment securities were classified as "available-for -sale" and have been reported at their estimated fair value at December 31, 1995 and 1994. In accordance with SFAS No. 115, unrealized gains and losses, net of related taxes, have been included in shareholders' equity. Net unrealized losses can be expected to decrease should interest rates decline, and, conversely, increase should interest rates rise. At December 31, 1995, BMC included a net unrealized gain of $84,100, net of related income tax expense, in shareholders' equity. At December 31, 1994, a net unrealized loss of $1,245,658 was included in shareholders' equity. The amount included in shareholders' equity at September 30, 1996 was a net unrealized loss in the amount of $405,100.

    Total investment securities represented 26.78% and 40.53% of earning assets at December 31, 1995 and 1994, respectively. The large percentage decrease from 1994 to 1995 was due primarily to the acquisition of the two branches and the investment of the deposits acquired in federal funds sold. In 1995, BMC maintained consistency within the classification of investment securities. Specifically, proceeds from sales, maturities and calls were used to purchase similar types of securities and no significant deviations between classifications have occurred. Investment securities represented 28.44% of earning assets at September 30, 1996.

    Maturities and weighted average yields of investment securities at December 31, 1995 (in thousands):


                                      Page

                        1 year or less           1-5 years          5-10 years          over 10 years              Total
                        --------------           ---------          ----------          -------------              -----
                       Amount     Yield      Amount     Yield     Amount    Yield     Amount      Yield     Amount     Yield
                       ------     -----      ------     -----     ------    -----     ------      ------    ------     -----
Federal Agencies
Mortgage backed        $ 369       7.36%     $1,445      7.39%    $1,836     5.12%    $ 8,517       5.80%    $12,166     6.12%
US agencies                                   2,152      6.47%     4,079     6.59%      2,054       7.25%      8,285     6.64%
Municipals               150       7.65%      1,155      7.80%     2,100     5.77%      3,097       5.72%      6,502     6.15%
                       -----       -----     ------      -----    ------     -----    -------       -----    -------     -----
  Total                $ 519       7.45%     $4,752      6.86%    $8,015     5.77%    $13,667       6.51%    $26,953     6.28%
                       =====       =====     ======      =====    ======     =====    =======       =====    =======     =====

Percent of total       1.97%                  17.6%                29.7%                50.8%
                       =====                  =====                =====                =====

      Note: The above maturity analysis is based on contract maturities and is on a fully taxable equivalent basis.

      Sources of Funds

      BMC generally relies on customer deposits along with retained earnings to fund its earning assets.

      Total deposits increased $29,264,753, or 46.08%, to $92,770,230 at
December 31, 1995, from $63,505,477 at December 31, 1994. The mix of the deposits shifted dramatically from demand and interest bearing demand accounts to interest bearing certificates of deposits. Certificates of deposit increased $25,675,322, or 67.87%, at December 31, 1995, to $63,506,843, as compared to $37,831,521 at December 31, 1994. The increase at December 31, 1995 is directly related to BMC's acquisition of two branch facilities from other financial institutions during 1995. On October 6, 1995, BMC purchased from First of America, a branch in Albion, Illinois, which represented $20,640,034 in deposits. On December 15, 1995, BMC purchased from Citizens Bank of Illinois, NA, a branch in Mt. Carmel, Illinois, which represented $7,618,973 in deposits. BMC purchased total deposits of $28,259,007 in 1995.

      Total deposits declined 7.85% to $85,488,322 at September 30, 1996. The decrease was mainly the result of deposit runoff from the acquisition of the two branches.

      Capital Resources

      BMC continues to maintain a very strong capital position, which provides a sound foundation to support current and future needs. At December 31, 1995, shareholders' equity was $13,967,581, compared to $11,607,672 at December 31, 1994, an increase of 20.33%. Book value per share was $229.72 at December 31, 1995, as compared to $190.46 at December 31, 1994. The dividend payout ratio (dividends as a percentage of net income) was 12.67% in 1995 and 14.90% in 1994. The decrease in the dividend payout ratio was due to cash dividends of $2.50 per share paid in 1995 as compared to $3.00 per share paid in 1994. BMC has historically paid dividends in January, April, July and October of each year.

      Shareholders' equity decreased by 3.37%, to $13,497,415, at September 30, 1996 as compared to December 31, 1995. This decrease is attributed to the increase in the net unrealized loss on investment securities at September 30, 1996, as discussed previously.

      BMC's capital was considered satisfactory by the FDIC at year end 1995. BMC is not aware of any current recommendations by its regulatory authorities or any other known trends, events or uncertainties that would have or that are reasonably likely to have a material effect on its liquidity or capital resources.

      In order to maintain a proper level of liquidity, BMC has several sources of funds available on a daily basis which can be used for liquidity purposes. These sources include: (1) core deposits of both business and non-business customers; (2) cash flows generated by the repayment of loans and investment principal and interest; and (3) federal funds purchased.

      Effects of Inflation

      Inflation has a minor effect on banking concerns since most of the assets and liabilities are monetary in nature. Increases in operating costs, the largest components of which are salaries and employee benefits have exceeded the rate of inflation as measured by the consumer price index on each of the last three years. BMC continues to attempt to offset such increases through the growth of net earning assets, particularly loans, and earnings related thereto.

Liquidity and Interest Rate Sensitivity

      Liquidity is a measure of BMC's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities, and is an indication of the probable effects of interest rate movements on BMC's interest income. Liquidity is provided by projecting credit demand and other financial needs and maintaining sufficient cash and assets readily convertible into cash to meet these requirements. BMC has provided for its liquidity needs through core deposits, federal funds sold, maturing loans and investments in its security portfolio.

      Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future period due to maturity or changes in market rates. An ongoing objective of BMC's assets/liability policy is to match rate adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. BMC seeks to manage its rate sensitivity position through the use of floating rate loans. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. Although rate sensitivity gaps constantly change as funds are acquired and invested, BMC's negative gap of $3,026,440 at the one year gap or less at December 31, 1995, was less than 3% of total assets at that date and, in the opinion of management, represents a relatively balanced position.

Security Ownership of Certain Beneficial Owners and Management

  Security Ownership of Certain Beneficial Owners

  As of the Record Date, the following persons were known to BMC to be the beneficial owners of more than five percent (5%) of the issued and outstanding shares of BMC Common. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.


Name and Address                Amount and Nature of      Percentage of Shares
                                Beneficial Ownership           Outstanding

John Dersch                            4,593                      7.55%
127 Greenview Ave.
P.O. Box 217
Mt. Carmel, Illinois  62863


Juanita E. Hayes (1)                   5,490                      9.03%
209 W. Eubanks
Oklahoma City, Oklahoma  73118

Virginia Rose McKibben                 3,799                      6.25%
118 E. 12th Street
Mt. Carmel, Illinois  62863
[R]
Rebstock Oil Company                   3,585                      5.90%
East Main
Carmi, Illinois 62821
[/R]
_________________________

(1) Includes 2,745 shares held by Juanita E. Hayes, trustee of the Juanita E. Hayes Living Trust dated September 17, 1990 and 2,745 shares held by Juanita
    E. Hayes and James Phillip Shield, co-trustees of the Granville R. Hayes Marital Trust.



  Security Ownership of Management

  As of the Record Date, the following directors and executive officers of BMC were known to BMC, individually and as a group, to be the beneficial owners, respectively, of the issued and outstanding shares of BMC Common as set forth below. Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.


Name and Address               Amount and Nature of       Percentage of Shares
                               Beneficial Ownership            Outstanding

Robert D. Cunningham, Jr. (1)          1,010                      1.66%

John Dersch                            4,500                      7.40%

Ray H. Farrar                          2,600                      4.28%

Jack D. Fowler                           500                       .82%

W. Gene Guisewite (2)                  1,124                      1.85%

Donald L. Hayes (3)                      349                      0.57%

Clyde Olds                               773                      1.27%

Daniel R. Schonert                       100                       .16%

Kevin C. Williams (4)                    343                       .56%

Mina Nolan (5)                           233                       .38%

Directors and Executive Officers
  as a Group (10 persons)             11,532                     18.97%
_________________

(1)  Includes 161 shares owned by Mary V. Cunningham - IRA.
[R]
(2) Includes 936 shares owned by the Warren Gene Guisewite Revocable Grantor Trust, 148 shares owned by W. Gene Guisewite - IRA, 20 shares owned jointly by W. Gene Guisewite and Jeffrey G. Guisewite, his adult son, and 20 shares owned jointly by W. Gene Guisewite and Michael W. Guisewite, his adult son.
[/R]
(3)  Includes 32 shares owned by Marilyn Z. Hayes, the wife of Donald L. Hayes.
(4) Includes 16 shares owned by Kevin C. Williams - IRA, and 15 shares owned by Teresa J. Williams - IRA. Teresa J. Williams is the wife of Kevin C. Williams.
(5) Includes 193 shares owned by John M. Nolan, the husband of Mina Nolan, 20 shares owned by J. Matthew Nolan, her minor son, and 20 shares owned by Cory Michael Nolan, her minor son.


                                  LEGAL OPINION

  The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Lewis, Rice & Fingersh, L.C.

                                     EXPERTS

Independent Auditors for CNB

  The consolidated financial statements of CNB for the year ended December 31, 1995, incorporated by reference in CNB's Annual Report (Form 10-K), have been audited by Geo. S. Olive & Co. L.L.C., independent auditors, as set forth in their reports included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.


Independent Auditors for BMC

  The financial statements of BMC at December 31, 1995 appearing in this Prospectus/Proxy Statement and the Registration Statement have been audited by Gaither, Rutherford & Co., L.L.P., independent auditors, as set forth in a report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


Presence at Special Meeting

  Representatives of Gaither, Rutherford & Co., L.L.P., are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1997 annual meeting of CNB's shareholders must meet the requirements established by the SEC for shareholder proposals and must be received by CNB no later than November 22, 1996, in order to be considered for inclusion in the 1997 proxy statement. Upon receipt of any such proposal, CNB will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the SEC's regulations governing the solicitation of proxies.


                                 _______________


                                      Page


                              BMC BANCSHARES, INC.
                                 AND SUBSIDIARY





                                                            Financial Statements
                                                     September 30, 1996 and 1995

                                                            Financial Statements
                                                               December 31, 1995


                                      Page


                                Table of Contents


Accountants' Compilation Report                              F-3

Financial Statements - September 30, 1996 and 1995
          Consolidated Balance Sheets                        F-4
          Consolidated Statements of Earnings                F-5
          Consolidated Statements of Cash Flows              F-6
          Consolidated Statements of Changes in Stockholders'
            Equity                                           F-8
          Selected Information                               F-9

Independent Accountants' Report                              F-10

Financial Statements - December 31, 1995
          Consolidated Balance Sheet                         F-11
          Consolidated Statements of Earnings                F-12
          Consolidated Statements of Cash Flows              F-13
          Consolidated Statements of Changes in Stockholders'
            Equity                                           F-15
          Significant Accounting Policies                    F-16
          Notes to Consolidated Financial Statements         F-21


                                      Page


                         Accountants' Compilation Report


To the Board of Directors
BMC Bancshares, Inc. and Subsidiary
Mt. Carmel, Illinois


We compiled the accompanying balance sheets of BMC Bancshares, Inc. and Subsidiary at September 30, 1996 and 1995, and the related consolidated statements of earnings and cash flows and changes in stockholders' equity for each of the nine month periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, cash flows and changes in stockholders' equity. Accordingly, the financial statements should be read in conjunction with information included in the December 31, 1995, annual report to shareholders.

GAITHER RUTHERFORD & CO., LLP

/s/ Gaither Rutherford & Co.

Certified Public Accountants

November 26, 1996


                                      Page

                           Consolidated Balance Sheets

At September 30,                                    1996                1995
------------------------------------------------------------------------------
Assets
  Cash and due from banks                   $  2 470 416        $  1 748 544
  Federal funds sold                          13 050 000           6 150 000
  Securities available for sale               26 119 617          26 651 171
  Loans, net of unearned discount
    of $319,672 and $203,413,
    respectively                              53 698 105          43 269 987
  Less allowance for credit losses              (600 000)           (770 851)
------------------------------------------------------------------------------
  Net loans                                   53 098 105          42 499 136
  Office buildings and equipment, net          1 093 208             643 010
  Accrued interest receivable                    890 990             768 589
  Other assets                                 3 055 622             559 526
------------------------------------------------------------------------------
Total Assets                                $ 99 777 958        $ 79 019 976
==============================================================================

Liabilities and Stockholders' Equity
Liabilities
  Demand deposits                           $  5 131 623        $  4 125 573
  Savings and NOW deposits                    22 325 283          18 834 642
  Other time deposits                         58 031 416          41 647 686
------------------------------------------------------------------------------
Total Deposits                                85 488 322          64 607 901
  Accrued interest payable                       501 226             359 890
  Other liabilities                              290 995             657 425
------------------------------------------------------------------------------
Total Liabilities                             86 280 543          65 625 216
------------------------------------------------------------------------------

Stockholders' Equity
  Common stock, no par value, 250,000
    shares authorized 73,589 shares
    issued, and 60,803 and 60,803
    shares outstanding, respectively             837 350             837 350
  Capital surplus                              7 984 268           7 984 268
  Retained earnings                            6 269 174           5 898 419
  Less treasury stock, at cost
    (12,791 and 12,791 shares,
    respectively)                             (1 188 277)         (1 188 277)
  Net unrealized appreciation
    (depreciation) on securities
    available for sale, net of tax
    of $(173,000) and $(59,000) in
    1996 and 1995, respectively                 (405 100)           (137 000)
------------------------------------------------------------------------------
Total Stockholders' Equity                    13 497 415          13 394 760
------------------------------------------------------------------------------

Total Liabilities and Stockholders'
  Equity                                    $ 99 777 958         $ 79 019 976
==============================================================================

                               See accompanying accountants' compilation report.


                                      Page

                       Consolidated Statements of Earnings

Nine Months Ended September 30,                   1996              1995
-----------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                   $3 342 373        $2 906 412
  Interest on investment securities:
    Taxable                                     1 015 142         1 288 296
    Exempt from federal income tax                244 253           103 989
-----------------------------------------------------------------------------
                                                4 601 768         4 298 697
  Interest on federal funds sold                  880 539            95 120
-----------------------------------------------------------------------------
                                                5 482 307         4 393 817
Interest Expense
  Interest on deposits                          3 069 195         2 009 726
-----------------------------------------------------------------------------

Net Interest Income                             2 413 112         2 384 091
  Provision for loan losses                       956 992           135 000
-----------------------------------------------------------------------------

Net interest income after provision
  for loan losses                               1 456 120         2 249 091
-----------------------------------------------------------------------------

Other Income
  Income from fiduciary activities                     25                50
  Service charges on deposit accounts             106 522            88 306
  Net investment securities gains (losses)         14 433            46 169
  Other income                                     69 186            50 818
-----------------------------------------------------------------------------
                                                  190 166           185 343
-----------------------------------------------------------------------------

Other Expense
  Salaries and employee benefits                  776 473           685 872
  Occupancy expense                                81 303            68 534
  Equipment expense                                94 648            82 533
  Other expense                                   487 469           354 522
-----------------------------------------------------------------------------
                                                1 439 893         1 191 461
-----------------------------------------------------------------------------
Income Before Income Taxes                        206 393         1 242 973

Income Tax Provision                              107 632           510 017
-----------------------------------------------------------------------------

Net Income                                     $   98 761        $  732 956
=============================================================================
Net Income Per Share of Common Stock           $     1.62        $    12.04
=============================================================================
Average Shares Outstanding                         60 803            60 877
=============================================================================

                               See accompanying accountants' compilation report.


                                      Page

                      Consolidated Statements of Cash Flows


Nine Months Ended September 30,                      1996          1995
---------------------------------------------------------------------------
Operating Activities
  Net income                                    $    98 761   $   732 956
  Adjustment to reconcile net income
    to net cash provided by operating
    activities:
      Provision for loan losses                     956 992       135 000
      Provision for depreciation                     88 844        67 904
      Provision for amortization                    120 151             _
      Net (gain) or loss on sale of
        investment securities                       (14 433)      (46 169)
      Loss on sale of building and
        equipment                                    39 721
  Change in:
    Interest receivable                            (124 864)      (78 810)
    Interest payable                                (13 471)      118 448
    Other assets                                   (599 841)     (529 783)
    Other liabilities                               171 296       358 666
---------------------------------------------------------------------------
Net cash provided by operating activities           723 156       758 212
---------------------------------------------------------------------------
Investing Activities
  Purchase of investment securities              (4 297 500)   (3 359 688)
  Proceeds from sales or maturities of
    investment securities                         4 566 994     7 216 048
  Net decrease (increase) in loans               (9 149 408)     (309 550)
  Proceeds from sale of building of equipment       157 000
  Purchases of buildings and equipment              (18 655)      (28 757)
---------------------------------------------------------------------------
Net cash provided (used) by investing
  activities                                     (8 741 569)    3 518 053
---------------------------------------------------------------------------
Financing Activities
  Net increase (decrease) in demand deposits,
    NOW and savings accounts                     (1 806 481)   (2 713 740)
  Net increase (decrease) in certificates
    of deposit                                   (5 475 427)    3 816 165
  Cash dividends                                   (145 928)     (164 552)
  Purchase of treasury stock                              _       (17 960)
---------------------------------------------------------------------------
Net cash provided (used) by financing
  activities                                     (7 427 836)      919 913
---------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash
  Equivalents                                   (15 446 249)    5 196 178
Cash and Cash Equivalents,
  beginning of year                              30 966 665     2 702 366
---------------------------------------------------------------------------
Cash and Cash Equivalents,
  at September 30                               $15 520 416   $ 7 898 544
===========================================================================

                               See accompanying accountants' compilation report.


                                      Page

                      Consolidated Statements of Cash Flows

Nine Months Ended September 30,                      1996       1995
----------------------------------------------------------------------------
Reconciliation of Cash and Cash Equivalents
  At the End of the Year
    Cash and due from banks                    $   2 470 416    $  1 748 544
    Federal funds sold                            13 050 000       6 150 000
----------------------------------------------------------------------------
                                               $  15 520 416    $  7 898 544
============================================================================
Supplemental Disclosures of Cash Flow Information
  Cash paid for:
    Interest                                   $   2 927 859    $  1 891 278
    Income taxes                                     457 653         529 784

Supplemental Disclosures of Non Cash Investing Activities
    Change in unrealized appreciation
     (depreciation) on securities available
     for sale                                  $    (489 200)   $  1 108 658

                               See accompanying accountants' compilation report.


                                      Page


                                             BMC Bancshares, Inc. and Subsidiary

           Consolidated Statements of Changes in Stockholders' Equity

                                                    Par        Capital       Retained
Nine Months Ended September 30,       Shares       Value       Surplus       Earnings
---------------------------------------------------------------------------------------
Balance, December 31, 1994            60 945    $  837 350   $ 7 984 268  $  5 202 029
  Net income, period ended
     September 30, 1995                    _             _             _       732 956
Cash dividends, $.90 per share             _             _             _       (36 566)
  Treasury stock, at cost               (142)            _             _             _
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $59,000                       _             _             _             _
---------------------------------------------------------------------------------------
Balance, September 30, 1995           60 803     $ 837 350   $ 7 984 268  $  5 898 419
=======================================================================================
Balance, December 31, 1995            60 803     $ 837 350   $ 7 984 268  $  6 250 140
  Net income, period ended
      September 30, 1996                   _             _             _        98 761
  Cash dividends, $1.30 per share          _             _             _       (79 727)
  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of taxes of
    $(173 000)                             _             _             _             _
---------------------------------------------------------------------------------------
Balance, September 30, 1996           60 803     $ 837 350   $ 7 984 268  $  6 269 174
=======================================================================================

                                                       Net
                                                    Unrealized
                                                   Appreciation
                                                  (Depreciation)           Total
                                      Treasury     On Securities       Stockholders'
Nine Months Ended September 30          Stock    Available for Sale       Equity
-------------------------------------------------------------------------------------
Balance, December 31, 1994         $ (1 170 317)     $1 245 658        $11 607 672
  Net income, period ended
     September 30, 1995                       _               _            732 956
  Cash dividends, $.90 per share              _               _            (36 566)
  Treasury stock, at cost               (17 960)              _            (17 960)
  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of taxes of $59,000             _       1 108 658          1 108 658
-------------------------------------------------------------------------------------
Balance, September 30, 1995        $ (1 188 277)     $ (137 000)       $13 394 760
=====================================================================================
Balance, December 31, 1995         $ (1 188 277)     $   84 100        $13 967 581
  Net income, period ended
    September 30, 1996                        _               _             98 761
  Cash dividends, $1.30 per share             _               _            (79 727)
  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of taxes of $(173,000)          _        (489 200)          (489 200)
-------------------------------------------------------------------------------------
Balance, September 30, 1996        $ (1 188 277)       (405 100)       $13 497 415
=====================================================================================

                                See accompanying accountants' compilation report
                                              and notes to financial statements.


                                      Page


                              Selected Information

Consolidation

     The consolidated balance sheets as of September 30, 1996 and 1995, consolidated statements of income for each of the nine month periods ended September 30, 1996 and 1995, and the consolidated statements of cash flows for each of the nine month periods ended September 30, 1996 and 1995, have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 1996 and 1995, and all periods presented, have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1995 annual report to shareholders. The results of operations for the periods ended September 30, 1996 and 1995, are not necessarily indicative of the operating results for the full year.

Commitments and Contingent Liabilities

     Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Company or its subsidiary are a party or of which any of their property is the subject as of September 30, 1996.

Proposed Merger

     BMC Bancshares, Inc. has entered into a definitive agreement to merge with CNB Bancshares, Inc. Upon consummation of the merger, each issued and outstanding share of common stock of BMC Bancshares, Inc., would be converted into the right to receive shares of CNB calculated in accordance with formula set forth in the merger agreement.


                                      Page


                                                 Independent Accountants' Report


To the Board of Directors
BMC Bancshares, Inc. and Subsidiary
Mt. Carmel, Illinois

We have audited the accompanying consolidated balance sheet of BMC Bancshares, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BMC Bancshares, Inc. and Subsidiary as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

We have compiled the accompanying consolidated balance sheet of BMC Bancshares, Inc. and Subsidiary as of December 31, 1994, and the consolidated statements of earnings, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying consolidated balance sheet at December 31, 1994, or the consolidated statements of earnings, cash flows and stockholders' equity for the years ended December 31, 1994 and 1993, and accordingly, do not express an opinion or any other form of assurance on them.

Gaither Rutherford & Co., LLP

/s/ Gaither Rutherford & Co.

Certified Public Accountants

November 1, 1996


                                      Page

                           Consolidated Balance Sheet
                                                                  Unaudited
At December 31,                               1995                  1994
----------------------------------------------------------------------------
Assets
  Cash and due from banks                $  1 966 665         $  2 002 366
  Federal funds sold                       29 000 000              700 000
  Securities available for sale            27 080 202           28 799 413
  Loans, net of unearned discount of
    $192,213 and $226,263, respectively    45 505 689           42 789 586
  Less allowance for credit losses           (600 000)            (600 000)
----------------------------------------------------------------------------
  Net loans                                44 905 689           42 189 586
  Office buildings and equipment, net       1 360 118              812 761
  Accrued interest receivable                 766 126              689 779
  Other assets                              2 402 932              459 445
----------------------------------------------------------------------------
Total Assets                            $ 107 481 732         $ 75 653 350
============================================================================
Liabilities and Stockholders' Equity
Liabilities
  Demand deposits                       $   5 869 794         $  5 444 094
  Savings and NOW deposits                 23 393 593           20 229 862
  Other time deposits                      63 506 843           37 831 521
----------------------------------------------------------------------------
Total Deposits                             92 770 230           63 505 477
  Accrued interest payable                    514 697              241 442
  Other liabilities                           229 224              298 759
----------------------------------------------------------------------------
Total Liabilities                          93 514 151           64 045 678
----------------------------------------------------------------------------
Stockholders' Equity
  Common stock, no par value, 250,000
    shares authorized 73,589 shares
    issued, and 60,803 and 60,945 shares
    outstanding, respectively                 837 350              837 350
  Capital surplus                           7 984 268            7 984 268
  Retained earnings                         6 250 140            5 202 029
  Less treasury stock, at cost
    (12,786 and 12,644 shares,
     respectively)                         (1 188 277)          (1 170 317)
  Net unrealized appreciation (depreciation)
    on securities available for sale, net
    of tax of $43,324 and $(429,702) in
    1995 and 1994, respectively                84 100           (1 245 658)
----------------------------------------------------------------------------
Total Stockholders' Equity                 13 967 581           11 607 672
----------------------------------------------------------------------------
Total Liabilities and Stockholders'
  Equity                                $ 107 481 732         $ 75 653 350
============================================================================

                                See accompanying significant accounting policies
                                              and notes to financial statements.
                                             See Independent Accountants' Report


                                      Page

                       Consolidated Statements of Earnings


                                                         Unaudited     Unaudited
Years Ended December 31,                     1995          1994          1993
----------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans            $  3 917 057  $  3 228 455  $  3 166 795
  Interest on investment securities:
     Taxable                               1 512 759     1 593 860     1 668 862
     Exempt from federal income tax          321 127       335 811       310 760
----------------------------------------------------------------------------------
                                           5 750 943     5 158 126     5 146 417
  Interest on trading account securities           _             _        10 688
  Interest on federal funds sold             427 757       139 241       142 052
----------------------------------------------------------------------------------
                                           6 178 700     5 297 367     5 299 157
----------------------------------------------------------------------------------
Interest Expense
  Interest on deposits of $100,000
    or more                                  784 319       558 123       556 573
  Interest on other deposits               2 244 773     1 636 176     1 730 871
----------------------------------------------------------------------------------
                                           3 029 092     2 194 299     2 287 444
----------------------------------------------------------------------------------
Net Interest Income                        3 149 608     3 103 068     3 011 713
  Provision for loan losses                  (11 951)      (78 133)      228 669
----------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                          3 161 559     3 181 201     2 783 044
----------------------------------------------------------------------------------
Other Income
  Income from fiduciary activities             1 675         3 936        11 939
  Service charges on deposit accounts        109 265       101 987       109 366
  Other income                                88 727       124 170        88 295
  Net investment securities gains
    (losses)                                 115 600        19 644       184 769
  Net trading account profits                      _             _        16 955
----------------------------------------------------------------------------------
                                             315 267       249 737       411 324
----------------------------------------------------------------------------------
Other Expense
  Salaries and employee benefits             976 969       899 450       860 946
  Occupancy expense                          101 422       100 620       111 323
  Equipment expense                          106 152       121 704       131 716
  Other expense                              469 317       477 112       486 090
----------------------------------------------------------------------------------
                                           1 653 860     1 598 886     1 590 075
----------------------------------------------------------------------------------
Income Before Income Taxes                 1 822 966     1 832 052     1 604 293
Income Tax Provision                         622 762       601 832       453 469
----------------------------------------------------------------------------------
Net Income                              $  1 200 204   $ 1 230 220   $ 1 150 824
==================================================================================
Net Income Per Share of Common Stock    $      19.71   $     20.05   $     18.53
==================================================================================
Average Shares Outstanding                    60 877        61 336        62 117
==================================================================================

                                See accompanying significant accounting policies
                                              and notes to financial statements.
                                             See Independent Accountants' Report


                                      Page

                      Consolidated Statements of Cash Flows

                                                       Unaudited          Unaudited
Years Ended December 31,                1995              1994               1993
-------------------------------------------------------------------------------------
Operating Activities
  Net income                      $  1 200 204      $  1 230 220       $  1 150 824
  Adjustment to reconcile net
    income to net cash provided
    by operating activities:
      Provision for loan losses        (11 951)          (78 133)           228 669
      Provision for depreciation        88 103           103 799            130 272
      Provision for amortization        36 135                 _                  _
      Gain on sale of investment
        securities                    (115 600)          (19 644)          (201 724)
      Gain on sale of building and
        equipment                       (2 000)                _                  _
  Change in:
    Interest receivable                (72 454)         (105 915)            80 219
    Interest payable                   441 533           (29 969)           (77 473)
    Other assets                         7 696            22 569            (18 979)
    Other liabilities                 (433 022)           86 234             89 513
-------------------------------------------------------------------------------------
Net cash provided by operating
  activities                         1 138 644         1 209 161          1 381 321
-------------------------------------------------------------------------------------
Investing Activities
  Purchase of investment
    securities                      (3 359 687)       (9 157 076)       (22 889 419)
  Proceeds from sales or maturities
    of investment securities         6 997 282         7 689 317         23 285 837
  Net decrease (increase) in
    loans                           (2 064 048)       (6 303 081)          (161 122)
  Purchases of buildings and
    equipment                         (127 454)          (60 416)          (140 157)
  Proceeds from sale of building
    and equipment                      114 649                 _                  _
-------------------------------------------------------------------------------------
Net cash provided (used) by
  investing activities               1 560 742        (7 831 256)            95 139
-------------------------------------------------------------------------------------
Financing Activities
Net increase (decrease) in
  demand deposits, NOW and
  savings accounts                     475 662           400 440           (256 889)
Net increase (decrease) in
  certificates of deposit              631 542           581 499           (504 164)
Net cash received in branch
  purchase agreements               24 658 461                 _                  _
Cash dividends                        (182 792)         (183 247)          (148 986)
Purchase of treasury stock             (17 960)         (134 615)           (22 417)
-------------------------------------------------------------------------------------
Net cash provided (used) by
  financing activities              25 564 913           664 077           (932 456)
-------------------------------------------------------------------------------------
Increase (Decrease) in Cash
  and Cash Equivalents              28 264 299        (5 958 018)           544 004
Cash and Cash Equivalents,
  beginning of year                  2 702 366         8 660 384          8 116 380
-------------------------------------------------------------------------------------
Cash and Cash Equivalents,
  end of year                     $ 30 966 665      $  2 702 366       $  8 660 384
=====================================================================================

                                See accompanying significant accounting policies
                                              and notes to financial statements.
                                             See Accountants' Compilation Report



                                      Page

                  Consolidated Statements of Cash Flows

                                                      Unaudited       Unaudited
Years Ended December 31,                   1995           1994            1993
-----------------------------------------------------------------------------------
Reconciliation of Cash and Cash
  Equivalents At the End of the Year
    Cash and due from banks           $  1 966 665   $  2 002 366    $  1 660 384
    Federal funds sold                  29 000 000        700 000       7 000 000
                                      $ 30 966 665   $  2 702 366    $  8 660 384
===================================================================================
Supplemental Disclosures of Cash
  Flow Information
  Cash paid for:
    Interest                          $  2 879 040   $  2 224 268    $  2 364 917
    Income taxes                           498 602        517 816         425 246

Supplemental Disclosures of Non Cash Investing Activities
  Change in net unrealized
    appreciation (depreciation)
    on securities available for
    sale                              $  1 329 758   $ (2 088 235)   $    842 577

                                See accompanying significant accounting policies
                                              and notes to financial statements.
                                             See Independent Accountants' Report


                                      Page
                                             BMC Bancshares, Inc. and Subsidiary


           Consolidated Statements of Changes in Stockholders' Equity


                                                     Common        Capital       Retained
                                       Shares         Stock        Surplus       Earnings
--------------------------------------------------------------------------------------------
Unaudited
Balance, December 31, 1992             62 265      $  837 350    $ 7 984 268  $  3 153 218
  Net income, December 31, 1993             _               _              _     1 150 824
  Cash dividends, $2.40 per share           _               _              _      (148 986)
  Treasury stock, at cost                (231)              _              _             _
  Transfer from retained earnings           _               _              _             _
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $213,788                       _               _              _             _
--------------------------------------------------------------------------------------------
Unaudited
Balance, December 31, 1993             62 034         837 350      7 984 268     4 155 056
  Net income, December 31, 1994             _               _              _     1 230 220
  Cash dividends, $3.00 per share           _               _              _      (183 247)
  Treasury stock, at cost              (1 089)              _              _             _
  Transfer from retained earnings           _               _              _             _
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $(429,702)                     _               _              _             _
--------------------------------------------------------------------------------------------
Balance, December 31, 1994             60 945         837 350      7 984 268     5 202 029
  Net income, December 31, 1995             _               _              _     1 200 204
  Cash dividends, $2.50 per share           _               _              _      (152 093)
  Treasury stock, at cost                (142)              _              _
  Net change in unrealized
    appreciation on securities
    a  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $(43,324)                      _               _              _             _
--------------------------------------------------------------------------------------------
Balance, December 31, 1995             60 803      $  837 350    $ 7 984 268  $  6 250 140
============================================================================================

                                                           Net
                                                        Unrealized
                                                       Appreciation
                                                      (Depreciation)         Total
                                  Treasury             On Securities     Stockholders'
                                    Stock            Available for Sale     Equity
---------------------------------------------------------------------------------------
Unaudited
Balance, December 31, 1992     $ (1 013 285)            $      _         $10 961 551
  Net income, December 31, 1993           _                    _           1 150 824
  Cash dividends, $2.40 per share         _                    _            (148 986)
  Treasury stock, at cost           (22 417)                   _             (22 417)
  Transfer from retained earnings         _                    _                   _
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $213,788                     _              842 577             842 577
---------------------------------------------------------------------------------------
Unaudited
Balance, December 31, 1993       (1 035 702)             842 577          12 783 549
  Net income, December 31, 1994           _                    _           1 230 220
  Cash dividends, $3.00 per share         _                    _            (183 247)
  Treasury stock, at cost          (134 615)                   _            (134 615)
  Transfer from retained earnings         _                    _                   _
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $(429,702)                   _           (2 088 235)         (2 088 235)
---------------------------------------------------------------------------------------
Balance, December 31, 1994       (1 170 317)          (1 245 658)         11 607 672
  Net income, December 31, 1995           _                    _           1 200 204
  Cash dividends, $2.50 per share         _                    _            (152 093)
  Treasury stock, at cost           (17 960)                   _             (17 960)
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    taxes of $(43,324)                    _            1 329 758           1 329 758
---------------------------------------------------------------------------------------
Balance, December 31, 1995     $ (1 188 277)            $ 84 100         $13 967 581
=======================================================================================

                                See accompanying significant accounting policies
                                              and notes to financial statements.
                                             See Independent Accountants' Report


                                      Page


                         Significant Accounting Policies

Consolidation

           The consolidated financial statements of BMC Bancshares, Inc. include the accounts of the Company and its wholly owned subsidiary, the Bank of Mt. Carmel (Bank), which owns all of the Bank's premises. Significant intercompany transactions and amounts have been eliminated.

Nature of Operations

           The Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Bank offers a variety of deposit vehicles, including checking, savings, individual retirement accounts and certificates of deposit.

           The principal markets for the Bank's financial services are the Illinois communities in which the Bank is located and the areas immediately surrounding these communities. The Bank serves these markets through offices located in Mt. Carmel and Albion.

Use of Estimates in the Preparation of Financial Statements

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments in Securities

           The Bank's investments in securities are all classified as available for sale.

           Securities Available for Sale - Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity.

           Declines in the fair value of individual available-for-sale securities below their cost, that are other than temporary, have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

           Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

           Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.


                                      Page


Reserve Requirements

           At December 31, 1995, the Bank was required to have $100,000 on deposit with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest.

Interest Income on Loans

           Interest on loans is accrued and credited to income based on the principal amount outstanding. For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance of the loan.

Allowance for Credit Losses

           The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

           Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful.

           Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as "SFAS No. 114").

           Under SFAS No. 114, a loan is considered to be impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For impaired loans that are not collateral dependent, the allowance for loan losses is recorded at the amount by which the outstanding recorded principal balance exceeds the current best estimate of the future cash flows on the loan, discounted at the loan's effective interest rate. Prior to 1995, the allowance for loan losses for loans which would have qualified as impaired under SFAS No. 114 was primarily based upon the estimated fair market value of the related collateral. The effect of adopting SFAS No. 114 was immaterial to the 1995 operating results of the Corporation. Prior financial statements have not been restated to apply the provisions of SFAS No. 114.

Other Real Estate Owned

           Real estate acquired by foreclosure is carried in other assets at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is


                                      Page


written down to the fair market value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

Properties and Equipment

           Properties and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed on the basis described in the following table:

                             Estimate Useful            Depreciation
                                  Life                     Method
------------------------------------------------------------------------
Bank premises                    15 - 40                     SL
Furniture and fixtures            5 - 20                     DB
Vehicles                            5                        DB
Other real estate                  30                        SL


           Other real estate is carried at cost less accumulated depreciation computed on the straight-line method.

           Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized. Upon retirement or disposal of premises and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in the statement of earnings.

Pension Costs

           Pension costs are charged to salaries and employee benefits expense and are funded as accrued.

Trust Assets and Income

           Property, other than cash deposits, held by the Bank as fiduciary or in an agency capacity for its customers is not included in the balance sheet since such assets are not assets of the Bank. Income from trust services is reported on the cash basis. Reporting such income under this method, rather than the accrual method, does not materially affect net income.

Income Taxes

           Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred


                                      Page


taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

Net Income Per Share of Common Stock

           Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends.

Off Balance Sheet Financial Instruments

           In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

           The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

           Cash and Cash Equivalent - The carrying amounts of cash and short-term instruments approximate their fair value.

           Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

           Loans Receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

           Deposit Liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

           Short-term Borrowings - The carrying amounts of federal funds purchased approximate their fair values.


                                      Page


           Accrued Interest - The carrying amounts of accrued interest approximate their fair values.

           Off-balance-sheet Instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

Cash and Cash Equivalents

           For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


                                      Page


                   Notes to Consolidated Financial Statements

1.         Investment Securities

           The carrying amounts of investment securities as shown in consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

At December 31, 1995
------------------------------------------------------------------------------------
                                                Gross         Gross
                               Amortized      Unrealized    Unrealized      Fair
                                  Cost          Gains         Losses       Value
------------------------------------------------------------------------------------
U.S. Government and agency
  securities                 $ 19 426 937     $ 101 530 $   213 536   $ 19 314 931
State and municipal
  securities                    5 449 845       251 736      19 786      5 681 795
Other securities                2 075 996         7 480           _      2 083 476
------------------------------------------------------------------------------------
                             $ 26 952 778     $ 360 746 $   233 322   $ 27 080 202
====================================================================================

At December 31, 1994 (Unaudited)
------------------------------------------------------------------------------------
U.S. Government and agency
  securities                 $ 22 504 347     $   5 043 $ 1 397 989   $ 21 111 401
State and municipal
  securities                    5 705 424        89 294     347 043      5 447 675
Other securities                2 265 001        31 882      56 546      2 240 337
------------------------------------------------------------------------------------
                             $ 30 474 772     $ 126 219 $ 1 801 578   $ 28 799 413
====================================================================================

           Assets, principally securities, carried at approximately $6,616,877 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

           Gross realized gains and gross realized losses on sales of securities were:

                                                 Unaudited         Unaudited
December 31,                      1995             1994              1993
------------------------------------------------------------------------------
Gross realized gains:
  U.S. Government and agency
    securities                 $  1 718          $ 36 735          $ 184 309
  State and municipal
    securities                    6 500             2 525             12 825
  Other securities              108 578                 _              4 590
------------------------------------------------------------------------------
                               $116 796          $ 39 260          $ 201 724
==============================================================================

                                      Page

                                                Unaudited        Unaudited
December 31,                        1995           1994             1993
----------------------------------------------------------------------------
Gross realized losses:
  U.S. Government and agency
    securities                    $   196      $     _             $  _
  State and municipal
    securities                          _       19 616                _
  Other securities                  1 000            _                _
----------------------------------------------------------------------------
                                  $ 1 196      $19 616             $  _
============================================================================

           The maturities of investment securities at December 31, 1995, were as follows:

                                                           Fair
                                   Amortized Cost         Value
----------------------------------------------------------------------------
Securities available for sale
  Due in one year or less           $  3 206 413      $  3 174 486
  Due from one to five years           5 964 606         6 074 526
  Due from five to ten years           7 958 487         8 028 586
  Due after ten years                  9 823 272         9 802 604
----------------------------------------------------------------------------
                                    $ 26 952 778      $ 27 080 202
============================================================================

           Securities not due at a single maturity date have been allocated to security groups based on their estimated average lives.

           There are no other significant concentrations of investments (greater than 10 percent of stockholders' equity) in any individual security issuer.


                                      Page


2.         Loans

           The components of loans in the consolidated balance sheets were as follows:

                                     In thousands
                               -------------------------
                                               Unaudited
December 31,                   1995              1994
--------------------------------------------------------------
Commercial                  $  11 095         $  10 876
Real estate construction          268                62
Commercial real estate         10 748            11 635
Residential real estate        17 264            14 709
Consumer                        6 130             5 507
--------------------------------------------------------------
                            $  45 505         $  42 789
==============================================================

           Changes in the allowance for loan losses were as follows:

                                                  Unaudited      Unaudited
December 31,                            1995        1994            1993
-----------------------------------------------------------------------------
Balance, beginning of year            $600 000    $600 000       $ 600 000
  Provision                            (11 951)    (78 133)        228 669
  Loans charged off                    (34 801)    (96 352)       (363 736)
  Recoveries                            46 752     174 485         135 067
-----------------------------------------------------------------------------
Balance, end of year                  $600 000    $600 000       $ 600 000
=============================================================================

           The allowance for loan losses is based on estimated losses. In the opinion of management, the allowance at December 31, 1995, was adequate to absorb anticipated losses that may be incurred in the collection of the existing loan portfolio. It is reasonably possible that ultimate losses in the near term may vary materially from these estimates.

           As described in the accompanying significant accounting policies, the Bank adopted SFAS No. 114 effective January 1, 1995. Included in impaired loans under that standard are loans on which the accrual of interest has been discontinued or reduced amounting to $88,575 and $90,241 at December 31, 1995 and 1994, respectively. Income which would have been recorded on these loans during 1995 and 1994 had they been accruing all year was $10,847 and $14,090, respectively.

           Loan Maturity Projection - Final loan maturities and rate sensitivity of the loan portfolio excluding installment loans at December 31, 1995, are as follows (in thousands):


                                      Page

                                Within      One - Five        After
                               One Year       Years        Five Years   Total
--------------------------------------------------------------------------------
Domestic Operations:
  Commercial and industrial    $ 8 695       $ 2 193         $  207    $11 095
  Real estate mortgage           2 341        22 502          3 437     28 280
--------------------------------------------------------------------------------
                              $ 11 036       $24 695         $3 644    $39 375
================================================================================
Variable rate loans                                                    $ 7 006
Fixed rate loans                                                        32 369
                                                                     -----------
                                                                       $39 375
                                                                     ===========

3.         Bank Premises, Furniture and Fixtures, Vehicles and Other Real Estate

           Major classifications of fixed assets are summarized as follows:

                                              (Unaudited)
December 31,                     1995             1994
---------------------------------------------------------------
Bank premises               $  1 541 817      $  1 005 759
Furniture and fixtures           959 435           793 926
Vehicles                          65 498            53 782
Other real estate                 68 258           178 258
---------------------------------------------------------------
                               2 635 008         2 031 725
Less accumulated depreciation (1 274 890)       (1 218 964)
---------------------------------------------------------------
                            $  1 360 118      $    812 761
===============================================================


           Depreciation expense included in operations amounted to $88,103, $103,799 and $130,272 for 1995, 1994 and 1993, respectively.

4.         Intangible Assets

           During 1995 the Bank entered into an agreement to acquire certain assets and deposit liabilities from other financial institutions. Included as a part of these transactions were intangible deposit premiums totaling $2,396,620. These intangibles are being amortized over a fifteen-year period with $34,230 being included in operations for 1995.


                                      Page


5.         Income Taxes

The consolidated provision for income taxes consisted of the following:

                                    Unaudited      Unaudited
December 31,             1995         1994           1993
----------------------------------------------------------------
Current payable
  Federal             $ 483 231     $ 467 357     $ 336 789
  State                 139 531       134 475       116 680
----------------------------------------------------------------
                      $ 622 762     $ 601 832     $ 453 469
================================================================

           Deferred income taxes relating to the unrealized gains/losses on securities available for sale have been included in the accompanying balance sheets. The change in these deferred tax amounts had no effect on operations since these unrealized amounts are included as a separate component of stockholders' equity.

           The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34 percent in 1995 and 1994 as indicated in the following analysis:

                                                  Unaudited        Unaudited
December 31,                           1995          1994             1993
-------------------------------------------------------------------------------
Tax based on statutory rate        $  619 808    $  577 237        $ 391 280
Effect of tax-exempt income          (109 183)     (102 276)        (105 998)
Other (net)                           (27 394)       (7 424)          51 507
-------------------------------------------------------------------------------
                                   $  483 231    $  467 537        $ 336 789
===============================================================================

6.         Commitments and Contingent Liabilities

           The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:


Commitments to extend credit                 $  1 702 561
Commercial letters of credit                    1 750 000
Standby letters of credit                         171 803
-----------------------------------------------------------------
                                             $  3 624 364
=================================================================

                                      Page


           Commitments to extend credit, credit card arrangements, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately 90 percent of loan commitments are drawn upon by customers. While approximately 5 percent of commercial letters of credit are utilized, a portion of such utilization is on an immediate payment basis. The remainder is secured by the goods acquired by the customer with the letter of credit. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1995 and 1994.

           The Bank and its subsidiaries were not parties to any litigation or claims at December 31, 1995.

7.         Related Parties

           The Bank has entered into transactions with its directors, significant shareholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same times for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties is as follows:

                                                    Unaudited      Unaudited
Years Ended December 31,               1995            1994          1993
------------------------------------------------------------------------------
Balance, beginning of year        $  2 895 398    $  1 449 472    $  985 342
New loans                              607 545       2 275 869       635 685
Payments                            (1 013 517)       (829 943)     (171 555)
------------------------------------------------------------------------------
Balance, end of year              $  2 489 426    $  2 895 398    $1 449 472
==============================================================================

8.         Dividend Restrictions

           Dividends from the Bank are restricted as required by state law and regulatory agencies. The requirements generally limit the amount of dividends that can be paid within prior approval to the income of the current and two previous years not previously paid out or transferred to capital surplus. At December 31, 1995, $2,976,207 was available under these provisions. As a practical matter, actual dividends are further restricted based on prudent and sound management.

9.         Employee Benefits

           The Bank has a 401(K) retirement plan in effect for substantially all full time employees. Salaries and employee benefits expense includes $72,602, $69,483 and $60,131 in 1995, 1994 and 1993,


                                      Page


respectively, for such plans. Contributions under the plan are made at the discretion of the Board of Directors. The plan was approved and implemented January 1, 1991.

10.        Deposits

           Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1995 and 1994 are as follows (in thousands):

                                              Unaudited
December 31,                   1995              1994
---------------------------------------------------------
Three months or less        $  4 983          $  4 647
Three through six months       3 288             2 907
Six through twelve months      4 434             3 175
Over twelve months             3 104             2 613
---------------------------------------------------------
                            $ 15 809          $ 13 342
=========================================================

11.        Parent Company Statements

                            Condensed Balance Sheets

                                                                  Unaudited
December 31,                                1995                     1994
-----------------------------------------------------------------------------
Assets
  Cash on deposit with subsidiary     $   125 496               $   156 544
  Investments in bank subsidiary       13 928 384                11 569 862
  Other assets                             10 986                    10 753
-----------------------------------------------------------------------------
Total Assets                          $14 064 866               $11 737 159
=============================================================================

Liabilities and Stockholders' Equity
  Other liabilities                   $    97 285               $   129 487
-----------------------------------------------------------------------------
  Stockholders' equity                 13 967 581                11 607 672
-----------------------------------------------------------------------------

Total Liabilities and
  Stockholders' Equity                $14 064 866               $11 737 159
=============================================================================

                                      Page

                        Condensed Statements of Earnings

                                                   Unaudited      Unaudited
Years Ended December 31,                1995         1994           1993
-----------------------------------------------------------------------------
Commissions                         $    1 589    $    2 129    $    2 459

Dividends from subsidiary              175 000       300 000       170 000
-----------------------------------------------------------------------------
Total Income                           176 589       302 129       172 459

  Franchise tax expense                  7 653         7 625         7 921
-----------------------------------------------------------------------------
Income and equity in undistributed
  income of subsidiary                 168 936       294 504       164 538

Applicable income tax benefit            2 504         2 270         2 290
-----------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiary                 171 440       296 774       166 828

Equity in undistributed income of
  subsidiary                         1 028 764       933 446       983 996
-----------------------------------------------------------------------------
Net Income                          $1 200 204    $1 230 220    $1 150 824
=============================================================================

                                      Page

                        Condensed Statements of Cash Flow
                                                    (Unaudited)    (Unaudited)
Years Ended December 31,                  1995         1994           1993
-------------------------------------------------------------------------------
Operating Activities
  Net income                           $1 200 204   $1 230 220     $1 150 824
  Adjustment to reconcile net income
    to net cash provided by operating
    activities:
      Equity in undistributed earnings
        of subsidiary                  (1 028 764)    (933 446)      (983 996)
  (Increase) decrease in other assets        (233)          18            510
  Increase (decrease) in other
    liabilities                            (1 503)      35 456         55 215
-------------------------------------------------------------------------------
Net cash provided by operating
  activities                              169 704      332 248        222 553
-------------------------------------------------------------------------------
Financing Activities
  Cash dividends                         (182 792)    (183 247)      (148 986)
  Purchase of treasury stock (net)        (17 960)    (134 615)       (22 415)
-------------------------------------------------------------------------------
Net cash used by financing activities    (200 752)    (317 862)      (171 401)
-------------------------------------------------------------------------------
Increase in cash and cash equivalents     (31 048)      14 386         51 152

Cash and cash equivalents, at
  beginning of year                       156 544      142 158         91 006
-------------------------------------------------------------------------------
Cash and Cash Equivalents, at end of
  year                                  $ 125 496    $ 156 544     $  142 158
===============================================================================

                                      Page

     Condensed Statement of Changes in Stockholders' Equity
                                                  Total
--------------------------------------------------------------
Unaudited
Balance, December 31, 1992                    $ 10 961 551
Net income, December 31, 1993                    1 150 824
Cash dividends, $2.40 per share                   (148 986)
Treasury stock, at cost                            (22 417)
Net change in unrealized appreciation
  (depreciation) on securities available
  for sale                                         842 577
--------------------------------------------------------------
Unaudited
Balance, December 31, 1993                      12 783 549
Net income, December 31, 1994                    1 230 220
Cash dividends, $3.00 per  share                  (183 247)
Treasury stock, at cost                           (134 615)
Net change in  unrealized appreciation
  (depreciation) on securities available
  for sale                                      (2 088 235)
--------------------------------------------------------------
Balance, December 31, 1994                      11 607 672
Net income, December 31, 1995                    1 200 204
Cash dividends, $2.50 per share                   (152 093)
Treasury stock, at cost                            (17 960)
Net change in unrealized appreciation
  (depreciation) on securities available
  for sale                                       1 329 758
--------------------------------------------------------------
Balance, December 31, 1995                    $ 13 967 581
==============================================================

12.        Concentrations of Credit

           All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area.
The concentrations of credit by type of loan are set forth in Note 2. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.


                                      Page


13.        Disclosure About Fair Value of Financial Statements

           The following table reflects a comparison of the carrying amounts and fair values of financial instruments of the Corporation and its Subsidiary Bank at December 31, 1995:

                                                Carrying           Fair
                                                 Amount            Value
----------------------------------------------------------------------------
Assets
  Cash and short-term investments           $  30 966 665    $  30 966 665
  Securities                                   26 952 778       27 036 878
  Loans - net of allowance                     44 505 689       44 238 655

Liabilities
  Deposits                                     92 770 230       92 491 919
============================================================================

14.        Subsequent Events

           During September, 1996, the Bank recorded approximately $1,024,000 in loan charge-offs. The majority of these loans were related to a larger pool of financings involving a number of lending institutions nationwide. Approximately $652,000 of these loans were outstanding at December 31, 1995. Information available to the Bank indicates that a portion of the credits included in these pools represented fraudulent transactions which, ultimately, resulted in the financial collapse of the underwriting entity. Based upon investigations and inquiries performed on behalf of the Bank and other similar creditors, it is believed that none of the loans held by the Bank are fraudulent. Because of the results of this investigation and the fact that the subject loans are performing (payments being credited to an escrow account), the Bank believes a substantial recovery is possible. The degree and timing of any such recovery is currently unclear.

           On October 11, 1996, the Company entered into an agreement and plan of merger with CNB Bancshares, Inc. Under this agreement, shares of the Company will be exchange for shares on CNB. Included in the agreement are provisions, under defined circumstances, for termination fees to be paid by the Company to CNB. These fees, were the circumstances to occur, range from $200,000 to $1,000,000. The proposed merger is subject to the approval of the shareholders of the company and of bank regulators.


                                      Page


                                                                      APPENDIX A







                  AGREEMENT AND PLAN OF MERGER



                          by and among



                      BMC BANCSHARES, INC.
                    an Illinois corporation,



                              and



                      CNB BANCSHARES, INC.
                    an Indiana corporation,



                              and



                    HBI ACQUISITION COMPANY
                    an Illinois corporation,




                    Dated October 11, 1996.






                                      Page


                                TABLE OF CONTENTS


                                                             Page

ARTICLE ONE  TERMS OF MERGER AND CLOSING                      A-1
          Section 1.01.  Merger                               A-1
          Section 1.02.  Merging Corporation                  A-1
          Section 1.03.  Surviving Corporation                A-2
          Section 1.04.  Effect of Merger                     A-2
          Section 1.05.  Conversion of BMC Common             A-2
          Section 1.06.  Share Adjustments                    A-3
          Section 1.07.  Closing                              A-3
          Section 1.08.  Exchange Procedures; Surrender of
                           Certificates                       A-4
          Section 1.09.  Closing Date                         A-5
          Section 1.10.  Closing Deliveries                   A-5

ARTICLE TWO  REPRESENTATIONS AND WARRANTIES OF BMC            A-6
          Section 2.01.  Organization and Capital Stock       A-6
          Section 2.02.  Authorization; No Defaults           A-7
          Section 2.03.  Subsidiaries                         A-8
          Section 2.04.  Financial Information                A-8
          Section 2.05.  Absence of Changes                   A-8
          Section 2.06.  Regulatory Enforcement Matters       A-9
          Section 2.07.  Tax Matters                          A-9
          Section 2.08.  Litigation                          A-10
          Section 2.09.  Employment Agreements               A-10
          Section 2.10.  Reports                             A-11
          Section 2.11.  Loan Portfolio                      A-11
          Section 2.12.  Investment Portfolio                A-11
          Section 2.13.  Interest Rate Risk Management
                           Instruments                       A-11
          Section 2.14.  Employee Matters and ERISA          A-12
          Section 2.15.  Title to Properties; Insurance      A-13
          Section 2.16.  Environmental Matters               A-14
          Section 2.17.  Compliance with Law                 A-14
          Section 2.18.  Brokerage                           A-14
          Section 2.19.  Interim Events                      A-14
          Section 2.20.  Non-Banking Activities of BMC
                           and Subsidiaries                  A-14
          Section 2.21.  Trust Administration                A-15
          Section 2.22.  Pooling of Interests; Tax-Free
                           Reorganization                    A-15
          Section 2.23.  Properties, Contracts and Other
                           Agreements                        A-15
          Section 2.24.  No Undisclosed Liabilities          A-16
          Section 2.25.  Statements True and Correct         A-16
          Section 2.26.  State Takeover Laws                 A-16
          Section 2.27.  Fair Lending; Community
                           Reinvestment Act                  A-17
          Section 2.28.  Assets Necessary to BMC's Business  A-17


                                      Page


ARTICLE THREE  REPRESENTATIONS AND WARRANTIES OF CNB
                 AND ACQUISITION SUB                         A-17
          Section 3.01.  Organization and Capital Stock      A-17
          Section 3.02.  Authorization                       A-17
          Section 3.03.  Subsidiaries                        A-18
          Section 3.04.  Financial Information               A-18
          Section 3.05.  Absence of Changes                  A-18
          Section 3.06.  Litigation                          A-18
          Section 3.07.  Reports                             A-19
          Section 3.08.  Compliance With Law                 A-19
          Section 3.09.  Pooling of Interests; Tax-Free
                           Reorganization                    A-19
          Section 3.10.  Statements True and Correct         A-19

ARTICLE FOUR  AGREEMENTS OF BMC                              A-19
          Section 4.01.  Business in Ordinary Course         A-19
          Section 4.02.  Breaches                            A-22
          Section 4.03.  Submission to Shareholders          A-22
          Section 4.04.  Consents to Contracts and Leases    A-22
          Section 4.05.  Audited Financial Statements        A-22
          Section 4.06.  Consummation of Agreement           A-23
          Section 4.07.  Environmental Reports               A-23
          Section 4.08.  Restriction on Resales              A-23
          Section 4.09.  Access to Information               A-24
          Section 4.10.  Subsidiary Bank Mergers             A-24

ARTICLE FIVE  AGREEMENTS OF CNB AND ACQUISITION SUB          A-24
          Section 5.01.  Regulatory Approvals and
                           Registration Statement            A-24
          Section 5.02.  Breaches                            A-25
          Section 5.03.  Consummation of Agreement           A-25
          Section 5.04.  Directors and Officers' Liability
                           Insurance and Indemnification     A-25
          Section 5.05.  Employee Benefits                   A-26
          Section 5.06.  Access to Information               A-26

ARTICLE SIX  CONDITIONS PRECEDENT TO MERGER                  A-27
          Section 6.01.  Conditions to CNB's Obligations     A-27
          Section 6.02.  Conditions to BMC's Obligations     A-28

ARTICLE SEVEN  TERMINATION OR ABANDONMENT                    A-29
          Section 7.01.  Mutual Agreement                    A-29
          Section 7.02.  Breach of Agreements                A-29
          Section 7.03.  Environmental Reports               A-29
          Section 7.04.  Failure of Conditions               A-29
          Section 7.05.  Regulatory Approval Denial          A-29
          Section 7.06.  Shareholder Approval Denial;
                           Withdrawal/Modification of
                           Board Recommendation              A-30
          Section 7.07.  Regulatory Enforcement Matters      A-30
          Section 7.08.  Fall-Apart Date                     A-30
          Section 7.09.  Termination Fee                     A-30


                                      Page


ARTICLE EIGHT  GENERAL                                       A-32
          Section 8.01.  Confidential Information            A-32
          Section 8.02.  Publicity                           A-33
          Section 8.03.  Return of Documents                 A-33
          Section 8.04.  Notices                             A-33
          Section 8.05.  Liabilities and Expenses            A-34
          Section 8.06.  Nonsurvival of Representations,
                           Warranties and Agreements         A-34
          Section 8.07.  Entire Agreement                    A-35
          Section 8.08.  Headings and Captions               A-35
          Section 8.09.  Waiver, Amendment or Modification   A-35
          Section 8.10.  Rules of Construction               A-35
          Section 8.11.  Counterparts                        A-35
          Section 8.12.  Successors and Assigns              A-35
          Section 8.13.  Severability                        A-35
          Section 8.14.  Governing Law; Assignment           A-36
          Section 8.15.  Enforcement of Agreement            A-36

EXHIBIT 1.10(a)     -         BMC's Legal Opinion Matters
EXHIBIT 1.10(b)     -         CNB's Legal Opinion Matters
EXHIBIT 4.08        -         Form of Affiliate's Letter


                                      Page


                          AGREEMENT AND PLAN OF MERGER


    This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made October 11, 1996, by and among BMC BANCSHARES, INC., an Illinois corporation ("BMC"), CNB BANCSHARES, INC., an Indiana corporation ("CNB"), and HBI ACQUISITION COMPANY, an Illinois corporation and wholly-owned subsidiary of CNB ("Acquisition Sub").


                                    RECITALS

A. The Boards of Directors of CNB and BMC have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which BMC shall, subject to the terms and conditions set forth herein, merge with and into Acquisition Sub (the "Merger").

B. The Boards of Directors of CNB and BMC have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

C. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of BMC will receive certain federal income tax tax-deferral benefits with respect to shares of CNB received in the Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

D. For accounting purposes, it is intended that the Merger shall be accounted for under the "pooling of interests" method of accounting.

E. CNB, Acquisition Sub and BMC desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

F. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, CNB, Acquisition Sub and BMC hereby agree as follows:


                                   ARTICLE ONE

                           TERMS OF MERGER AND CLOSING

    Section 1.01. Merger. Pursuant to the terms and provisions set forth herein and the Illinois Business Corporation Act of 1983, as amended (the "Corporate Law"), BMC shall merge with and into Acquisition Sub.

    Section 1.02. Merging Corporation. BMC shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from Acquisition Sub, shall cease on consummation of the Merger.


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    Section 1.03.  Surviving Corporation.  Acquisition Sub shall be the surviving corporation in the Merger. No changes in the articles of incorporation of Acquisition Sub shall be effected by the Merger.

    Section 1.04. Effect of Merger. The Merger shall have all of the effects provided for herein and the Corporate Law.

    Section 1.05.  Conversion of BMC Common.

    (a) The total consideration payable to the shareholders of BMC in the Merger (the "Maximum CNB Common Amount") shall be 884,227 shares of common stock, stated value $1.00 per share, of CNB (the "CNB Common"). If the CNB Average Price (as defined below in Section 1.05(c) hereof) is less than $25.71, then the Maximum CNB Common Amount shall be increased to equal the product of
(i) 884,227, and (ii) the quotient of $25.71 divided by the CNB Average Price, provided that in no event shall the Maximum CNB Common Amount be greater than 1,180,960. If the CNB Average Price is greater than $28.57, then the Maximum CNB Common Amount shall be decreased to equal to the product of (i) 884,227, and
(ii) the quotient of $28.57 divided by the CNB Average Price, provided that in no event shall the Maximum CNB Common Amount be less than 721,782.

    (b) At the Effective Time (as defined in Section 1.09 hereof), by virtue of the Merger and without any action on the part of CNB, BMC, Acquisition Sub or their respective shareholders, each share of common stock, no par value per share, of BMC (the "BMC Common") issued and outstanding immediately prior to the Effective Time (other than shares the holders of which have duly exercised and perfected their dissenters' rights, if any, under the Corporate Law) shall be converted into the right to receive the number of shares of CNB Common equal to the quotient of the Maximum CNB Common Amount divided by the Fully-Diluted BMC Common Amount (as defined below in Section 1.05(d) hereof). The shares of CNB Common to be issued pursuant to this Section 1.05, together with any cash payment in lieu of fractional shares, as provided below in Section 1.05(e) hereof, is referred to herein as the "Merger Consideration."

    (c) As used herein, the term "CNB Average Price" shall mean the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the twenty (20) business days preceding the fifth (5th) calendar day prior to the Closing Date. The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.06 hereof.

    (d) As used herein, the term "Fully-Diluted BMC Common Amount" shall mean the sum of (i) the number of issued and outstanding shares of BMC Common as of immediately prior to the Effective Time, and (ii) the number of shares of BMC Common issuable, whether at the Effective Time or upon the passage of time or the occurrence of future events, upon the exercise, conversion, or exchange of all then-outstanding options, warrants, rights to subscribe for or acquire, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of BMC Common.

    (e) No fractional shares of CNB Common shall be issued and, in lieu thereof, holders of shares of BMC Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of BMC Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of CNB Common as reported in The Wall Street


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Journal (Midwest Edition) on the business day immediately preceding the date on which the Effective Time occurs.

    (f) At the Effective Time, all of the shares of BMC Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of BMC Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof.

    (g) At the Effective Time, each share of BMC Common, if any, held in the treasury of BMC or by any direct or indirect subsidiary of BMC (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by BMC or any of its subsidiaries in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

    (h) Each share of common stock, par value $1.00 per share, of Acquisition Sub and each share of CNB Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

    (i) If holders of BMC Common shall be entitled to dissent from this Agreement and the Merger and demand payment of fair value of their shares under the Corporate Law, any issued and outstanding shares of BMC Common held by a dissenting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Corporate Law; provided, however, that each share of BMC Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her or its demand to receive fair value or otherwise lose his or her or its right of dissent shall have only such rights as are provided under the Corporate Law.

    Section 1.06. Share Adjustments. If between the date hereof and the Effective Time a share of CNB Common shall be changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of CNB Common into which a share of BMC Common shall be converted pursuant to Section 1.05 hereof shall be appropriately and proportionately adjusted so that each shareholder of BMC shall be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger; provided, however, that the 5% stock dividend payable by CNB on October 11, 1996, to shareholder of record on September 20, 1996, shall not be deemed a Share Adjustment for purposes of this Section 1.06 and no adjustments shall be made as a result thereof.

    Section 1.07. Closing. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.09 hereof.


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    Section 1.08.  Exchange Procedures; Surrender of Certificates.

    (a) The Citizens National Bank of Evansville shall act as Exchange Agent in the Merger (the "Exchange Agent").

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CNB may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.08 hereof) of BMC unless such "affiliate" shall have theretofore executed and delivered to CNB the agreement referred to in
Section 4.08 hereof.

    (d) No dividends that are otherwise payable on shares of CNB Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of CNB Common shall be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

    (e) Holders of unsurrendered Certificates shall not be entitled to vote the shares represented by such unsurrendered Certificates at any meeting of CNB's shareholders.

    (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB in its sole discretion, the posting by such person of a bond in such amount as CNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

    (g) At or after the Effective Time there shall be no transfers on the stock transfer books of BMC of any shares of BMC Common. If, after the Effective Time, Certificates are presented for


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transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.08.

    Section 1.09. Closing Date. At CNB's election, the Closing shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as BMC and CNB may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Illinois (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

    Section 1.10.  Closing Deliveries.

    (a)  At the Closing, BMC shall deliver to CNB and Acquisition Sub:

        (i) a certified copy of the Articles of Incorporation and Bylaws of BMC and each of its subsidiaries; and

       (ii)  a Certificate signed by an appropriate officer of BMC stating that
    (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in
    Section 6.01(b) hereof have been satisfied or waived as provided therein;
    and

      (iii) a certified copy of the resolutions of BMC's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

       (iv) Certificate of the Secretary of State of the State of Illinois, dated a recent date, stating that BMC and each of its subsidiaries is in good standing; and

        (v) Articles of Merger executed by BMC, reflecting the terms and provisions hereof and in proper form for filing in the appropriate jurisdictions in order to cause the Merger to become effective pursuant to the Corporate Law; and

       (vi) a legal opinion from counsel for BMC, in form reasonably acceptable to CNB's counsel, opining with respect to the matters listed on
    Exhibit 1.10(a) hereto.

    (b)  At the Closing, CNB and Acquisition Sub shall deliver to BMC:

        (i) a Certificate signed by an appropriate officer of CNB and Acquisition Sub stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of BMC's shareholders) have been satisfied; and


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       (ii)  a certified copy of the resolutions of CNB's Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

      (iii) a certified copy of the resolutions of Acquisition Sub's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

       (iv) a legal opinion from counsel for CNB, in form reasonable acceptable to BMC's counsel, opining with respect to the matters listed on
    Exhibit 1.10(b) hereto; and

        (v)  copies of all regulatory approvals for the Merger received by CNB.

    Section 1.11. Reservation of Right to Revise Transaction. CNB may, at any time, change the method of effecting the Merger (including, without limitation, the provisions of this Article One) if and to the extent CNB deems such change to be desirable, including, without limitation, to provide for the merger of Acquisition Sub with and into BMC, in which BMC is the surviving corporation; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of BMC in the Merger, (B) adversely affect the tax treatment to shareholders of BMC, as generally described in Section 6.01(i) hereof, or (C) materially impede or delay receipt of any approvals referred to in Section 6.01(d) hereof or the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE TWO

                      REPRESENTATIONS AND WARRANTIES OF BMC

    BMC hereby makes the following representations and warranties:

    Section 2.01.  Organization and Capital Stock.

    (a) BMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. BMC is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). True, complete and correct copies of the Articles of Incorporation and Bylaws of BMC, as amended and as in effect on the date of this Agreement, are included as exhibits to Section 2.01(a) of that certain confidential writing delivered by BMC to CNB and executed by both BMC and CNB concurrently with the delivery and execution hereof (the "Disclosure Schedule").

    (b) The authorized capital stock of BMC consists of 250,000 shares of BMC Common, of which, as of the date hereof, 60,803 shares are issued and outstanding. All of the issued and outstanding shares of BMC Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the outstanding shares of BMC Common has been issued in violation of any preemptive rights of the current or past shareholders of BMC.


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Except as may be otherwise specifically disclosed in Section 2.01(b) of the
Disclosure Schedule, each Certificate issued by BMC in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by BMC only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying BMC against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

    (c) Except as set forth in subsection 2.01(b) above, (i) there are no shares of capital stock or other equity securities of BMC outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of BMC Common or other capital stock of BMC or contracts, commitments, understandings or arrangements by which BMC is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and
(ii) there are no outstanding stock appreciation, phantom stock or similar rights.

    (d) The minute books of BMC accurately reflect in all material respects all corporate actions held or taken of its shareholders and Board of Directors (including committees of the Board of Directors).

    Section 2.02. Authorization; No Defaults. BMC's Board of Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by BMC of its obligations hereunder. BMC's Board of Directors has directed that the agreement of merger (within the meaning of the Corporate Law) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of BMC for approval at the BMC Shareholders Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of BMC Common, no other corporate proceedings on the part of BMC are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. Nothing in the Articles of Incorporation or Bylaws of BMC, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit BMC from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by BMC and constitutes a legal, valid and binding obligation of BMC, enforceable against BMC in accordance with its terms. BMC and its subsidiaries are neither in default under nor in violation of any provision of their Articles of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, which default or violation would, individually or in the aggregate with other defaults or violations, have a Material Adverse Effect (as defined below in this Section 2.02) on BMC, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. As used herein, the term "Material Adverse Effect," with respect to either CNB or BMC, means any condition, event, change or occurrence that has or shall have a material adverse effect upon (A) the financial condition, business or results of operations of CNB or BMC and their respective subsidiaries taken as a whole, or (B) the ability of CNB or BMC to perform its respective obligations under, and to consummate the transactions contemplated by, this Agreement.


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    Section 2.03.  Subsidiaries.  Each of BMC's banking subsidiaries and its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of each of BMC's subsidiaries that is an insured institution are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") in accordance with the Federal Deposit Insurance Act as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each such subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise specified in Section 2.03 of the Disclosure Schedule) are owned by BMC or BMC's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, assessability under 12 U.S.C. 55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of any of BMC's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of BMC's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be otherwise specifically disclosed in Section 2.03 of the Disclosure Schedule, neither BMC nor any of BMC's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation and Bylaws of each subsidiary of BMC, as amended, copies of which were previously furnished to CNB, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

    Section 2.04. Financial Information. The consolidated balance sheets of BMC and its subsidiaries as of December 31, 1995 and 1994 and related consolidated income statements and statements of changes in shareholders' equity for the three (3) years ended December 31, 1995 as included in BMC's Form FR Y-9 for the year ended December 31, 1995, as currently on file with the Federal Reserve Board, together with the notes thereto, and the consolidated balance sheets of BMC and its subsidiaries as of March 31, 1996 and June 30, 1996, and the related consolidated income statements and statements of changes in shareholders' equity for the three (3) months and six (6) months, respectively, then ended, copies of each of which are included in Section 2.04 of the Disclosure Schedule, and the year-end and quarterly Reports of Condition and Reports of Income of Bank of Mt. Carmel (the "Subsidiary Bank") for 1995 and June 30, 1996, respectively, as currently on file with the F.D.I.C., copies of each of which are included in Section 2.04 of the Disclosure Schedule (together, the "BMC Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Subsidiary Bank's reports) and fairly present in all material respects the financial position and the results of operations and changes in shareholders' equity of the respective entity and its respective subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of BMC and its subsidiaries have been, and are being, maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

    Section 2.05. Absence of Changes. Since December 31, 1995, there has not been any change in the financial condition, the results of operations or the business of BMC and its subsidiaries taken as a whole which would have a Material Adverse Effect on BMC, except as may be otherwise specifically disclosed by BMC in Section 2.05 of the Disclosure Schedule. Since the date of their respective most


                                      Page


recent F.D.I.C. examination report, there has been no change in the financial condition, the results of operations or the business of the Subsidiary Bank which would have a Material Adverse Effect on the Subsidiary Bank, except as disclosed by such Subsidiary Bank since December 31, 1995 in its quarterly Reports of Condition and Reports of Income filed with the F.D.I.C.

    Section 2.06. Regulatory Enforcement Matters. Except as may be otherwise specifically disclosed in Section 2.06 of the Disclosure Schedule, neither BMC nor the Subsidiary Bank or any other of its subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 1990, a recipient of any supervisory letter from, or since January 1, 1990, has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has BMC or any of its subsidiaries been advised since January 1, 1990, by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Except as may be otherwise specifically disclosed in Section 2.06 of the Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of BMC or any of its subsidiaries. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to BMC or any of its subsidiaries.

    Section 2.07.  Tax Matters.

    (a) Each of BMC and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Except as may be otherwise specifically disclosed in
Section 2.07(a) of the Disclosure Schedule, neither BMC nor its subsidiaries are
(a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of BMC and its subsidiaries have been audited by the Internal Revenue Service (the "I.R.S.") and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1989, and either no material deficiencies were asserted as a result of such examination for which BMC does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of BMC for the year ended December 31, 1995, is adequate to cover all of the liabilities for Taxes of BMC and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1995. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or


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other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

    (b) Except as may be otherwise specifically disclosed in Section 2.07(b) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of BMC or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or BMC Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (c) Except as may be otherwise specifically disclosed in Section 2.07(c) of the Disclosure Schedule, BMC has not been subject to any disallowance of a deduction under Section 162(m) of the Code nor does BMC reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of BMC ended on or before the Closing Date.

    Section 2.08. Litigation and Related Matters. Except as may be otherwise specifically disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding or investigation of any nature pending or, to the knowledge of BMC, threatened, against BMC or any of its subsidiaries, or of which the property of BMC or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon BMC, or any of its subsidiaries or the assets of BMC of any of its subsidiaries. Since at least January 1, 1990, BMC and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts which would form the basis of a claim or claims under such bonds. Neither BMC nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to BMC's and its subsidiaries' past claim experience.

    Section 2.09. Employment Agreements. Except as may be otherwise specifically disclosed in Section 2.09 of the Disclosure Schedule, neither BMC nor any of its subsidiaries is a party to or bound by any agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by BMC or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement and any and all amendments or supplements thereto which is in writing, and a summary of each such agreement which is not in writing, is included in
Section 2.09 of the Disclosure Schedule.

    Section 2.10. Reports. Except as may be otherwise specifically disclosed in Section 2.10 of the Disclosure Schedule, BMC and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the F.D.I.C., (iii) the Securities and Exchange Commission (the "S.E.C."), (iv) any state securities authorities, and (v) any other Regulatory Agency with jurisdiction over BMC or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, including any financial statements,


                                      Page


exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 2.11. Loan Portfolio. Except as may be otherwise specifically disclosed in Section 2.11 of the Disclosure Schedule, (i) all loans and discounts shown on the BMC Financial Statements or which were entered into after the date of the most recent balance sheet included in the BMC Financial Statements were and shall be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of BMC and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be, in all material respects, enforceable, valid, true and genuine and what they purport to be, and (iii) BMC and its subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply shall not materially interfere with the collection of any such loan.

    Section 2.12. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by BMC or its subsidiaries, as reflected in the latest consolidated balance sheet of BMC included in the BMC Financial Statements, are (i) in the case of investment securities held to maturity, carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, and (ii) in the case of investment securities classified as available for sale, carried in the aggregate at fair market value, in accordance with generally accepted accounting principles, specifically including but not limited to Statement of Financial Accounting Standards No. 115.

    Section 2.13. Interest Rate Risk Management Instruments. Except as may be otherwise specifically disclosed in Section 2.13 of the Disclosure Schedule, there are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of BMC or its subsidiaries or for the account of a customer of BMC or one of its subsidiaries. All such arrangements and agreements disclosed in Section 2.13 of the Disclosure Schedule were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of BMC or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. BMC and each of its subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to BMC's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.


                                      Page


    Section 2.14.  Employee Matters and ERISA.

    (a) Except as may be otherwise specifically disclosed in Section 2.14(a) of the Disclosure Schedule, neither BMC nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of BMC or any of its subsidiaries and to the knowledge of BMC there is no present effort nor existing proposal to attempt to unionize any group of employees of BMC or any of its subsidiaries.

    (b) Except as may be otherwise specifically disclosed in Section 2.14(b) of the Disclosure Schedule, (i) BMC and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither BMC nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no material unfair labor practice complaint against BMC or any subsidiary pending or, to the knowledge of BMC, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of BMC, threatened against or directly affecting BMC or any subsidiary, and (iv) neither BMC nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

    (c) Except as may be otherwise specifically disclosed in Section 2.14(c) of the Disclosure Schedule, neither BMC nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of BMC or any subsidiary (the "BMC Employee Plans"). To the knowledge of BMC, no present or former employee of BMC or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the BMC Employee Plans. Neither BMC nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be otherwise specifically and separately disclosed in Section 2.14(c) of the Disclosure Schedule, neither BMC nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of BMC or any subsidiary.

    (d) Neither BMC nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any BMC Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any BMC Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and BMC has not received notice of any threatened or imminent claim with respect to any BMC Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which BMC or any of its subsidiaries would be liable after December 31, 1995, except as reflected on the BMC Financial Statements. After December 31, 1995, BMC and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any BMC Employee Plan. All BMC Employee Plans have in all material respects been


                                      Page


operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

    (e) Except as may be otherwise specifically disclosed in Section 2.14(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of BMC or any of its affiliates from BMC or any of its affiliates under any BMC Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any BMC Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    (f) Attached to Section 2.14 of the Disclosure Schedule are, in addition to copies of each BMC Employee Plan and all amendments or supplements thereto,
(i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan,
(v) valuations for any plan as of the most recent date, (vi) determination letters from the I.R.S., (vii) the most recent annual report filed with the I.R.S., (viii) registration statements and prospectuses, and (ix) trust agreements.

    Section 2.15. Title to Properties; Insurance. Except as may be otherwise specifically disclosed in Section 2.15 of the Disclosure Schedule, (i) BMC and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the BMC Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of BMC or its subsidiaries) rights of redemption under applicable law) to all of their real properties, (ii) all leasehold interests for real property and any material personal property used by BMC and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of BMC, threatened with respect to such properties,
(iv) BMC and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property necessary to conduct the business and operations of BMC and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property, (v) all material insurable properties owned or held by BMC and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by BMC or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of BMC and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices.
Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by BMC and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.


                                      Page


    Section 2.16.  Environmental Matters.

    (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which BMC and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    (b) Except as may be otherwise specifically disclosed in Section 2.16(b) of the Disclosure Schedule, neither the conduct nor operation of BMC or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect that would have a Material Adverse Effect on BMC and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) BMC or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a Material Adverse Effect on BMC. Except as may be otherwise specifically disclosed in Section 2.16(b) of the Disclosure Schedule, neither BMC nor any of its subsidiaries has received any notice from any person or entity that BMC or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    Section 2.17. Compliance with Law. BMC and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    Section 2.18. Brokerage. Except as may be disclosed in Section 2.18 of the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by BMC or its subsidiaries.

    Section 2.19. Interim Events. Except as may be otherwise specifically disclosed in Section 2.19 of the Disclosure Schedule, since December 31, 1995, neither BMC nor its subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of CNB pursuant to
Section 4.01(b) hereof.

    Section 2.20. Non-Banking Activities of BMC and Subsidiaries. Neither BMC nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. 225.25. Without limiting the generality of the foregoing, any equity investment of BMC and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board or the B.H.C.A.


                                      Page


    Section 2.21. Trust Administration. The Subsidiary Bank and each other subsidiary of BMC which is a trust company or otherwise acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on BMC. Neither BMC, any subsidiary of BMC, nor any director, officer or employee of BMC or any of its subsidiaries acting on behalf of BMC or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on BMC. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of BMC, threatened, against or affecting BMC or any of its subsidiaries relating to the compliance by BMC or any such subsidiary with sound fiduciary principles and applicable regulations.

    Section 2.22. Pooling of Interests; Tax-Free Reorganization. BMC has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of
Section 368(a) of the Code.

    Section 2.23. Properties, Contracts and Other Agreements. Section 2.23 of the Disclosure Schedule lists or describes the following:

    (a) Each parcel of real property owned by BMC or its subsidiaries and the principal buildings and structures located thereon; and

    (b) Each lease of real property to which BMC or its subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered; and

    (c) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by BMC or its subsidiaries; and

    (d) Each guaranty by BMC or any of its subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by the Subsidiary Bank in the ordinary course of its business) or any warranty or indemnification agreement; and

    (e) Each agreement between BMC or any of its subsidiaries and any present or former officer, director or shareholder of BMC or any of its subsidiaries (except for deposit or loan agreements entered into in the ordinary course of the Subsidiary Bank's business); and

    (f) Each lease or license with respect to personal property involving BMC or any of its subsidiaries, whether as lessee or lessor or licensee or licensor, with annual rental or other payments due thereunder in excess of $10,000; and


                                      Page


    (g) The name and annual salary as of July 31, 1996, of each director or employee of BMC and its subsidiaries and any employment agreement or arrangement with respect to each such person; and

    (h) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of BMC or its subsidiaries not referred to elsewhere in this Section 2.23 which (i) involves payment by BMC or its subsidiaries (other than as disbursement of loan proceeds to customers) of more than $10,000, (ii) involves payments based on profits of BMC or its subsidiaries, (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes, or (iv) were not made in the ordinary course of business.

Copies of each document, plan or contract listed and described in Section 2.23 of the Disclosure Schedule are appended to such Schedule and included in the Disclosure Schedule.

    Section 2.24. No Undisclosed Liabilities. BMC and its subsidiaries do not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against BMC or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the BMC Financial Statements, (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of BMC and its subsidiaries since the date of the most recent balance sheet included in the BMC Financial Statements, and (iii) as may be specifically disclosed in Section 2.24 of the Disclosure Schedule.

    Section 2.25. Statements True and Correct. None of the information supplied or to be supplied by BMC or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any other documents to be filed with the S.E.C., the New York Stock Exchange, Inc. (the "N.Y.S.E.") or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of BMC and at the time of the BMC Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that BMC shall be responsible for filing with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    Section 2.26. State Takeover Laws. The Board of Directors of BMC has approved the Merger and the other transactions contemplated by this Agreement (prior to the execution by BMC of this Agreement) such that the provisions of
Section 11.75 of the Corporate Law shall not apply to this Agreement or any of the transactions contemplated by this Agreement. The Board of Directors of BMC has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of Illinois.


                                      Page


    Section 2.27. Fair Lending; Community Reinvestment Act. As of the date hereof, with the exception of routine investigation of consumer complaints, neither BMC nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. As of the date hereof, each of BMC's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "1" or "2" in its most recent CRA examination.

    Section 2.28. Assets Necessary to BMC's Business. The assets of BMC and its subsidiaries constitute all of the assets used or employed by BMC and its subsidiaries, directly or indirectly, in their business as heretofore conducted and there are no other material assets, whether real or personal, tangible or intangible, choate or inchoate, which are necessary to conduct the business and operations of BMC and its subsidiaries as heretofore conducted.


                                  ARTICLE THREE

            REPRESENTATIONS AND WARRANTIES OF CNB AND ACQUISITION SUB

    CNB and Acquisition Sub hereby make the following representations and warranties:

    Section 3.01.  Organization and Capital Stock.

    (a) CNB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Indiana with full corporate power and authority to carry on its business as it is now being conducted. CNB is a bank holding company registered with the Federal Reserve Board under the B.H.C.A. Acquisition Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Illinois with full corporate power and authority to carry on its business as it is now being conducted.

    (b) The authorized capital stock of CNB consists of (i) 50,000,000 shares of CNB Common, of which, as of June 30, 1996, approximately 18,339,000 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of CNB Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights.

    (c) Acquisition Sub has authorized capital of 10,000 shares of common stock, par value $1.00 per share (the "Acquisition Sub Common"). As of the date hereof, 100 shares of Acquisition Sub Common are issued and outstanding, fully paid and non-assessable and owned by CNB.

    (d) The shares of CNB Common that are to be issued to the shareholders of BMC pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

    Section 3.02. Authorization. The Board of Directors of CNB and the Board of Directors and sole shareholder of Acquisition Sub have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers


                                      Page


and the performance by such respective entity of their obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of CNB or Acquisition Sub, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit CNB or Acquisition Sub from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CNB and Acquisition Sub and constitutes a legal, valid and binding obligation of CNB and Acquisition Sub, enforceable against CNB and Acquisition Sub in accordance with its terms and, no other corporate acts or proceedings are required to be taken by CNB or Acquisition Sub to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the Illinois Office of Banks and Real Estate (Bureau of Banks and Trust Companies), no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by CNB or Acquisition Sub.

    Section 3.03. Subsidiaries. Each of CNB's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the S.E.C.) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    Section 3.04. Financial Information. The consolidated balance sheets of CNB and its subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1995, together with the notes thereto, included in CNB's Annual Report on Form 10-K for the year ended December 31, 1995, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of CNB and its subsidiaries as of March 31, 1996 and June 30, 1996, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in CNB's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C. (together, the "CNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CNB and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

    Section 3.05. Absence of Changes. Since December 31, 1995, there has not been any change in the financial condition, the results of operations or the business of CNB and its subsidiaries which would have a Material Adverse Effect on CNB, except as disclosed by CNB since December 31, 1995 in its periodic reports filed with the S.E.C. under the Exchange Act.

    Section 3.06. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of CNB, threatened, against CNB or any of its subsidiaries, or of which the property of CNB or any of its subsidiaries is or would be subject which would have a Material Adverse Effect on CNB.


                                      Page


    Section 3.07. Reports. CNB and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "O.C.C."), (iv) the F.D.I.C., (v) the N.Y.S.E., and (vi) any other Regulatory Agency with jurisdiction over CNB or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 3.08. Compliance With Law. CNB and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    Section 3.09. Pooling of Interests; Tax-Free Reorganization. CNB has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of
Section 368(a) of the Code.

    Section 3.10. Statements True and Correct. None of the information supplied or to be supplied by CNB or Acquisition Sub for inclusion in (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, and (iii) any other documents to be filed with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of BMC and at the time of the BMC Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CNB shall be responsible for filing with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                  ARTICLE FOUR

                                AGREEMENTS OF BMC

    Section 4.01.  Business in Ordinary Course.

    (a) BMC shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that BMC may, during 1996, declare and pay its regular quarterly dividends and special annual dividends on the BMC Common not to exceed $3.50 per share in the aggregate for 1996 (taking into account all dividends theretofore paid in 1996) at approximately the same times during the year which it has historically declared and paid such dividends and, during 1997, declare and pay quarterly dividends of $0.875 per share (which equates, on


                                      Page


an annualized basis, to $3.50 which is expected to be the aggregate annual dividend amount of BMC for 1996) at approximately the same times during the year which it has historically declared and paid its quarterly dividends; provided, however, that BMC and CNB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the BMC shareholders shall receive a quarterly dividend from either BMC or CNB but not from both during or with respect to such quarter.

    (b) BMC shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, BMC and each of its subsidiaries shall not, without the prior written consent of CNB (which shall not be unreasonably withheld):

        (i) issue any BMC Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase BMC Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of BMC or any of its subsidiaries; or

       (ii) directly or indirectly redeem, purchase or otherwise acquire any BMC Common or any other capital stock of BMC or its subsidiaries; or

      (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

       (iv) change its Certificate or Articles of Incorporation or Association, as the case may be, or Bylaws; or

        (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other BMC Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

       (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

      (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $250,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of CNB, acting through its Senior Vice President and Chief Credit Officer or such other designee as CNB may give notice of to BMC; or

     (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five (5) years or any asset-backed securities


                                      Page


    other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

       (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

        (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of six (6) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

       (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

      (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to BMC or its subsidiaries or any claims which BMC or its subsidiaries may possess or waive any material rights with respect thereto; or

     (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to BMC and its subsidiaries; or

      (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that BMC and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

       (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on BMC; or

      (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a Material Adverse Effect on BMC; or

     (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000; or

    (xviii) take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

      (xix) take any action which would adversely effect or delay the ability of either CNB or BMC to obtain any necessary approvals of any Regulatory Agency or other governmental


                                      Page


    authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

    (c) BMC and its subsidiaries shall not, without the prior written consent of CNB, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of BMC contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) BMC shall promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving BMC, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on BMC.

    (e) BMC and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or, unless required to comply with the fiduciary duties of the Board of Directors of BMC as determined by such Board of Directors, in good faith, after consultation with its financial and legal advisors, hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of BMC Common or other securities of BMC or its subsidiaries.
BMC shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise CNB of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

    Section 4.02. Breaches. BMC shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to CNB and use its best efforts to prevent or promptly remedy the same.

    Section 4.03. Submission to Shareholders. BMC shall cause to be duly called and held, on a date mutually selected by CNB and BMC, a special meeting of its shareholders (the "BMC Shareholders Meeting") for submission of this Agreement and the Merger for approval of such BMC shareholders as required by the Corporate Law. In connection with the BMC Shareholders Meeting, (i) BMC shall cooperate and assist CNB in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C. and BMC shall mail it to its shareholders, (ii) BMC shall furnish CNB all information concerning itself that CNB may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of BMC (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

    Section 4.04. Consents to Contracts and Leases. BMC shall use its best efforts to obtain all necessary consents with respect to all interests of BMC and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.


                                      Page


    Section 4.05. Audited Financial Statements. BMC shall deliver to CNB, on or before November 15, 1996, an unqualified audit opinion on the consolidated balance sheet of BMC as of December 31, 1995, and the related consolidated statement of income, changes in stockholders' equity and cash flows of BMC for
the year ended December 31, 1995 (the "1995 Audited Financial Statements").   If
required for the completion of the Registration Statement under the regulations of the S.E.C., BMC shall also deliver to CNB, as soon as practicable after December 31, 1996, an unqualified audit opinion on the consolidated balance sheet of BMC as of December 31, 1996, and the related consolidated statement of income, changes in stockholders' equity and cash flows of BMC for the year ended December 31, 1996.

    Section 4.06. Consummation of Agreement. BMC shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of BMC and its subsidiaries with the business and operations of CNB and its subsidiaries. BMC shall furnish to CNB in a timely manner all information, data and documents in the possession of BMC requested by CNB as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of CNB Common to be issued to the shareholders of BMC pursuant to the Merger and this Agreement and shall otherwise cooperate fully with CNB to carry out the purpose and intent of this Agreement.

    Section 4.07. Environmental Reports. BMC shall provide to CNB, within sixty (60) days after the date hereof, (i) a report of a phase one environmental investigation on all real property owned, leased or operated by BMC or its subsidiaries as of the date hereof (but excluding space in retail and similar establishments leased by BMC for automatic teller machines) and on all real property acquired or leased by BMC or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased or operated by BMC for automatic teller machines), except as otherwise provided in
Section 4.01(b)(xiv) hereof, and (ii) if required by the phase one investigation in CNB's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. The person conducting such investigation shall be a qualified and reputable environmental expert mutually selected by CNB and BMC and shall provide CNB and BMC with a written estimate of all fees and expenses to be charged by such person for performing such phase one investigations before any work is commenced. CNB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify BMC of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures
(i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to BMC, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be CNB's sole remedy in such event. Subject to the provisions of Section 8.05 hereof, all costs and expenses associated with such environmental reports shall be paid by BMC.

    Section 4.08. Restriction on Resales. BMC shall deliver to CNB, at least forty (40) days prior to the Closing Date, a list of each person who may reasonably be deemed an "affiliate" of BMC within


                                      Page


the meaning of such term as used in Rule 145 under the Securities Act at the time the Proxy Statement/Prospectus is mailed to the shareholders of BMC. BMC shall use its best efforts to obtain and deliver to CNB, at least thirty-one
(31) days prior to the Closing Date, the signed agreement, in the form of
Exhibit 4.08 hereto, of each person named on the list referred to in the preceding sentence regarding compliance by such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of BMC Common or CNB Common (or reduction of risk with respect thereto) until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

    Section 4.09. Access to Information. BMC shall permit CNB reasonable access in a manner which shall avoid undue disruption or interference with BMC's normal operations to its properties and shall disclose and make available to CNB all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

    Section 4.10. Subsidiary Bank Mergers. Upon the request of CNB, BMC shall cause the Subsidiary Bank to enter into a merger agreement with a wholly-owned banking subsidiary of CNB, and take all other actions and cooperate with CNB in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for the combination of subsidiary bank operations in transactions such as this:
(i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by CNB, and (ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.


                                  ARTICLE FIVE

                      AGREEMENTS OF CNB AND ACQUISITION SUB

    Section 5.01.  Regulatory Approvals and Registration Statement.

    (a) CNB shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Illinois Office of Banks and Real Estate (Bureau of Banks and Trust Companies). CNB shall keep BMC reasonably informed as to the status of such applications and make available to BMC, upon reasonable request by BMC from time to time, copies of such applications and any supplementally filed materials.

    (b) CNB shall file with the S.E.C. the Registration Statement relating to the shares of CNB Common to be issued to the shareholders of BMC pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective,


                                      Page


the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of BMC, at the time of the BMC Shareholders Meeting and at the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. CNB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. CNB shall promptly prepare and file (i) any application required to list on the N.Y.S.E. the shares of CNB Common to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

    Section 5.02. Breaches. CNB shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to BMC and use its best efforts to prevent or promptly remedy the same.

    Section 5.03. Consummation of Agreement. CNB and Acquisition Sub shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

    Section 5.04.  Directors and Officers' Liability Insurance and
Indemnification.

    (a) Following the Effective Time, CNB shall provide the directors and officers of BMC and its subsidiaries with the same directors' and officers' liability insurance coverage that CNB provides to directors and officers of its other banking subsidiaries generally. CNB shall use its best efforts (which shall not be deemed to require, however, the payment of any special premium or other charge or expense) to obtain an endorsement to its directors' and officers' liability insurance policy to cover act and omissions of the directors and officers of BMC and its subsidiaries occurring or failing to occur prior to the Closing Date; provided, however, that if CNB is unable to obtain such endorsement, then BMC may purchase such coverage under its existing directors' and officers' liability insurance policy on such terms and provisions as BMC deems appropriate provided that the total cost thereof shall not exceed $30,000.

    (b) For three (3) years after the Effective Time, CNB shall cause the survivor of the Merger of BMC and Acquisition Sub (the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of BMC and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Corporate Law and by BMC's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.


                                      Page


    (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section 5.04. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then CNB shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.04.

    Section 5.05. Employee Benefits. CNB shall, with respect to each employee of BMC or its subsidiaries at the Effective Time who shall continue in employment with BMC, CNB or their respective subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 5.05. Subject to the right of subsequent amendment, modification or termination in CNB's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans, as defined in
Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries (the "CNB Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by BMC after the Effective Time. BMC employees shall be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of CNB's subsidiaries. CNB may terminate or modify all BMC Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and CNB's obligation under this
Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, CNB shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with BMC and its subsidiaries. No Continued Employee or other person shall be, or shall be deemed to be, a third party beneficiary or have or acquire any right to enforce the provisions of this Section 5.05.

    Section 5.06. Access to Information. CNB shall permit BMC reasonable access in a manner which shall avoid undue disruption or interference with CNB's normal operations to its properties and shall disclose and make available to BMC all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which BMC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. BMC shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                                      Page


                                   ARTICLE SIX

                         CONDITIONS PRECEDENT TO MERGER

    Section 6.01. Conditions to CNB's Obligations. The obligations of CNB and Acquisition Sub to effect the Merger shall be subject to the satisfaction (or waiver by the Board of Directors of CNB) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by BMC in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made as of a specified date which shall be true and correct as of such date); provided, however, that with the exception of the representations and warranties set forth in Sections 2.01(b), 2.22 and 2.26 hereof, which shall be true and correct in all respects on and as of the Closing Date, (i) in determining whether or not the condition contained in this Section 6.01(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this Section 6.01(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a Material Adverse Effect on BMC; and

    (b) BMC shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency seeking any of the foregoing be pending. No proceeding by any other person seeking an Injunction shall be pending; provided, however, that BMC shall have thirty (30) days to cause any such proceeding by any other person to be dismissed with prejudice or otherwise quashed before the condition set forth in this sentence may be deemed by CNB to have been unsatisfied. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of BMC, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

    (e) CNB shall have received all documents required to be received from BMC on or prior to the Closing Date, all in form and substance reasonably satisfactory to CNB; and

    (f) BMC shall have delivered to CNB the 1995 Audited Financial Statements within the time period provided therefor in Section 4.05 hereof and there shall be no material differences in reported income and equity between the amounts set forth in the 1995 Audited Financial Statements and the amounts set forth in the BMC Financial Statements included in the Disclosure Schedule; and


                                      Page


    (g) In the reasonable opinion of CNB, after consultation with its independent certified public accountants, the Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement; and

    (h) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (i) CNB shall have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of BMC Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares and cash paid to shareholders of BMC, if any, who shall have properly exercised their dissenters' rights under the Corporate Law), (iii) the basis of shares of CNB Common received by the shareholders of BMC shall be the same as the basis of shares of BMC Common exchanged therefor, and (iv) the holding period of the shares of CNB Common received by such shareholders shall include the holding period of the shares of BMC Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

    (j) The CNB Average Price shall not be greater than $35.00. The $35.00 amount used in this Section 6.01(j) shall be appropriately and proportionately adjusted to reflect any Share Adjustments.

    Section 6.02. Conditions to BMC's Obligations. The obligations of BMC to effect the Merger shall be subject to the satisfaction (or waiver by the Board of Directors of BMC) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by CNB and Acquisition Sub in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date (except for any such representations and warranties made as of a specified date which shall be true and correct as of such date); provided, however, (i) in determining whether or not the condition contained in this
Section 6.02(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this Section 6.02(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a Material Adverse Effect on CNB; and

    (b) CNB and Acquisition Sub shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of BMC, required by law


                                      Page


for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

    (e) BMC shall have received all documents required to be received from CNB on or prior to the Closing Date, all in form and substance reasonably satisfactory to BMC; and

    (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (g) BMC shall have received, addressed to its Board of Directors, the opinion of CNB's counsel contemplated by Section 6.01(i) hereof; and

    (h) The CNB Average Price shall not be less than $19.25. The $19.25 amount used in this Section 6.02(h) shall be appropriately and proportionately adjusted to reflect any Share Adjustments.


                                  ARTICLE SEVEN

                           TERMINATION OR ABANDONMENT

    Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of CNB and BMC at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of BMC shall have been previously obtained.

    Section 7.02. Breach of Agreements. In the event that there is a material breach in any of the representations and warranties or agreements of CNB or BMC, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

    Section 7.03. Environmental Reports. CNB may terminate this Agreement to the extent provided by Section 4.07 hereof and this Section 7.03 by giving written notice thereof to BMC.

    Section 7.04. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of BMC shall has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

    Section 7.05. Regulatory Approval Denial. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by CNB, as a condition for approval, shall not be deemed to be a denial or disapproval so long as CNB diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the


                                      Page


part of CNB (hereinafter referred to as the "appeal") then the application shall be deemed denied unless CNB prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

    Section 7.06. Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of BMC at the BMC Shareholders Meeting, then either party may terminate this Agreement. CNB may terminate this Agreement if BMC's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to CNB its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

    Section 7.07. Regulatory Enforcement Matters. In the event that BMC or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with Regulatory Agency, which would have a Material Adverse Effect on BMC, then CNB may terminate this Agreement.

    Section 7.08. Fall-Apart Date. If the Closing Date does not occur on or prior to the first anniversary of the date hereof, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

    Section 7.09. Termination Fee.

    (a) Unless a Nullifying Event (as defined in Section 7.09(f) hereof) shall have occurred and be continuing at the time this Agreement shall have been terminated pursuant to Article Seven hereof, in the event that this Agreement shall have been terminated pursuant to Article Seven hereof (regardless of whether such termination shall have been by CNB or BMC) and prior to or concurrently with such termination a First Trigger Event (as defined in Section 7.09(c) hereof) shall have occurred, BMC shall pay to CNB a cash fee of $200,000, payable in immediately available funds on or before the second business day following such termination of this Agreement.

    (b) Unless a Nullifying Event shall have occurred and be continuing at the time this Agreement shall have been terminated pursuant to Article Seven hereof, in the event that (i) this Agreement shall have been terminated pursuant to Article Seven hereof (regardless of whether such termination shall have been by CNB or BMC), (ii) prior to or concurrently with such termination either (1) a First Trigger Event shall have occurred, or (2) an event described in either
Section 7.09(c)(iii) or Section 7.09(c)(iv) hereof shall have occurred which, but for its failure to satisfy the applicable proviso in such Section, would have qualified as a First Trigger Event, and (iii) prior to, concurrently with or within twenty-four (24) months after such termination an Acquisition Event (as defined in Section 7.09(d) hereof) shall have occurred, BMC shall pay to CNB a cash fee of (a) $1,000,000, less (b) any amount theretofore paid by BMC pursuant to Section 7.09(a) hereof. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.


                                      Page


    (c) As used herein, the term "First Trigger Event" shall mean the occurrence of any of the following events:

         (i) BMC's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to CNB its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing; or

         (ii) BMC or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the S.E.C.), or the Board of Directors of BMC or any or its significant subsidiaries, shall have recommended that the shareholders of BMC approve any Acquisition Proposal (as defined in Section 7.09(e) hereof) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal; or

         (iii) this Agreement or the Merger shall not have been approved at the BMC Shareholders Meeting, which shall have been held for that purpose prior to the termination of this Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than CNB) shall have made, or publicly disclosed an intention to make, an Acquisition Proposal; provided, however, that, to constitute a First Trigger Event, all of the shares of BMC Common beneficially owned (as such term is used for purposes of Section 13(d) of the Exchange Act) by a Director of BMC (or any person who shall have served as a Director of BMC at any time between the date hereof and the date of the BMC Special Meeting) as of the later of the date hereof or the date such person was appointed or elected a Director of BMC shall not have been voted in favor of this Agreement and the Merger at the BMC Shareholders Meeting;

         (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than CNB and its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of BMC or any of its significant subsidiaries; provided, however, that, to constitute a First Trigger Event, a Director of BMC (or any person who shall have served as a Director of BMC at any time between the date hereof and the date of such acquisition) shall have sold or otherwise tendered any shares of BMC Common beneficially owned by him to either such person or group of persons or to a third party who shall have thereafter sold or otherwise tendered such shares to such person or group of persons; or

         (v) following the making of an Acquisition Proposal, BMC shall have breached any covenant or agreement set forth herein such that CNB would be entitled to terminate this Agreement under Section 7.02 hereof (without regard to any grace period provided for therein) unless such breach shall be promptly cured without jeopardizing consummation of the Merger pursuant to the terms hereof.

    (d) As used herein, the term "Acquisition Event" shall mean the consummation of any event described in the definition of "Acquisition Proposal" (as defined in Section 7.09(e) hereof), except that the percentage references contained in clause (C) of such definition shall be 50% instead of 20%.

    (e) As used herein, the term "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or written understanding, (iv) public disclosure of an intention to make a proposal, or (v) amendment to any of the


                                      Page


foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than CNB or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving BMC or any of its significant subsidiaries; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BMC or any of its significant subsidiaries; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of BMC or any of its significant subsidiaries.

    (f) As used herein, the term "Nullifying Event" shall mean a breach by CNB of any of its covenants or agreements contained herein such that BMC shall be entitled to terminate this Agreement pursuant to Section 7.02 hereof (without regard to any grace period provided for therein) and such event shall have occurred and be continuing at a time when BMC shall not be in material breach of any of its covenants or agreements contained herein.

    (g) To the extent that BMC shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Regulatory Agency, from making the payments required to be paid by BMC hereunder in full, it shall immediately so notify CNB and shall thereafter deliver or cause to be delivered, from time to time, to CNB, the portion of the payments required to be paid by it hereunder that it shall no longer be prohibited from paying, within five (5) business days after the date on which BMC shall no longer be so prohibited; provided, however, that if BMC at any time shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Regulatory Agency, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide CNB with copies of the same, and (iii) keep CNB advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

    (h) Nothing contained in this Section 7.09 shall be deemed to authorize BMC or CNB to breach any provision of this Agreement.

    (i) BMC shall notify CNB promptly in writing upon its becoming aware of the occurrence of any First Trigger Event, Acquisition Proposal or Acquisition Event, it being understood, however, that the giving of such notice shall not be a condition to the rights of CNB under this Section 7.09.


                                  ARTICLE EIGHT

                                     GENERAL

    Section 8.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the


                                      Page


public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

    Section 8.02. Publicity. CNB and BMC shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

    Section 8.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party,
(ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

    Section 8.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a)  if to CNB and Acquisition Sub:

              CNB Bancshares, Inc.
              20 N.W. Third Street
              Evansville, Indiana  47739
              Attention:  Mr. H. Lee Cooper III, Chairman
              Telecopy No. (812) 464-3496

         with a copy to:

              Lewis, Rice & Fingersh, L.C.
              500 North Broadway, Suite 2000
              St. Louis, Missouri  63102
              Attention:  Thomas C. Erb, Esq.
              Telecopy No. (314) 444-7788

and


                                      Page


    (b)  if to BMC:

              BMC Bancshares, Inc.
              601 Market Street
              Mt. Carmel, Illinois  62863
              Attention:  Mr. W. Gene Guisewite, President and Chief Executive
                          Officer
              Telecopy No. (618) 262-5186

         with a copy to:

              Gallop, Johnson & Neuman, LC
              Suite 1600
              101 S. Hanley Road
              St. Louis, Missouri  63105
              Attention:  Robert H. Wexler
              Facsimile:  (314) 862-1219

or to such other address as any party may from time to time designate by notice to the others.

    Section 8.05. Liabilities and Expenses. Except as provided in Section 7.09 hereof, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, if the Merger is not consummated for any reason other than on account of (i) the termination of this Agreement pursuant to Section 7.02 hereof on account of a breach by BMC,
(ii) the failure of BMC's shareholders to approve this Agreement and the Merger,
(iii) the failure of the Merger to qualify as a pooling of interests as contemplated by Section 6.01(g) hereof due to the actions of BMC, its affiliates or shareholders, (iv) the termination of this Agreement pursuant to Section 7.03 hereof, or (v) the termination of this Agreement pursuant to Section 7.07 hereof, then CNB shall reimburse BMC for (a) all of its out-of-pocket expenses incurred in obtaining the phase one environmental investigations pursuant to
Section 4.07 hereof, and (b) fifty percent (50%) of its out-of-pocket expenses incurred in obtaining any phase two environmental investigation pursuant to
Section 4.07 hereof which does not recommend or suggest as being appropriate the taking of any material remedial or corrective actions.

    Section 8.06. Nonsurvival of Representations, Warranties and Agreements. Except for, and as provided in, this Section 8.06, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive CNB, Acquisition Sub or BMC (or any director, officer or controlling person thereof) of any defense in


                                      Page


law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CNB or BMC, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNB, Acquisition Sub and BMC of the transactions contemplated herein. The agreements set forth in Sections 5.04 and
5.05 hereof shall survive the Effective Time and the agreements set forth in Sections 7.09, 8.01, 8.02, 8.03 and 8.05 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

    Section 8.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

    Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of BMC. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

    Section 8.10. Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, and
(iv) words in the singular may include the plural and in the plural include the singular.

    Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document.
No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

    Section 8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

    Section 8.13. Severability. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof


                                      Page


shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

    Section 8.14. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Illinois, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

    Section 8.15. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                           BMC BANCSHARES, INC.

                           By  /s/  W. Gene Guisewite
                               W. Gene Guisewite
                               President and Chief Executive Officer


                           CNB BANCSHARES, INC.

                           By  /s/  James J. Giancola
                               James J. Giancola
                               President and Chief Executive Officer


                           HBI ACQUISITION COMPANY

                           By  /s/  James J. Giancola
                               James J. Giancola
                               President


                                      Page


                                                                 EXHIBIT 1.10(a)


                           BMC'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of BMC under the laws of the State of Illinois, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with Acquisition Sub in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due incorporation or organization, valid existence and good standing of each of the other subsidiaries of BMC and any subsidiary of any such subsidiary listed in Section 2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

     3. With respect to BMC, (i) the number of authorized, issued and outstanding shares of capital stock of BMC on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of BMC or any warrants, or other rights to acquire, or securities convertible into, any equity security of BMC or any outstanding stock appreciation, phantom stock or similar rights, except as disclosed in the Agreement.

     4. With respect to BMC's subsidiaries, (i) the number of authorized, issued and outstanding shares of capital stock on the Closing Date and the ownership of all issued shares by BMC of a subsidiary of BMC, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such subsidiary, or any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary, or any outstanding stock appreciation, phantom stock or similar rights.

     5. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by BMC to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by BMC, and the Agreement as a valid and binding obligation of BMC, enforceable against BMC in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     6. The execution of the Agreement by BMC, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under BMC's Articles of Incorporation or Bylaws, or any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon BMC or its subsidiaries.

     7. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of BMC), orders or authorizations of,


                                      Page


or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by BMC or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

     8. The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting BMC or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.


                                 EXHIBIT 1.10(b)


                           CNB'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of CNB and Acquisition Sub under the laws of the States of Indiana and Illinois, respectively, and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

     2. The due and proper performance of all corporate acts and other proceedings required to be taken by each of CNB and Acquisition Sub to authorize the execution, delivery and performance of the Agreement, their due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of CNB and Acquisition Sub enforceable against CNB and Acquisition Sub in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     3. The due authorization and, when issued to the shareholders of BMC in accordance with the terms of the Agreement, the valid issuance of the shares of CNB Common to be issued pursuant to the Merger, such shares being fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     4. The execution and delivery of the Agreement by CNB and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of CNB's Articles of Incorporation or Bylaws, or any statute, regulation, rule, judgment, order or decree binding upon CNB which would be materially adverse to the business of CNB and its subsidiaries taken as a whole.

     5. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to CNB or Acquisition Sub in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.


                                      Page


                                                                    EXHIBIT 4.08

                           ___________________, 199__



CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

Attention:  Mr. H. Lee Cooper III
            Chairman

         Re:Agreement and Plan of Merger, dated October 11, 1996 (the "Merger Agreement"), by and among BMC Bancshares, Inc. ("BMC"), CNB Bancshares, Inc. ("CNB"), and HBI Acquisition Company ("Acquisition Sub")

Gentlemen:

    I have been advised that I may be deemed to be an affiliate of BMC, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of BMC owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of CNB and cash in lieu of any fractional share. As used in this letter, the shares of common stock of BMC owned by me as of _________________________ (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of CNB which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to CNB pursuant to Section 4.08 of the Merger Agreement.

     A.   I represent and warrant to CNB and agree that:

          1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of BMC and because any distributions by me of the Post-Merger Shares shall not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to CNB


                                      Page


     some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

          3. In no event shall I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that CNB has published financial results covering at least 30 days of the combined operations of CNB and BMC.

     B.   I understand and agree that:

          1. Stop transfer instructions shall be issued with respect to the Post-Merger Shares and there shall be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

            "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with CNB Bancshares, Inc. pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of CNB Bancshares, Inc. only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to CNB Bancshares, Inc., that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

          2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, CNB reserves the right to place the following legend on the Certificates issued to my transferee:

            "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

    I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to CNB a copy of a letter from the


                                      Page


staff of the Commission, or an opinion of counsel in form and substance satisfactory to CNB, to the effect that no such legend is required for the purpose of the Securities Act.

    I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                        Very truly yours,


                                      Page


                                   APPENDIX B


                  [LETTERHEAD OF PAULI & COMPANY, INCORPORATED]


October 4, 1996


CONFIDENTIAL

[R]
BMC Bancshares, Inc.
601 Market Street
Mt. Carmel, IL  62683
[/R]

Gentlemen:

[R]
You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Common Stock of BMC Bancshares, Inc. ("BMC" or the "Company") of the consideration to be received by such holders from CNB Bancshares ("CNB") pursuant to the proposed Agreement and Plan of Merger among the Company, CNB, and HBI Acquisition Company, a wholly owned subsidiary of CNB ("HBI") to be dated on or about October 11, 1996 (the "Merger Agreement"), pursuant to which the Company is to be merged into HBI (the "Merger").

It is our understanding that each shareholder of the issued and outstanding shares of the Common Stock of BMC will receive the right to have each of such holder's shares converted as of the Effective Time (as defined in the Merger Agreement) of the Merger into a certain number of shares of Common Stock of CNB ("CNB Common Stock") for each share of Common Stock based upon (i) the average closing price of CNB Common Stock on the New York Stock Exchange during a certain time period preceding the Closing Date (as defined in the Merger Agreement), and (ii) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, subject to certain collars, with respect to the maximum and minimum number of shares of CNB Common Stock to be issued in the Merger and adjustments for stock splits, etc., occurring after the date of the Merger Agreement, as set forth in the Merger Agreement. Each share of Common Stock that is owned by BMC shall be canceled immediately prior to the Effective Time. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have: (1) held discussions with management representatives concerning the business and prospects of BMC and the strategic and operating benefits anticipated to be derived from the Merger; (2) reviewed the Merger Agreement; (3) reviewed historical consolidated financial statements and operating statistics of the Company, the former being audited in the case of data for the year ended December 31, 1995, and unaudited in the case of other annual data and in the case of interim data; (4) reviewed financial and operating forecasts with respect to BMC provided to us by management representatives of the Company; (5) considered public information regarding selected comparable companies and compared BMC, from a financial point of view, with such companies; (6) considered the terms, to the extent publicly available, of selected transactions comparable to the Merger and compared the consideration to be paid to the Company's shareholders with the consideration involved in such transactions; (7) reviewed market price and volume data and trading activities for the Common Stock and CNB's Common Stock; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate to rendering our opinion for the purposes provided herein.
[/R]

We were not engaged to independently verify the accuracy or completeness of any information which we reviewed in arriving at our opinion. We relied upon the accuracy and completeness of all such information without independent verification.

With respect to the financial and operating forecasts provided to us, we assumed, with your approval, that such forecasts were reasonably prepared on basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial and operating performance of BMC, consistent with historical data. We also assumed, with your approval, that a reasonable likelihood exists that the strategic and operating benefits anticipated to be derived from the Merger will be realized.

We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities of BMC and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting, actuarial or tax aspects of the Merger.

Our opinion herein is based on our assessment of economic, market, regulatory and other conditions as they exist and can be evaluated as of the date of this letter. Our opinion herein is provided solely for the information of the Board of Directors of BMC in its evaluation of the Merger and is not intended to constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger or confer rights or remedies upon any shareholders of the Company or any other persons.

Pauli & Company, Incorporated ("Pauli"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pauli will receive a fee for rendering this opinion. In the ordinary course of business, Pauli may trade the securities of the Company and CNB for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. We may also provide investment banking and financial advisory services to the Company, CNB or competing institutions in the future.

It is understood that except as required by law, this letter may not be quoted or referred to in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without Pauli's prior written consent, which will not be unreasonably withheld.

On the basis of and subject to the matters set forth herein, we are of the opinion that, as of the date hereof, the consideration to be paid to the Company's shareholders pursuant to the Merger Agreement is fair to the Company's shareholders, from a financial point of view.

                           Very truly yours,

                           /s/ Pauli & Company, Inc.
                           PAULI & COMPANY, INCORPORATED

[R] [/R]


                                      Page


                                   APPENDIX C

                Excerpts of the Illinois Business Corporation Act
                              (Dissenters' Rights)

    5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i)  alters or abolishes a preferential right of such shares;

    (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

    (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

    (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.


                                      Page


    5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation


                                      Page


or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.


                                      Page


    (j)  As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.


                                      Page


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    The Bylaws of CNB provide that CNB shall indemnify any director or officer of CNB against any and all liability and reasonable expense that said director or officer may incur in connection with or resulting from any claim, action, suit or proceeding, or civil, criminal, administrative or investigative action, or threat thereof, by reason of said director's or officer's being or having been a director or officer of CNB, or serving or having served at the request of CNB as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, if either (i) the officer or director is wholly successful in any such claim, action, suit or proceeding, or (ii) the officer or director is not wholly successful but it is nevertheless determined that such officer or director acted in good faith in what he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, either said officer or director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide that the board of directors may (i) authorize like indemnification of persons who are not directors or officers of CNB but are employees of CNB or are officers, directors or employees of any subsidiary of CNB, and (ii) approve indemnification of directors, officers persons to the full extent permitted by the Indiana Business Corporation Law (the "Indiana Law") in effect at such time.

    Section 23-1-37-9 of the Indiana Law provides for "mandatory indemnification," unless limited by the articles of incorporation, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the Indiana Law states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 23-1-37-8 of the Indiana Law, that the director will repay the advance if it is ultimately determined that he did not meet the standard of conduct required by Section 23-1-37-8 of the Indiana Law, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Indiana Law.

    CNB's Bylaws further provide, in accordance with the Indiana Law, that CNB shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CNB, or is or was serving at the request of CNB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not CNB would have power to indemnify him against such liability under the Bylaws or the Indiana Law. Pursuant to a policy of directors' and officers' liability insurance with total annual limits of $15,000,000, CNB's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted while acting in their capacities as directors or officers of CNB.


                                      Page


Item 21.  Exhibits and Financial Statement Schedules.

          (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:
[R]

                         (2)(a) Agreement and Plan of Merger, dated October 11, 1996, by and among CNB Bancshares, Inc., HBI Acquisition Company and BMC Bancshares, Inc. (Exhibit A to Prospectus/Proxy Statement);

                         (3)(a) Restated Articles of Incorporation of CNB Bancshares, Inc.;

                         (3)(b)         Amended By-laws of CNB Bancshares, Inc.;

                         (5)*           Opinion of Lewis, Rice & Fingersh, L.C.
                                        re legality;

                         (8)*           Opinion of Lewis, Rice & Fingersh, L.C.
                                        re federal income tax consequences;

                         (23)(a)        Consent of Geo. S. Olive & Co. L.L.C.;

                         (23)(b)        Consent of Gaither, Rutherford & Co.,
                                        L.L.P.;

                         (23)(c)* Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality);

                         (23)(d)* Consent of Lewis, Rice & Fingersh, L.C. (in opinion re federal income tax consequences);

                         (23)(e)        Consent of Pauli & Company,
                                        Incorporated;

                         (24)*          Powers of Attorney;

                         (99)(a)        Form of Proxy Card;

                         (99)(b) Fairness Opinion of Pauli & Company, Incorporated (Appendix B to
                                        Prospectus/Proxy Statement)

                         (99)(c) Excerpts of The Illinois Business Corporation Act of 1983, as amended (Dissenters' Rights) (Exhibit C to Prospectus/Proxy Statement).
          -----------------------------------

          *              Previously filed.
[/R]

          (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


Item 22.  Undertakings.

     (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this


                                      Page


registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


                                      Page


that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.


                                      Page


                                   SIGNATURES

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     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on December 26, 1996.
[/R]
                              CNB BANCSHARES, INC.



                             By  /s/ James J. Giancola
                                 ------------------------
                                 James J. Giancola
                                 Chief Executive Officer

[R]
   Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed on December 26, 1996, by the following persons in the capacities indicated. [/R]

Name                             Title/Position


           *                     Chairman of the Board
-------------------------        (principal executive officer)
H. Lee Cooper III


 /s/ James J. Giancola           President, Chief Executive Officer
-------------------------        and Director
James J. Giancola


           *                     Executive Vice President
-------------------------        (principal financial officer
John R. Spruill


           *                     Senior Vice President and Comptroller,
-------------------------        Treasurer (principal accounting officer)
Ralph L. Alley


           *                     Director
-------------------------
John D. Engelbrecht


           *                     Director
-------------------------
Robert L. Koch II


           *                     Director
-------------------------
L. J. Kremer


                                      Page


           *                     Director
-------------------------
Jerry A. Lamb


           *                     Director
-------------------------
Burkley F. McCarthy


           *                     Director
-------------------------
Robert K. Ruxer


           *                     Director
-------------------------
Thomas W. Traylor


           *                     Director
-------------------------
Paul G. Wade


     *  By  /s/ James J. Giancola
            -------------------------
            Attorney-in-fact


                                      Page


                                INDEX TO EXHIBITS

Number                             Exhibit

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(2)(a)     Agreement and Plan of Merger, dated October 11, 1996, by
           and among CNB Bancshares, Inc., HBI Acquisition Company and BMC Bancshares, Inc. (Appendix A to Prospectus/Proxy Statement).

(3)(a) Restated Articles of Incorporation of CNB Bancshares, Inc. is incorporated by reference herein from CNB Bancshares, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 1993.

(3)(b) Amended By-laws of CNB Bancshares, Inc. is incorporated by reference herein from CNB Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993.

(5)*       Opinion of Lewis, Rice & Fingersh, L.C. re legality.

(8)* Opinion of Lewis, Rice & Fingersh, L.C. re federal income tax consequences.

(23)(a)    Consent of Geo. S. Olive & Co., L.L.C.

(23)(b)    Consent of Gaither, Rutherford & Co., L.L.P.

(23)(c)*   Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality).

(23)(d)* Consent of Lewis, Rice & Fingersh, L.C. (in opinion re federal income tax consequences).

(23)(e)    Consent of Pauli & Company, Incorporated

(24)*      Powers of Attorney.

(99)(a)    Form of Proxy Card.

(99)(b)    Fairness Opinion of Pauli & Company, Incorporated
           (Appendix B to Prospectus/Proxy Statement).

(99)(c) Excerpts of The Illinois Business Corporation Act of 1983, as amended (Dissenters' Rights) (Exhibit C to
           Prospectus/Proxy Statement).

----------------------------------
*          Previously filed.
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